Schedule 14A
(Rule 14A-101)
Information Required In Proxy Statement
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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☐ Preliminary Proxy Statement
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☐ Soliciting Material Under Rule 14a-12

WACHOVIA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 9, 2007

Dear Stockholder:

On behalf of the board of directors, we are pleased to invite you to the Annual Meeting of Stockholders in Charlotte, North Carolina, on Tuesday, April 17, 2007, at 9:30 a.m. The notice of meeting and proxy statement on the following pages contain information about the meeting.

In addition to the matters contained in this proxy statement, we will also review operating results for the past year and present other information concerning Wachovia. The meeting should be interesting and informative, and we hope you will be able to attend.

We are again pleased to offer record holders of common stock (those who hold shares directly registered in their own names and not in the name of a bank, broker or other nominee) the option of voting through the telephone or Internet.

In order to ensure your shares are voted at the meeting, please return the enclosed proxy card at your earliest convenience or vote through the telephone or Internet. Voting procedures are described on the proxy card. Every stockholder’s vote is important.

Sincerely yours,

G. Kennedy Thompson
Chairman, President and Chief Executive Officer

Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288

Wachovia Corporation
301 South College Street, Charlotte, North Carolina 28288

NOTICE OF ANNUAL MEETING
TO BE HELD ON APRIL 17, 2007

March 9, 2007

The Annual Meeting of Stockholders will be held at the Charlotte Convention Center, 501 South College Street, Charlotte, North Carolina 28202, on Tuesday, April 17, 2007, at 9:30 a.m., to consider the following:

•	A Wachovia proposal to elect the eight nominees named in the attached proxy statement as directors, six nominees to serve as Class III directors with terms expiring at the 2010 Annual Meeting of Stockholders, one nominee to serve as a Class II director with a term expiring at the 2009 Annual Meeting of Stockholders, and one nominee to serve as a Class I director with a term expiring at the 2008 Annual Meeting of Stockholders, in each case until their successors are duly elected and qualified.

•	A Wachovia proposal to amend Wachovia’s articles of incorporation to eliminate the provisions classifying the terms of its board of directors.

•	A Wachovia proposal to amend Wachovia’s articles of incorporation to provide for majority voting in uncontested director elections.

•	A Wachovia proposal to ratify the appointment of KPMG LLP as auditors for the year 2007.

•	A number of stockholder proposals, which management and Wachovia’s board of directors oppose.

•	Such other business as may properly come before the meeting or any adjournments.

Only holders of record of Wachovia common stock on February 12, 2007, are entitled to notice of and to vote at the meeting.

By order of the board of directors,

Mark C. Treanor
Secretary

Whether or not you plan to attend, please either return the enclosed proxy card or vote through the telephone or Internet voting procedures described on your proxy card, to ensure your shares are voted at the meeting. Your vote is important, whether you own a few shares or many.

PROXY STATEMENT

General Information

The enclosed proxy card is solicited on behalf of the board of directors in connection with the Annual Meeting of Stockholders to be held at the Charlotte Convention Center, 501 South College Street, Charlotte, North Carolina 28202, on Tuesday, April 17, 2007, at 9:30 a.m., and at any adjournment, referred to as the “meeting”. The proxy may be used whether or not you attend the meeting. If you are a registered stockholder (that is, you hold shares directly registered in your own name), you may also vote by telephone or through the Internet, by following the instructions described on your proxy card. If your shares are held in the name of a bank, broker or other nominee, referred to as “street name”, you will receive separate voting instructions with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements.

This proxy statement, the enclosed proxy card and Wachovia’s 2006 Annual Report to Stockholders are being first mailed to our stockholders on or about March 9, 2007.

The merger of Wachovia Corporation (“legacy Wachovia”) and First Union Corporation (“legacy First Union”) was effective September 1, 2001. As the surviving corporate entity in the merger, legacy First Union changed its name to “Wachovia Corporation” on the date of the merger. Whenever we use the “Wachovia” name in this proxy statement, we mean the combined company and, before the merger, legacy First Union, unless indicated otherwise.

Your vote is very important. For this reason, the board of directors is requesting that you permit your common stock to be represented at the meeting by the individuals named on the enclosed proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

ABOUT THE MEETING

Who Can Vote

You may vote if you owned Wachovia common stock as of the close of business on the record date, February 12, 2007. Each share of Wachovia common stock is entitled to one vote. At the close of business on February 12, 2007, 1,906,881,015 shares of Wachovia common stock were outstanding and eligible to vote. The enclosed proxy card shows the number of shares that you are entitled to vote. If you own any shares in Wachovia’s Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy includes the number of shares you have in that plan on the record date for the meeting, as well as the number of shares directly registered in your name, including those held through our direct registration service. Your individual vote is confidential and will not be disclosed to persons other than those recording the vote or as applicable law may require.

How Do I Vote

You have four voting options:

•	Over the Internet, which we encourage if you have Internet access, at the address shown on your proxy card;

•	By telephone through the number shown on your proxy card;

•	By mail by completing, signing, dating and returning the enclosed proxy card; or

•	By attending the meeting and voting your shares in person.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of stock ownership and proof of identification for entrance to the meeting.

If you hold your Wachovia shares in nominee or “street name”, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee. Please follow their directions carefully. If you want to vote Wachovia shares that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

What Am I Voting On

There are eight proposals that will be presented for your consideration at the meeting:

•	Electing eight directors;

•	Amending Wachovia’s articles of incorporation to eliminate the provisions classifying the terms of our board of directors;

•	Amending Wachovia’s articles of incorporation to provide for majority voting in uncontested director elections;

•	Ratifying the appointment of KPMG LLP as Wachovia’s auditors for 2007;

•	If properly presented, four stockholder proposals:

•	Regarding a non-binding stockholder vote ratifying executive compensation;

•	Regarding qualifications of director nominees;

•	Regarding reporting political contributions; and

•	Regarding separating the offices of Chairman and Chief Executive Officer.

The first four proposals have been submitted on behalf of Wachovia’s board of directors. The remaining proposals have been submitted on behalf of certain stockholders. Other business may be addressed at the meeting if it properly comes before the meeting. However, we are not aware of any such other business.

Can I Change My Vote

You may revoke your proxy and change your vote at any time before the time voting begins on any proposal. You may do this by either giving our Corporate Secretary written notice of your revocation, submitting a new signed proxy card with a later date, voting on a later date by telephone or by the Internet (only your last telephone or Internet proxy is counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy. If your shares are held in nominee or street name, you should contact your bank, broker or other nominee regarding the revocation of proxies or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, you may change your vote by attending the meeting and voting in person.

Quorum Needed To Hold The Meeting

In order to conduct the meeting, a majority of Wachovia shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange (“NYSE”) rules allow banks, brokers or other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or nominee cannot vote the customer’s shares because the matter is not considered routine under NYSE rules.

Counting Your Vote

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, your shares will be voted as recommended by our board of directors. If you hold your shares in your name and do not return valid proxy instructions or vote in person at the meeting, your shares will not be voted. If you hold your Wachovia shares in the name of a bank, broker or other nominee, and you do not give that nominee instructions on how you want your shares to be voted, the nominee generally has the authority to vote your shares on certain “routine” matters as described above. At the meeting, proposals 1, 2, 3 and 4 are deemed “routine” which means that the nominee can vote your shares on those proposals if you do not timely provide instructions for voting your shares. However, the remaining proposals are deemed “non-routine” which means that the nominee cannot vote your shares on those proposals if you do not timely provide instructions for voting your shares.

What Vote Is Needed

Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. Shares cannot be voted for a greater number of persons than the number of nominees named in this proxy statement, and at our meeting the maximum number of directors to be elected is eight. Shares not voted, whether by marking “ABSTAIN” on your proxy card or otherwise, will have no impact on the election of directors. Unless a properly executed proxy card is marked “WITHHOLD” authority as to any or all nominees, the proxy given will be voted “FOR” each of the nominees for director.

In February 2006, our board of directors amended its Corporate Governance Guidelines to provide for a new policy regarding director elections. The policy provides that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” for his or her election than votes “for” his or her election must promptly tender his or her resignation to the Corporate Governance & Nominating Committee. The Corporate Governance & Nominating Committee will consider the resignation and recommend to the board whether to accept or reject it. The board will act on the Corporate Governance & Nominating Committee’s recommendation within 90 days following the date of the stockholders’ meeting at which the election occurred, and will promptly disclose its decision, including an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation, in a publicly filed SEC filing. Any director tendering his or her resignation would not participate in the Corporate Governance & Nominating Committee’s and the board’s deliberations. In deciding whether to accept or reject any tendered resignation, the Corporate Governance & Nominating Committee and the board will consider all factors they deem relevant, including the reasons, if known, why stockholders “withheld” or were requested to “withhold” votes from the director, the director’s length of service and qualifications, the director’s contributions to Wachovia, and the current mix of skills and attributes of the directors on the board. If the board does not accept a tendered resignation, it may elect to address the underlying stockholder concerns related to “withheld” votes or take any other action it deems appropriate and in the best interests of Wachovia and its stockholders. If a majority of the members of the Corporate Governance & Nominating Committee received a majority withheld vote at the same election, then one or more independent directors who did not receive a majority withheld vote would be added to the Corporate Governance & Nominating Committee, or a special committee of independent directors would be formed to consider resignation offers. This policy will be in effect for the vote on Proposal 1 at the meeting. As described in Proposal 3, our board is proposing to amend Wachovia’s articles of incorporation to provide for majority voting in uncontested director elections. If stockholders approve Proposal 3 at the meeting, the new majority vote standard would apply in uncontested elections of directors following the meeting. See “Proposal 3”.

For Proposal 2, Wachovia’s articles of incorporation require that at least 80% of the shares outstanding and entitled to vote at the meeting must vote in favor of amending the articles of incorporation to eliminate the provisions classifying the terms of our board of directors. Abstentions and votes not cast will have the same effect as votes against Proposal 2. Therefore, the board urges stockholders to vote their shares.

A majority of votes cast at the meeting is required to approve the remaining proposals, including Proposal 3 to amend our articles of incorporation to provide for majority voting in uncontested director elections. Abstentions will not be counted as votes cast for these proposals. In addition, broker ’‘non-votes” will not be counted as votes cast for Proposals 5-8.

Our Voting Recommendations

Our board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors;

•	“FOR” amending our articles of incorporation to eliminate the provisions classifying the terms of our board of directors;

•	“FOR” amending our articles of incorporation to provide for majority voting in uncontested director elections;

•	“FOR” ratifying KPMG LLP as our auditors;

•	“AGAINST” the stockholder proposal regarding a non-binding stockholder vote ratifying executive compensation;

•	“AGAINST” the stockholder proposal regarding qualifications of director nominees;

•	“AGAINST” the stockholder proposal regarding reporting political contributions; and

•	“AGAINST” the stockholder proposal regarding separating the offices of Chairman and Chief Executive Officer.

Proxy cards that are timely signed, dated and returned but do not contain instructions on how you want to vote will be voted in accordance with our board of directors’ recommendations.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the first quarter of fiscal year 2007.

Cost of This Proxy Solicitation

Wachovia will pay the costs of the solicitation. We have hired Georgeson Inc. as proxy solicitors to assist in the proxy solicitation and tabulation. Their base fee is $22,500, plus expenses and an additional fee per proxy tabulated. We may also, upon request, reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to Wachovia soliciting proxies by mail, over the Internet and by the telephone, our board members, officers and employees may solicit proxies on our behalf, without additional compensation.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address unless we received contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at:

Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephoning us at (704) 374-6782. If your shares are held in the name of a bank, broker, or other nominee and you wish to receive separate copies of our proxy statement and annual report, or request that they send only one set of these materials to you if you are receiving multiple copies, please contact the bank, broker or other nominee.

Electronic Delivery of Proxy Materials

You can also access Wachovia’s proxy statement and 2006 Annual Report on Form 10-K, which includes our annual report to stockholders, via the Internet at www.wachovia.com under the tab “About Wachovia—Investor Relations”. For next year’s stockholders’ meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report electronically over the Internet. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by following the instructions at the Internet voting website at http://proxy.georgeson.com, which has been established for you to vote your shares for the meeting. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s stockholders’ meeting you will receive an e-mail notification when the proxy materials and annual report are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206. New SEC rules, which will be in effect for next year’s stockholders’ meeting, also will permit us to deliver your proxy materials to you electronically over the Internet.

A copy of our 2006 Annual Report on Form 10-K will be provided to you without charge (except for exhibits) upon written request to Wachovia Corporation, Investor Relations, 301 South College Street, Charlotte, NC 28288-0206.

PROPOSAL 1.  ELECTION OF DIRECTORS

General Information and Nominees

Our articles of incorporation require Wachovia’s board of directors to be divided into three classes. At each annual meeting of stockholders, you elect the members of one of the three classes to three-year terms. Our directors determine the size of the board, but the total number of directors cannot be fewer than nine or more than 30. For purposes of the meeting, the number of directors is fixed at 18, with six directors in Class I, six directors in Class II, and six directors in Class III.

The terms of the directors serving in Class III will expire at the meeting and the terms of the directors serving in Classes I and II will expire at the 2008 and 2009 annual meetings of stockholders, respectively. Robert J. Brown, currently a Class III director, will retire as a director as of the meeting and consequently will not stand for election at the meeting.

John T. Casteen, III, Maryellen C. Herringer, Joseph Neubauer, Timothy D. Proctor, Van L. Richey, and Dona Davis Young are being nominated to serve as directors of Class III with terms expiring at the 2010 annual meeting of stockholders. Mr. Richey currently serves as a Class I director and is moving to Class III to keep the size of each class as equal as possible. Jerry Gitt is being nominated to serve as a director in Class II with a term expiring at the 2009 annual meeting of stockholders, and Ernest S. Rady, currently a Class III director, is being nominated to serve as a director in Class I with a term expiring at the 2008 annual meeting of stockholders.

The board, with the assistance of the Corporate Governance & Nominating Committee, has conducted an evaluation of whether Wachovia’s classified board structure continues to be in the best interests of Wachovia and its stockholders. In conducting its evaluation, the board considered that the general purposes of the classified board are to promote stability and continuity in leadership on the board and provide the board with a greater opportunity to protect the interests of stockholders from abusive takeover tactics in the event of an unsolicited takeover offer. The board also considered that some corporate governance experts and institutional stockholders believe that a classified board reduces accountability to stockholders because it prevents stockholders from evaluating all directors on an annual basis. In addition, the board recognized that the annual election of directors continues to evolve as a “best practice” in corporate governance. After a careful review, the board has determined that it would be in the best interests of Wachovia and its stockholders to take steps to eliminate the classified board. Accordingly, the board has recommended stockholders approve Proposal 2 at the meeting, which if adopted would amend Wachovia’s articles of incorporation to eliminate the provisions requiring a classified board of directors. If adopted at the meeting, Wachovia directors would stand for election annually, beginning at Wachovia’s 2008 annual meeting of stockholders. Approval of Proposal 2 to amend our articles of incorporation to declassify the board requires the affirmative vote of at least 80% of Wachovia’s outstanding shares of common stock entitled to vote at the meeting. See “Proposal 2”.

In the event stockholders approve Proposal 2 by the requisite number of affirmative votes, Wachovia’s articles of incorporation will be amended to eliminate the provisions classifying the terms of the board. In such case, as described in Proposal 2, it is expected that at the 2008 annual meeting of stockholders, all Wachovia directors, including those whose terms do not expire at that meeting, will be nominated to serve a one-year term. In the event stockholders do not approve Proposal 2 by the requisite number of affirmative votes, Wachovia’s articles of incorporation will remain the same as they currently are and the directors elected at the meeting will serve for the applicable term for the Class in which they are nominated.

Directors who reach retirement age (70) during their term in office are to retire from the board at the annual meeting of stockholders next following their 70th birthday, subject to the board authorizing the retirement to be deferred when deemed appropriate.

Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the board and the election of any substitute nominee. In addition, the board may reduce the number of directors to be elected at the meeting.

Proxies, unless indicated to the contrary, will be voted “FOR” the election of the six nominees named below as Class III directors of Wachovia with terms expiring at the 2010 annual meeting of stockholders, “FOR” the election of the one nominee named below as a Class II director of Wachovia with a term expiring at the 2009 annual meeting of stockholders, and “FOR” the election of the one nominee named below as a Class I director of Wachovia with a term expiring at the 2008 annual meeting of stockholders.

All of the nominees are currently directors. Listed below are the names of the eight nominees to serve as directors and the ten incumbent directors who will be continuing in office following the meeting, together with: their ages; their principal occupations during the past five years; any other directorships they serve with any company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), or subject to Section 15(d) of the 1934 Act or any investment company registered under the Investment Company Act of 1940; and the year during which each was first elected a director of Wachovia.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS—TERMS EXPIRING IN 2010

JOHN T. CASTEEN, III (63). President of the University of Virginia, Charlottesville, Virginia. A director since 2001.
MARYELLEN C. HERRINGER (63). Attorney-at-law, Piedmont, California. Previously, Executive Vice President, General Counsel and Secretary, APL Limited, Oakland, California, an intermodal shipping and rail transportation company, until 1997. Director, ABM Industries Incorporated, Pacific Gas & Electric Company and PG&E Corporation. A director since October 2006.
JOSEPH NEUBAUER (65). Chairman and Chief Executive Officer, ARAMARK Holdings Corporation, Philadelphia, Pennsylvania, a service management company, since January 2007. Previously, Chairman and Chief Executive Officer, ARAMARK Corporation, from September 2004 to January 2007, Executive Chairman of the Board, from January 2004 to September 2004, and Chairman and Chief Executive Officer of ARAMARK Corporation, prior to January 2004. Director, ARAMARK Corporation, Federated Department Stores, Inc. and Verizon Communications, Inc. A director since 1996.
TIMOTHY D. PROCTOR (57). General Counsel of Diageo plc, London, England, a premium spirits, beer and wine company, since January 2000. A director since November 2006.

VAN L. RICHEY (57). President and Chief Executive Officer, American Cast Iron Pipe Company, Birmingham, Alabama, a manufacturer of products for the waterworks, capital goods and energy industries. A director since 2004.
DONA DAVIS YOUNG (53). Chairman (since April 2003), President (since November 2000) and Chief Executive Officer (since January 2003) of The Phoenix Companies, Inc., Hartford, Connecticut, a provider of wealth management products and services, and its subsidiary Phoenix Life Insurance Company. Previously, Chief Operating Officer (February 2001 to January 2003) of The Phoenix Companies, Inc., and President (since February 2000) and Chief Operating Officer (since February 2001) of Phoenix Life Insurance Company. Director, Foot Locker, Inc. and The Phoenix Companies, Inc. A director since 2001.

NOMINEE FOR ELECTION AS A CLASS I DIRECTOR—TERM EXPIRING IN 2008

ERNEST S. RADY (69). Principal shareholder, manager and consultant to a group of companies engaged in real estate management and development, property and casualty insurance and investment management through American Assets, Inc. (President and founder) and Insurance Company of the West (Chairman), Irvine, California. Also, Chairman of Dealer Finance business and California banking business, Wachovia Corporation, from March 1, 2006 to March 1, 2007. Previously, Chairman and Chief Executive Officer, Westcorp, and Chairman, WFS Financial Inc, Irvine, California, commercial banking and automobile finance companies, prior to March 1, 2006. A director since 2006.

NOMINEE FOR ELECTION AS A CLASS II DIRECTOR—TERM EXPIRING IN 2009

JERRY GITT (64). Retired, Palm Desert, California. Previously, First Vice President of Equity Research, Merrill, Lynch & Company, prior to 2000. A director since October 2006.

INCUMBENT CLASS I DIRECTORS—TERMS EXPIRING IN 2008

JOHN D. BAKER, II (58). President and Chief Executive Officer, Florida Rock Industries, Inc., Jacksonville, Florida, a heavy building materials company. Director, Florida Rock Industries, Inc. and Patriot Transportation Holding, Inc. A director since 2001.
PETER C. BROWNING (65). Lead Director of Nucor Corporation, Charlotte, North Carolina, a steel products manufacturing company, since May 2006. Previously, Non-Executive Chairman of Nucor Corporation, prior to May 2006 and Dean, McColl Graduate School of Business, Queens University of Charlotte, from March 2002 to May 2005. Director, Acuity Brands Inc., EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation and The Phoenix Companies, Inc. A director since 2001.
DONALD M. JAMES (58). Chairman and Chief Executive Officer, Vulcan Materials Company, Birmingham, Alabama, a construction materials company. Director, The Southern Company and Vulcan Materials Company. A director since 2004.
G. KENNEDY THOMPSON (56). Chairman (since February 2003), President (since December 1999) and Chief Executive Officer (since April 2000), Wachovia Corporation. Director, Hewlett-Packard Company and Wachovia Preferred Funding Corp. A director since 1999.

JOHN C. WHITAKER, JR. (69). Chairman of the Board and Chief Executive Officer, Inmar, Inc., Winston-Salem, North Carolina, an information services company. A director since 2001.

INCUMBENT CLASS II DIRECTORS—TERMS EXPIRING IN 2009

WILLIAM H. GOODWIN, JR. (66). Chairman and President, CCA Industries, Inc., Richmond, Virginia, a diversified holding company. Also, Chairman, Chief Executive Officer and Chief Operating Officer of The Riverstone Group, LLC, Richmond, Virginia, a diversified holding company. A director since 1993.
ROBERT A. INGRAM (64). Vice Chairman Pharmaceuticals, of GlaxoSmithKline, Research Triangle Park, North Carolina, a pharmaceutical research and development company, since January 2003. Also, Chairman of the Board, OSI Pharmaceuticals, Inc., Melville, New York, a biotechnology company, since January 2003, and Chairman of the Board, Valeant Pharmaceuticals International, Costa Mesa, California, a specialty pharmaceutical company focused on neurology, dermatology and infectious disease, since August 2006. Previously, Chief Operating Officer and President, Pharmaceutical Operations, of GlaxoSmithKline plc, from December 2000 to January 2003. Director, Allergan, Inc., Edwards Lifesciences Corporation, Lowe’s Companies, Inc., OSI Pharmaceuticals, Inc. and Valeant Pharmaceuticals International. A director since 2001.

MACKEY J. MCDONALD (60). Chairman and Chief Executive Officer (and President prior to March 2006), VF Corporation, Greensboro, North Carolina, an apparel manufacturer. Director, Hershey Foods Corporation and VF Corporation. A director since 1997.

RUTH G. SHAW (59). Executive Advisor to the Chairman and Chief Executive Officer, Duke Energy Corporation, one of the largest electric power companies in the United States, Charlotte, North Carolina, since October 2006. Previously, Group Executive Public Policy and President, Duke Nuclear, from April 2006 to October 2006, President (from March 2003 to April 2006) and Chief Executive Officer (from October 2004 to April 2006), Duke Power Company, and Executive Vice President and Chief Administrative Officer, Duke Energy Corporation, prior to March 2003. Director, The Dow Chemical Company. A director since 1990.
LANTY L. SMITH (64). Chairman, Soles Brower Smith & Co., Greensboro, North Carolina, an investment and merchant banking firm. Also, Chairman, Precision Fabrics Group, Inc., Greensboro, North Carolina, a manufacturer of high technology specification textile products. A director since 1987.

Board Matters

Wachovia’s business is managed under the direction and oversight of the board of directors. The board appoints Wachovia’s Chief Executive Officer and its senior management team who are responsible for the day-to-day conduct of Wachovia’s business. The board’s primary responsibilities, thereafter, are to oversee management and to exercise its business judgment to act in good faith and in what each director reasonably believes to be in the best interests of Wachovia.

Committee Structure

The board has established various committees to assist the board in fulfilling its responsibilities. These committees currently consist of

•	the Executive Committee,

•	the Risk Committee,

•	the Management Resources & Compensation Committee,

•	the Corporate Governance & Nominating Committee, and

•	the Audit Committee.

Subject to applicable law and regulatory requirements, the board may establish additional or different committees from time to time.

The board has adopted written charters for each of the above committees, and copies of the current charters for the Audit, Management Resources & Compensation, Corporate Governance & Nominating and Risk Committees are available on Wachovia’s website at www.wachovia.com under the tab “About Wachovia—Investor Relations” and then under the heading “Corporate Governance—Board Committee Composition”, and are available in print to any stockholder who requests them by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by

telephone at (704) 374-6782. The following is additional information regarding each of the board’s existing committees:

Executive Committee.  The Executive Committee held one meeting in 2006. The Committee is authorized, between meetings of the board, to perform all duties and exercise all authority of the board, except for those duties and authorities delegated to other committees of the board or that are exclusively reserved to the board by our bylaws or by applicable law. The Executive Committee is not expected to meet frequently, if at all, and its primary function would be to consider matters that require immediate attention. The following directors are the current members of the Committee: Smith (Chair), Browning, Goodwin, Ingram, Neubauer, Thompson, Whitaker and Young.

Risk Committee.  The Risk Committee held six meetings in 2006. The primary responsibilities of the Risk Committee are to assist the board in overseeing, and receiving information regarding, Wachovia’s policies, procedures and practices relating to liquidity, interest rate, credit, market and operational risk. The following directors are the current members of the Committee: Young (Chair), Goodwin, Herringer, James, Richey and Whitaker.

Management Resources & Compensation Committee.  The Management Resources & Compensation Committee (the “Compensation Committee”) held eight meetings in 2006. The Compensation Committee’s principal responsibilities are described below under “— Compensation of Directors” and “Compensation Discussion & Analysis” and include assisting the board by reviewing, establishing or making recommendations to the board, as applicable, regarding employee compensation, administering various employee benefit plans, acting as the executive compensation committee, evaluating management resources, including regarding succession planning, monitoring compliance of our employment and personnel policies and studying the compensation of directors and recommending changes when appropriate. The following directors are the current members of the Compensation Committee: Shaw (Chair), Brown, Browning, Ingram, McDonald and Proctor. The board has determined that all of the members of the Compensation Committee are independent under the NYSE Corporate Governance Listing Standards, which we refer to as the NYSE rules, and the board’s Director Independence Standards described below.

Corporate Governance & Nominating Committee.  The Corporate Governance & Nominating Committee held six meetings in 2006. The Committee assists the board and management in establishing and maintaining effective corporate governance practices and procedures, identifies individuals qualified to become board members, and recommends to the board the individuals for nomination as members of the board and its committees. The following directors are the current members of the Committee: Ingram (Chair), Browning, Goodwin, McDonald, Neubauer, Shaw and Smith. The board has determined that all of the members of the Corporate Governance & Nominating Committee are independent under the NYSE rules and the board’s Director Independence Standards.

Audit Committee.  The Audit Committee held 14 meetings in 2006. The Committee’s principal responsibilities are described below under “Audit Committee Report” and include assisting the board in overseeing Wachovia’s financial reporting process. The following directors are the current members of the Committee: Neubauer (Chair), Baker, Casteen, Gitt and Smith. The board has determined that all of the members of the Audit Committee are independent under the NYSE rules, the board’s Director Independence Standards, and applicable SEC rules and regulations. The board has also determined that at least one member of the Audit Committee qualifies as an audit committee financial expert within the meaning of SEC rules and regulations, and has designated Mr. Neubauer, the Chair of the Committee, as the audit committee financial expert.

Meetings and Attendance

The board held 11 meetings in 2006. In 2006, all of the directors attended at least 75% of the meetings of the board and the committees on which they served.

Corporate Governance Policies and Practices

Corporate Governance Guidelines

Wachovia has developed, and operated under, corporate governance principles and practices that are designed to maximize long-term stockholder value, align the interests of the board and management with those of Wachovia’s stockholders, and promote the highest ethical conduct among Wachovia’s directors and employees. The board has focused on continuing to build upon Wachovia’s strong corporate governance practices, and over the years Wachovia has adopted various corporate governance enhancements. For example, during the past few years the board has:

•	designated a lead independent director;

•	increased reliance on stock-based compensation for senior management and the board;

•	adopted stock ownership guidelines for senior executives and the board;

•	adopted a policy in 2006 requiring directors who receive more votes “withheld” from their election than “for” their election at a meeting of stockholders to tender their resignation;

•	proposed to amend Wachovia’s articles of incorporation to remove the requirement of having a classified board, as described in Proposal 2;

•	proposed to amend Wachovia’s articles of incorporation to provide for majority voting in uncontested director elections, as described in Proposal 3; and

•	adopted a policy that requires stockholder approval of future severance agreements for executive officers that provide for benefits above certain limits.

In April 2003, the board formally adopted written corporate governance policies, principles and guidelines, known as our Corporate Governance Guidelines, which reflect many of the matters mentioned above. The Corporate Governance Guidelines are not intended to be a static statement of Wachovia’s policies, principles and guidelines, but are subject to continual assessment and refinement as the board may determine advisable or necessary in view of the best interests of Wachovia and its stockholders. A copy of the board’s Corporate Governance Guidelines is available on Wachovia’s website at www.wachovia.com under the tab “About Wachovia—Investor Relations” and then under the heading “Corporate Governance—Corporate Governance Guidelines”, and is available in print to any stockholder who requests it by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephone at (704) 374-6782. Highlights of portions of the Corporate Governance Guidelines, as well as some of Wachovia’s other corporate governance policies, practices and procedures are described below.

Director Independence

As described in the Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of directors who are independent under the NYSE rules, as determined by the board in its business judgment. As described below, the board has determined that 17 of the board’s 19 current directors and nominees, or approximately 89%, are independent directors within the meaning of the Director Independence Standards adopted by the board, the NYSE rules and the applicable SEC rules and regulations.

The NYSE rules provide that a Wachovia director does not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with Wachovia (either directly or as a partner, stockholder or officer of an organization that has a relationship with Wachovia). The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with Wachovia and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the board has adopted Director Independence Standards to assist the board in determining whether a director has a material relationship with Wachovia. The Director Independence Standards should be read together with the NYSE rules. The Director Independence Standards are attached to this proxy statement as Appendix A and are also available on Wachovia’s website at www.wachovia.com under the tab “About Wachovia—Investor Relations” and then under the heading “Corporate Governance—Director Independence”.

In February 2007, the board, with the assistance of the Corporate Governance & Nominating Committee, conducted an evaluation of director independence, based on the Director Independence Standards, the NYSE rules and applicable SEC rules and regulations. In connection with this review, the board evaluated banking, commercial, charitable, consulting, familial or other relationships with each director or immediate family member and their related interests and Wachovia and its subsidiaries, including those relationships described below under “Other Matters Relating to Executive Officers and Directors and Related Party Transactions Policy”.

As a result of this evaluation, the board affirmatively determined that each of Mr. Baker, Mr. Brown, Mr. Browning, Mr. Casteen, Mr. Gitt, Mr. Goodwin, Ms. Herringer, Mr. Ingram, Mr. James, Mr. McDonald, Mr. Neubauer, Mr. Proctor, Mr. Richey, Dr. Shaw, Mr. Smith, Mr. Whitaker, and Ms. Young is an independent director under the Director Independence Standards, the NYSE rules and the applicable SEC rules and regulations. Each member of the Audit, Management Resources & Compensation and Corporate Governance & Nominating Committees is independent. Lloyd U. Noland, III and James S. Balloun were independent directors prior to their retirements as directors in April 2006.

In connection with its independence evaluation, the board considered the following relationships and transactions, as described by category or type in the Director Independence Standards:

Customer Relationships

Wachovia provides in the ordinary course of business lending and/or other financial services to all of its directors, some of their immediate family members and their affiliated organizations, including to former directors who retired as directors in 2006.

Supplier or Other Business Relationships

Some entities affiliated with some of our directors or their immediate family members may provide services to or do business with Wachovia in the ordinary course of business, including the following entities:

•	ARAMARK Holdings Corporation, where Mr. Neubauer is the chief executive officer and beneficially owns approximately 9.7% of the voting securities, is a service management company, and in 2006, ARAMARK provided food and vending services to Wachovia;

•	The Riverstone Group, LLC, where Mr. Goodwin is the chief executive officer and which is owned by members of Mr. Goodwin’s immediate family, is an owner and operator of, among other things, resort and hospitality properties, and in 2006, the Riverstone Group, LLC provided certain hotel, restaurant and meeting services to Wachovia;

•	The Greenwood Group, Inc., where Mr. Smith is a director and beneficially owns approximately 30% of the voting interests, is a Manpower staffing services franchisee, and in 2006, The Greenwood Group provided contract-staffing services to Wachovia;

•	Bradley Arant Rose & White LLP, where a relative of Mr. James is a partner, is a large law firm, and in 2006, Bradley Arant provided legal services to Wachovia. The relative, however, was not directly involved in providing legal services to Wachovia other than de minimis services involving an amount less than $1,000; and

•	Duke Energy, the University of Virginia, and the Phoenix Companies, where Dr. Shaw, Mr. Casteen, and Ms. Young, respectively, are employed provide services or may otherwise do business with Wachovia. Duke Energy is one of the largest electric power companies in the United States and it provides utility services to Wachovia, the University of Virginia is one of several educational institutions that participates in sports marketing sponsorship arrangements with Wachovia, and Wachovia offers some of the Phoenix Companies’ products to its customers.

Family Relationships

A relative of Mr. Proctor is employed as a customer relations manager at Wachovia, but is not an executive officer or officer required to file reports with the SEC under Section 16(a) of the 1934 Act, and a relative of Mr. Whitaker was employed as an investment advisor at Wachovia, but not an executive officer or Section 16(a) reporting officer, before retiring from Wachovia in March 2006.

Charitable and Other Relationships

Mr. Casteen is employed at an organization that received contributions from Wachovia that did not exceed the thresholds described in the Director Independence Standards. In addition, some Wachovia directors or their immediate family members are non-management directors or trustees, but not officers or significant equity owners, of entities that may be customers of Wachovia or otherwise do business in the ordinary course with, or may have received charitable contributions from, Wachovia. Under the Director Independence Standards, these relationships are not deemed to be material and are not considered by the board in determining independence.

The board determined pursuant to the Director Independence Standards and the NYSE rules that each of the above relationships was not material. In particular, in connection with considering the supplier or other business relationships described above, the amounts involved or paid by Wachovia to each of the above entities did not approach the 2% of consolidated gross revenues threshold contained in the Director Independence Standards and the NYSE rules, and in each case the amounts involved were less than 0.5% of the consolidated gross revenues of the entity, except for payments to Bradley Arant, which were less than 1% of the law firm’s consolidated gross revenues. The board determined pursuant to the Director Independence Standards that these relationships were not material to Wachovia or the other entity and that none of the above directors or, to the extent applicable, their immediate family members had a direct or indirect material interest in the relationships or transactions with these entities.

The board also determined that Mr. Thompson and Mr. Rady are not independent because of their Wachovia employment.

Lead Independent Director

The board has long recognized the importance of independent leadership on the board, as evidenced by its designation of a lead independent director in 2000. As provided in the Corporate Governance Guidelines, the independent directors elect the lead independent director, and in February 2007, the independent directors elected Mr. Smith to continue in his role as the board’s lead independent director. The duties and responsibilities of the lead independent director include the following:

•	assisting the Chairman of the Board with board-related matters, including approving board meeting agendas, board meeting schedules and various information sent to the board;

•	serving as the principal liaison between the independent directors and the Chairman of the Board;

•	presiding at any meetings of the non-employee directors or independent directors or at any meetings of the board at which the Chairman of the Board is not present; and

•	any other duties or responsibilities that may be requested by the independent directors or the Chairman of the Board, including, as the lead independent director deems appropriate, calling any meetings of the non-employee directors or independent directors or meeting with any of Wachovia’s executive officers, stockholders or other constituents.

Executive Sessions

The Corporate Governance Guidelines provide that the non-management directors will meet in regularly scheduled executive sessions (no management or directors who are also members of management present) at least three times each year. The lead independent director, Mr. Smith, presides at the regularly scheduled executive sessions of the non-management directors. Four of these executive sessions were held in 2006, including at least one session where only the independent directors were present. The Corporate Governance Guidelines also provide that the board will meet in executive sessions with the Chief Executive Officer at least two times each year to discuss strategic or other key issues regarding Wachovia, and may contact the Chief Executive Officer at any other time to discuss Wachovia’s business.

Director Nomination Process

The Corporate Governance & Nominating Committee is responsible for identifying individuals qualified to become board members and for recommending to the board the individuals for nomination as members of the board. In furtherance of the board’s Corporate Governance Guidelines, the Corporate Governance & Nominating Committee and the board expect to create a board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis. In evaluating current members and new candidates, the Corporate Governance & Nominating Committee considers the needs of the board and Wachovia in light of the current mix of director skills and attributes. In addition to requiring that each director possess unquestionable integrity and character, the Corporate Governance & Nominating Committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s education, business experience, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions such as Wachovia. The Corporate Governance & Nominating Committee also takes into consideration the board’s policies outlined in its Corporate Governance Guidelines, including those relating to the board’s retirement policy, the ability of directors to devote adequate time to board and committee matters, and the board’s belief that a substantial majority of the board should consist of independent directors. When the Corporate Governance & Nominating Committee is considering current board members for nomination for reelection, the Committee also considers prior board and committee contributions and performance, as well as meeting attendance records.

The Corporate Governance & Nominating Committee may seek the input of the other members of the board and management in identifying and attracting director candidates that are consistent with the criteria outlined above. In addition, the Corporate Governance & Nominating Committee may use the services of consultants or a search firm, although it has not done so in the past. Each of Mr. Gitt and Ms. Herringer, who are standing for election by Wachovia stockholders for the first time at the meeting, are former directors of Golden West Financial Corporation who were recommended by Golden West and appointed to the board following the Golden West merger. Mr. Proctor, who also is standing for election by Wachovia stockholders for the first time at the meeting, was identified and recommended by the Corporate Governance & Nominating Committee.

The Corporate Governance & Nominating Committee will consider recommendations by Wachovia stockholders of qualified director candidates for possible nomination by the board. Stockholders may recommend qualified director candidates by writing to Wachovia’s Corporate Secretary, at our offices at 301 South College Street, Charlotte, North Carolina 28288-0013. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Corporate Governance & Nominating Committee may conduct interviews with the candidate and request additional information from the candidate. The Corporate Governance & Nominating Committee uses the same process for evaluating all nominees, including those recommended by stockholders.

In addition, Wachovia’s bylaws contain specific conditions under which persons may be nominated directly by stockholders for election as directors at an annual meeting of stockholders. The provisions include the condition that stockholders comply with the advance notice time frame requirements described below under “Other Stockholder Matters.”

Communications with Directors

The board has established a process for stockholders and other interested parties to communicate directly with the lead independent director or with the non-management directors individually or as a group. Any stockholder or other interested party who desires to contact one or more of Wachovia’s non-management directors, including the board’s lead independent director, may send a letter to the following address:

Board of Directors (or lead independent director or name of individual director)
c/o Corporate Secretary
Wachovia Corporation
301 South College Street
Charlotte, North Carolina 28288-0013

All such communications will be forwarded to the lead independent director or the appropriate director or directors specified in such communications as soon as practicable.

In addition, as provided on Wachovia’s website at www.wachovia.com under the tab “About Wachovia— Investor Relations” and then under the heading “Corporate Governance—Contact Wachovia’s Directors”, any stockholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:

Wachovia Audit Committee
c/o Corporate Secretary
Wachovia Corporation
301 South College Street
Charlotte, North Carolina 28288-0013

Annual Meeting Policy

Directors are expected to attend Wachovia’s annual meeting of stockholders. In furtherance of this policy, Wachovia’s board usually holds one of its regularly scheduled board meetings on the same day as the annual stockholders’ meeting. In 2006, all but one member of the board attended the annual meeting of stockholders.

Code of Conduct & Ethics

Wachovia has had a written code of conduct for many years. The code, which applies to Wachovia’s directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code. The Code of Conduct & Ethics is available on Wachovia’s website at www.wachovia.com under the tab “About Wachovia—Investor Relations” and then under the heading “Corporate Governance—Code of Conduct & Ethics”, and is available in print to any stockholder who requests it by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephone at (704) 374-6782. Wachovia intends to post any amendments to or waivers of its Code of Conduct & Ethics (to the extent applicable to Wachovia’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on our website.

Stock Ownership Requirements

Our board has adopted a common stock ownership policy for members of the board and our executive officers. This policy requires our executive officers to own shares of common stock having a value equal to five times base salary in the case of our CEO and Chairman, and four times base salary for all other executive officers. In addition, all of these executives are required to retain ownership of at least 75% of any common stock acquired by them through our stock compensation plans, after taxes and transaction costs. Each of our directors must own common stock or common stock equivalents having a value equal to at least five times the annual cash retainer, which is currently $70,000. In 2005, Wachovia expanded our stock ownership policy to the level of management that reports directly to our executive officers, who must own shares of common stock having a value equal to two times base salary, and have three years to meet this requirement. These ownership levels will be calculated annually and executive officers and directors have three years to meet the minimum level. Our board believes this stock ownership policy substantially enhances stockholder value by materially aligning management’s interest with those of stockholders. See also “Security Ownership of Management”.

Compensation of Directors

The Compensation Committee is responsible for studying the compensation of directors and recommending changes for consideration by the full board when appropriate. The Compensation Committee annually reviews market data provided by professionals in our Human Resources Division, outside independent compensation consultants engaged by the Compensation Committee, and legal counsel. Based on this analysis, no changes to director compensation occurred in 2006.

Non-employee directors receive a quarterly cash retainer and quarterly credits under Wachovia’s Deferred Compensation Plan for Non-Employee Directors, which is described below, in each director’s common stock equivalent deferred account. In addition, the lead independent director and the Chair of each committee receive a quarterly fee.

The following table summarizes Wachovia’s director compensation amounts:

Annual
Compensation Element	Compensation($)

Annual Cash Retainer	70,000
Annual Mandatory Stock Unit Contribution	150,000
Total Annual Compensation	220,000
Annual Committee Chair Fee	15,000
Annual Audit Committee Chair Fee	25,000
Annual Lead Independent Director Fee	25,000
Special Board Meeting Fee *	2,000
Special Committee Meeting Fee *	1,500

*	If more than six board or committee meetings are held in an annual period, directors receive an additional $1,500 for each additional committee meeting attended and $2,000 for each additional board meeting attended.

Wachovia reimburses directors for travel and accommodation expenses. Directors who are Wachovia employees do not receive any directors’ fees.

Director Compensation Table

The following table sets forth with respect to each person who served as a director of Wachovia in 2006: (i) their name (column (a)); (ii) the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees (column (b)); (iii) for awards of stock, the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) (column (c)); (iv) the sum of (A) the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans from the pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the covered fiscal year, and (B) above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans (column (d)); (v) all other compensation for the covered fiscal year that Wachovia could not properly report in columns (b)-(d) (column (e)); and (vi) the dollar value of total compensation for the covered fiscal year (column (f)), representing the sum of all amounts reported in columns (b)-(e).

2006 DIRECTOR COMPENSATION

			Change in
			Pension Value
			and Nonqualified
	Fees		Deferred
	Earned or Paid	Stock	Compensation	All Other	Total
	in Cash	Awards	Earnings	Compensation	Compensation
Name	($) (6)	($) (7)	($) (8)	($) (9)	in 2006 ($)
(a)	(b)	(c)	(d)	(e)	(f)

Baker II, John	82,500	150,000	0	0	232,500
Balloun, James (1)	26,962	44,918	35,527	0	107,406
Brown, Robert	80,000	150,000	18,672	0	248,672
Browning, Peter	83,000	150,000	0	0	233,000
Casteen III, John	88,500	150,000	0	4,000	242,500
Gitt, Jerry (3)	17,500	37,500	0	0	55,000
Goodwin Jr., William	85,000	150,000	0	4,000	239,000
Herringer, Maryellen (3)	17,500	37,500	0	0	55,000
Ingram, Robert	93,750	150,000	0	0	243,750
James, Donald	82,000	150,000	2,683	0	234,683
Malone, Wallace (5)	0	0	0	0	0
McDonald, Mackey	85,000	150,000	4,794	0	239,794
Neubauer, Joseph	122,000	150,000	6,877	1,000	279,794
Noland III, Lloyd (2)	26,000	37,500	0	0	63,500
Proctor, Timothy (4)	11,603	24,864	0	0	36,468
Rady, Ernest (5) (10)	0	0	0	0	0
Richey, Van	82,000	150,000	0	0	232,000
Shaw, Ruth	98,500	150,000	0	0	248,500
Smith, Lanty	137,000	150,000	0	0	287,000
Thompson, G. Kennedy (5)	0	0	0	0	0
Whitaker Jr., John	83,500	150,000	0	4,000	237,500
Young, Dona	97,000	150,000	0	4,000	251,000

Total	1,399,315	2,282,282	68,552	17,000	3,767,149

(1)	Mr. Balloun retired as a director on April 18, 2006. Reported compensation reflects amounts earned or accrued for fiscal year 2006 through his retirement date.

(2)	Mr. Noland retired as a director on April 18, 2006. Reported compensation reflects amounts earned or accrued for fiscal year 2006 through his retirement date.

(3)	Mr. Gitt and Ms. Herringer were appointed to the board of directors on October 1, 2006. Reported compensation reflects amounts earned or accrued from October 1, 2006 through year end.

(4)	Mr. Proctor was appointed to the board of directors on November 1, 2006. Reported compensation reflects amounts earned or accrued from November 1, 2006 through year end.

(5)	Wachovia employees do not receive compensation for their role as directors.

(6)	All or a portion of the reported cash compensation may be deferred through the Deferred Compensation Plan for Non-Employee Directors, which is discussed below. See table on the preceding page for elements of director compensation.

(7)	Amounts reflect the annual mandatory deferred common stock unit contribution provided to non-employee directors. Awards are made in the form of fully vested common stock unit equivalents and have been reported at the SFAS 123R value. These phantom stock units are hypothetical shares with the underlying value tied to the market price of Wachovia common stock. See “Wachovia Deferred Compensation Plan for Non-Employee Directors” below for additional information.

(8)	Amounts reflect only that interest earned on deferred compensation amounts that are considered to be above-market. Interest paid on deferred compensation is deemed to be above-market if it exceeds 120% of the applicable federal long-term rate.

(9)	Amounts reflect Wachovia matching contribution component of the Board of Directors Matching Gift Program. Under this program, Wachovia will match, on a $2 for $1 basis, a director’s contributions to accredited educational institutions or other nonprofit institutions in accordance with section 501(c) of the Internal Revenue Code. Wachovia’s contribution is limited to $4,000 in any given year.

(10)	As a Wachovia employee, Mr. Rady does not receive compensation as a director of Wachovia. However, Wachovia and Mr. Rady signed an offer letter at the time Wachovia and Westcorp entered into their merger agreement that became effective upon completion of the Westcorp merger regarding Mr. Rady’s role with Wachovia. Pursuant to that letter, in 2006 Mr. Rady received a base salary of $500,000 and incentive compensation of $275,000. Mr. Rady is also eligible to participate in Wachovia’s employee benefit plans, including stock incentive plans. The letter also provides that if Mr. Rady’s employment is terminated without cause prior to January 1, 2008, he will receive post-termination payments based on his salary and minimum incentive compensation of $275,000. In March 2007, Mr. Rady retired as an employee of Wachovia and, pursuant to the letter, he will receive $691,667 in post-termination payments in 2007, equal to the remainder of base salary for 2007 plus the minimum incentive compensation. As described in Proposal 1, Mr. Rady has been nominated for election as a Wachovia director at the meeting.

Wachovia Deferred Compensation Plan for Non-Employee Directors

Under the Deferred Compensation Plan for Non-Employee Directors, directors who are not Wachovia employees may defer payment of all or any part of their directors’ fees. Non-employee directors make these deferral elections prior to each year or upon appointment to the board. In conjunction with this deferral election, non-employee directors also elect whether deferred balances will earn interest set at the prime rate plus 2% compounding quarterly or invested in deferred stock units with the value tied to the market value of Wachovia common stock. The $150,000 annual deferred stock unit component of the directors’ retainer is provided through quarterly contributions of $37,500 to the stock unit component of the plan. These contributions must be invested in deferred stock units during the year of contribution.

Directors having their fees in deferred stock units are investing in common stock equivalents that are valued based on the market value of Wachovia common stock. This means that the value of their deferred account is based on the market value of Wachovia common stock and will rise and fall as if the account were actually invested in the stock. Common stock equivalents do not have voting rights. Deferred stock units do not receive dividends when declared on shares of Wachovia common stock but do receive dividend equivalents that are re-invested into additional deferred stock units. Deferred amounts are payable in cash after the end of the calendar year in which the director ceases to be a director, in annual installments over a ten-year period, unless otherwise determined by the Compensation Committee.

The following table sets forth with respect to each person who served as a director of Wachovia in 2006: (i) their name (column (a)); (ii) the aggregate interest-bearing balance in the director’s Deferred Compensation Plan for Non-Employee Directors account at December 31, 2006 (column (b)); (iii) the aggregate number of deferred stock units in the director’s Deferred Compensation Plan for Non-Employee Directors account at December 31, 2006 (column (c)); (iv) the aggregate dollar value of the deferred stock units in the director’s Deferred Compensation Plan for Non-Employee Directors account at December 31, 2006 (column (d)); and (v) the aggregate value of the director’s Deferred Compensation Plan for Non-Employee Directors account at December 31, 2006 (the sum of columns (b) and (d)) (column (e)).

	Interest	Deferred Stock	Deferred Stock	Total Deferred
	Bearing Balance	Units Held	Units Held	Balances
	at 12/31/2006	at 12/31/2006	at 12/31/2006	at 12/31/2006
Name	($)	(#) (1)	($)	($)
(a)	(b)	(c)	(d)	(e)

Baker II, John	0	21,767	1,239,603	1,239,603
Balloun, James	852,930	15,728	895,719	1,748,649
Brown, Robert	333,440	20,680	1,177,751	1,511,191
Browning, Peter	0	22,970	1,308,121	1,308,121
Casteen III, John	0	22,435	1,277,697	1,277,697
Gitt, Jerry	0	679	38,663	38,663
Goodwin Jr., William	0	53,434	3,043,072	3,043,072
Herringer, Maryellen	17,943	679	38,663	56,606
Ingram, Robert	0	35,513	2,022,449	2,022,449
James, Donald	87,088	7,445	424,003	511,091
Malone, Wallace	0	0	0	0
McDonald, Mackey	123,952	40,173	2,287,860	2,411,812
Neubauer, Joseph	177,808	40,921	2,330,469	2,508,277
Noland III, Lloyd	0	26,333	1,499,645	1,499,645
Proctor, Timothy	11,799	456	25,947	37,746
Rady, Ernest	0	0	0	0
Richey, Van	0	8,970	510,816	510,816
Shaw, Ruth	0	39,813	2,267,363	2,267,363
Smith, Lanty	0	93,260	5,311,146	5,311,146
Thompson, G. Kennedy	0	0	0	0
Whitaker Jr., John	0	39,114	2,227,558	2,227,558
Young, Dona	0	26,231	1,493,831	1,493,831

Total	1,604,960	516,601	29,420,376	31,025,336

(1)	Rounded to the nearest whole share, based on Wachovia’s common stock price on December 29, 2006.

In conjunction with the First Union—Wachovia merger, Wachovia terminated and froze accrued benefits under the legacy First Union Retirement Plan for Non-Employee Directors program. Accrued benefits at the time the plan was frozen have been rolled into the Deferred Compensation Plan for Non-Employee Directors at the net present value for all currently active directors with the exception of Mr. Brown. As a former participant in that retirement plan, upon his retirement as a director, Mr. Brown will be eligible to receive an annual payment of $86,991 for a period of three years.

Audit Committee Report

As detailed in its charter, the role of the Audit Committee is to assist the board in fulfilling its oversight responsibilities regarding the following:

•	the integrity of Wachovia’s financial statements, including matters relating to its internal controls;

•	the qualification and independence of Wachovia’s independent auditors;

•	the performance of Wachovia’s internal auditors and the independent auditors; and

•	Wachovia’s compliance with legal and regulatory requirements.

Management is responsible for the preparation and presentation of Wachovia’s financial statements and its overall financial reporting process and, with the assistance of Wachovia’s internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws. The independent auditors are responsible for planning and carrying out a proper audit of Wachovia’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and annually auditing management’s assessment of the effectiveness of internal control over financial reporting. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not full-time employees of Wachovia.

In the performance of its oversight function, the Audit Committee, among other things, reviewed and discussed the audited financial statements with management and the independent auditors. Management has represented, and the independent auditors have confirmed, to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to Wachovia is compatible with maintaining the auditor’s independence, and has discussed with the auditors the auditors’ independence.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s charter, the Audit Committee recommended to the board that the audited financial statements be included in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the SEC.

Joseph Neubauer, Chair
John D. Baker, II
John T. Casteen, III
Jerry Gitt
Lanty L. Smith

Security Ownership of Management

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of February 12, 2007, by each nominee for director, each incumbent director, the executive officers named in the summary compensation table, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the 1934 Act, by all directors, nominees and executive officers as a group totals approximately 2.9% of the outstanding common stock as of February 12, 2007.

Name of Individual	Common Stock (2)

John D. Baker, II (1)	54,720
Robert J. Brown (4)	23,419
Peter C. Browning (1)	27,840
David M. Carroll (3)	964,215
John T. Casteen, III	29,725
Stephen E. Cummings (1) (3)	478,424
Jean E. Davis (3)	786,656
Jerry Gitt	1,863
William H. Goodwin, Jr.	1,110,402
Maryellen C. Herringer (1)	17,850
Robert A. Ingram	40,946
Donald M. James (3)	29,043
Benjamin P. Jenkins, III (1) (3)	1,572,243
Robert P. Kelly (1) (3)	34,847
Wallace D. Malone, Jr. (1) (3)	7,575,008
Mackey J. McDonald	43,571
Joseph Neubauer	50,353
Timothy D. Proctor	1,423
Ernest S. Rady (3) (5)	35,858,649
Van L. Richey (3)	28,617
Ruth G. Shaw (1)	42,173
Lanty L. Smith	127,430
G. Kennedy Thompson (1) (3)	3,762,178
John C. Whitaker, Jr.	52,623
Thomas J. Wurtz (3) (5)	253,338
Dona Davis Young (1)	34,138
All directors, nominees, Named Officers and executive officers as a group (31 persons)	55,153,722

(1)	The foregoing directors, nominees and named executive officers have sole voting and investment power over the shares of common stock beneficially owned by them on February 12, 2007, except for the following shares over which the directors, nominees and named executive officers share voting and/or investment power: Mr. Baker: 11,630 shares; Mr. Browning: 3,500 shares; Mr. Cummings: 2,400 shares; Ms. Herringer: 3,900 shares; Mr. Jenkins: 37,200 shares; Mr. Kelly: 11,573 shares; Mr. Malone: 1,098,653 shares; Dr. Shaw: 700 shares; Mr. Thompson: 42,726 shares; and Ms. Young: 6,873 shares.

(2)	The amounts reported include the number of units of common stock equivalents held by directors, as of February 12, 2007, under deferred compensation arrangements, rounded down to the nearest whole share, as follows: Mr. Baker: 22,761 units; Mr. Brown: 21,432 units; Mr. Browning: 23,937 units; Mr. Casteen: 23,346 units; Mr. Gitt: 1,338 units; Mr. Goodwin: 54,402 units; Ms. Herringer: 1,338 units; Mr. Ingram: 36,546 units; Mr. James: 8,413 units; Mr. McDonald: 41,141 units; Mr. Neubauer: 42,025 units; Mr. Proctor: 1,423 units; Mr. Richey: 9,937 units; Dr. Shaw: 40,473 units; Mr. Smith: 94,430 units; Mr. Whitaker: 40,082 units; Ms. Young: 27,264 units; and all directors as a group: 490,288 units. These units will be paid in cash, based on the fair market value of the common stock at the time of payment, which would generally occur following retirement as a director. There are no voting rights with respect to these units. In addition, the following directors own shares of Wachovia Dividend Equalization Preferred shares as of February 12, 2007, which securities do not have voting rights at the meeting: Mr. Rady: 4,400 shares; and Ms. Young: 2,000 shares. See “Corporate Governance Policies and Practices—Compensation of Directors”.

(3)	Included in the shares set forth above are the following shares held under certain of Wachovia’s employee benefit plans, including options exercisable on February 12, 2007, or within 60 days thereafter, by each of the following named executive officers and by all of the directors and all of our executive officers as a group: Mr. Carroll: 785,219 shares; Mr. Cummings: 305,267 shares; Ms. Davis: 657,824 shares; Mr. James: 2,670 shares; Mr. Jenkins: 1,338,654 shares; Mr. Kelly: 3,062 shares; Mr. Malone: 4,677,883 shares; Mr. Rady: 138,320 shares; Mr. Richey: 2,670 shares; Mr. Thompson: 3,062,127 shares; Mr. Wurtz: 182,404 shares; and members of the group (including the foregoing): 12,786,331 shares. Non-employee directors are not eligible to participate in any of Wachovia’s stock option or other employee benefit plans. Messrs. James and Richey were granted options pursuant to SouthTrust Corporation stock option plans, which Wachovia assumed in that merger.

(4)	Mr. Brown is retiring as a director as of the meeting but was a director as of the record date for the meeting.

(5)	Of the shares owned by Mr. Rady and certain entities that he controls, 11,328,301 of such shares have been pledged as security in lending transactions in the ordinary course of business for those entities. Of the shares owned by Mr. Wurtz, 27,941 of such shares are subject to pledge in a securities brokerage account.

Security Ownership of Certain Beneficial Owners

We are not aware of any stockholder who was the beneficial owner of more than 5% of the outstanding shares of common stock on the record date, except for Barclays Global Investors, NA and affiliated entities, 45 Fremont Street, San Francisco, California 94104, bank and investment advisors that, based on a Schedule 13G filed with the SEC, were the holders of 106,626,899 shares of common stock as of December 31, 2006, or approximately 5.6% of the outstanding shares of common stock as of such date. The Barclays entities indicated that they hold such shares for accounts under Barclays’ discretionary management and not for their own account. The Barclays entities also indicated that they have sole voting power with respect to 93,326,113 of such shares and sole dispositive power over all of them.

Executive Compensation

The following information relates to compensation paid or payable to (i) the current Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), (ii) the three other most highly compensated executive officers that were serving as such at December 31, 2006, (iii) one former executive officer who served as CFO during a portion of 2006, and (iv) two former executive officers who were not serving as executive officers at December 31, 2006 but whose total compensation in 2006 would have been among the three most highly compensated executive officers (the current CEO and CFO and those six other executive officers, the “Named Officers”).

Summary Compensation Table

The following table sets forth for the Named Officers: (i) their name and principal positions (column (a)); (ii) year covered (column (b)); (iii) the dollar value of base salary (cash and non-cash) earned during the year covered (column (c)); (iv) for awards of stock, the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123R (column (d)); (v) for awards of stock options, the dollar amount recognized for financial reporting purposes with respect to the fiscal year in accordance with SFAS 123R (column (e)); (vi) the dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans and all earnings on outstanding awards (column (f)); (vii) the sum of (A) the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans from the pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the covered fiscal year, and (B) above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans (column (g)); (viii) all other compensation for the covered fiscal year that is not properly reported in any other column (column (h)); and (ix) the dollar value of total compensation for the covered fiscal year (column (i)), representing the sum of the amounts reported in columns (c)-(h).

SUMMARY COMPENSATION TABLE

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
							Incentive Plan	Compensation	All Other
		Salary	Stock Awards		Option Awards		Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	($) (2)		($) (2)		($) (1) (3)	($) (4)	($) (5)	Compensation ($)
(a)	(b)	(c)	(d)		(e)		(f)	(g)	(h)	(i)

G. Kennedy Thompson	2006	1,090,000	9,064,002		8,144,728		5,150,000	181,374	216,178	23,846,282
President, CEO and Chairman
Thomas J. Wurtz	2006	420,833	527,162		328,606		1,750,000	62,159	37,755	3,126,515
Senior Executive Vice President and CFO
Benjamin P. Jenkins, III	2006	700,000	3,090,032		2,798,600		3,450,000	410,453	145,120	10,594,205
Vice Chairman
Stephen E. Cummings	2006	500,000	2,232,105		1,969,274		3,875,000	21,002	91,689	8,689,070
Senior Executive Vice President
David M. Carroll	2006	642,000	1,370,566		1,257,909		2,850,000	56,726	60,638	6,237,839
Senior Executive Vice President
Wallace D. Malone, Jr. (6)	2006	83,333	0		4,994,443	(9)	0	4,194,102	14,374,812	23,646,690
Retired Vice Chairman
Robert P. Kelly (7)	2006	56,061	0	(10)	0	(10)	0	392	7,548	64,001
Former Senior Executive Vice President and CFO
Jean E. Davis (8)	2006	205,000	2,075,667	(11)	1,846,276	(11)	661,918	1,126,752	1,380,776	7,296,389
Retired Senior Executive Vice President

(1)	Amounts include compensation earned but deferred by the Named Officers under Wachovia’s deferred compensation plans. Participants in these plans may defer receipt of portions of the salary and/or annual incentive compensation they have earned into investment accounts. See also “Nonqualified Deferred Compensation Table”.

(2)	Amounts reflect Wachovia’s expense recognized in 2006 for outstanding stock awards calculated in accordance with SFAS 123R.

The following table provides additional detail on SFAS 123R stock award expense recognition in 2006, including the 2006 stock awards and prior years’ stock awards. The SFAS 123R grant date fair value for 2006 awards is provided for reference and is also reported in “Grants of Plan-Based Awards Table”. See also “Outstanding Equity Awards at Fiscal Year-End Table”.

	2006 Stock	Prior Year Stock	Total Stock	Grant Date
	Award Expense	Award Expense	Award Expense	Fair Value
	Recognized	Recognized	Recognized	of 2006
	in 2006 ($)(a)	in 2006 ($)(b)	in 2006 ($)	Stock Awards ($)(c)

Thompson
Options	5,520,757	2,623,971	8,144,728	5,520,757
Restricted Stock	6,285,447	2,778,555	9,064,002	6,285,447
Total	11,806,204	5,402,526	17,208,730	11,806,204
Wurtz
Options	146,399	182,207	328,606	975,994
Restricted Stock	166,679	360,483	527,162	1,111,191
Total	313,078	542,690	855,768	2,087,185
Jenkins
Options	1,813,970	984,630	2,798,600	1,813,970
Restricted Stock	2,065,218	1,024,814	3,090,032	2,065,218
Total	3,879,188	2,009,444	5,888,632	3,879,188
Cummings
Options	1,478,780	490,494	1,969,274	1,478,780
Restricted Stock	1,683,630	548,475	2,232,105	1,683,630
Total	3,162,410	1,038,969	4,201,379	3,162,410
Carroll
Options	650,663	607,246	1,257,909	1,084,438
Restricted Stock	740,802	629,764	1,370,566	1,234,669
Total	1,391,465	1,237,010	2,628,475	2,319,107
Malone
Options	0	4,994,443	4,994,443	0
Restricted Stock	0	0	0	0
Total	0	4,994,443	4,994,443	0
Kelly
Options	0	0	0	0
Restricted Stock	0	0	0	0
Total	0	0	0	0
Davis
Options	0	1,846,276	1,846,276	0
Restricted Stock	0	2,075,667	2,075,667	0
Total	0	3,921,943	3,921,943	0

(a)	With the implementation of SFAS 123R in 2006, Wachovia recognizes expense associated with 2006 stock awards over the period from the date of grant to the date at which an employee becomes retirement-eligible under Wachovia’s qualified pension plan. Messrs. Thompson, Jenkins and Cummings were eligible for retirement in 2006 and reported amounts include the full SFAS 123R expense for stock awards granted in 2006 rather than prorated over the 5-year vesting term. Mr. Carroll is retirement-eligible in 2007 and the reported amounts include an accelerated 1.25 year expense recognition period for his 2006 stock awards rather than the 5-year vesting term.

(b)	With the implementation of SFAS 123R in 2006, Wachovia continues to recognize expense associated with stock grants in prior years over the vesting term of those awards. Amounts reflect the expense recognized in 2006 for stock awards granted in years prior to 2006.

(c)	Amounts reflect the full grant date value of 2006 stock awards calculated in accordance with SFAS 123R and provide a perspective on the aggregate cost of stock awards made in 2006 to the Named Officers. As noted in (a) above, these amounts will be recognized over the lesser of (i) the vesting term of the awards (five years for the 2006 awards) or (ii) the period at which the Named Officer becomes retirement-eligible under Wachovia’s qualified pension plan.

(3)	Amounts reflect payment of performance-based annual cash incentive awards for fiscal year 2006 performance. Wachovia provides performance-based annual cash incentive awards to executive officers under the covered officer incentive component of the stockholder approved Amended and Restated

2003 Stock Incentive Plan (the “SIP”). See additional discussion in “Compensation Discussion & Analysis” and “Grants of Plan-Based Awards Table”.

(4)	Amounts reflect the benefits attributable to the Named Officers for 2006 compensation and services (i) as calculated under Wachovia’s pension plan and non-qualified retirement benefit plans and (ii) above-market return on deferred compensation earned by the Named Officers during 2006:

	Thompson	Wurtz	Jenkins	Cummings	Carroll	Malone	Kelly	Davis

Accrued Retirement Plan Benefit ($)(a)	51,859	47,128	64,555	21,002	25,051	3,359,854	358	1,126,752
Above Market Earnings on Deferred Compensation ($)(b)	129,515	15,031	345,898	0	31,675	834,248	34	0

Total ($)	181,374	62,159	410,453	21,002	56,726	4,194,102	392	1,126,752

(a)	Amounts reflect the benefits attributable to the Named Officers for 2006 compensation and services as calculated under Wachovia’s pension plan and non-qualified retirement benefit plans for the Named Officers during 2006.

As noted under “Potential Payments Upon Termination or Change-in-Control”, in accordance with her employment agreement, Ms. Davis is receiving compensation continuance through May 31, 2009, including continued service credit in her legacy Wachovia supplemental executive retirement agreement (“SERA”). The reported amount includes accrued benefits under our qualified pension plan and her SERA attributed to 2006. Additional discussion of the benefit to Ms. Davis under the SERA for future years is provided in “Potential Payments Upon Termination or Change-in-Control”.

(b)	Amounts reflect only interest earned on deferred compensation amounts that is considered to be above-market. Interest paid on deferred compensation is deemed to be above-market if it exceeds 120% of the applicable federal long-term rate.

All Wachovia employee deferred compensation plans that provide for above-market earnings were frozen prior to 2006 and are no longer open for additional executive or employer contributions. For additional information on deferred compensation programs, see “Nonqualified Deferred Compensation Table”.

(5)	Represents personal benefits as outlined in the table below, valued at the incremental cost to Wachovia of providing such benefits:

	Thompson	Wurtz	Jenkins	Cummings	Carroll	Malone	Kelly	Davis

Value of life insurance premiums ($)(a)	56,850	0	63,421	36,587	0	0	0	64,125
Amounts paid for financial planning and tax preparation services ($)(b)	20,911	5,900	12,800	15,000	8,520	9,375	2,800	15,000
Amounts paid for personal use of corporate aircraft ($)(c)	39,426	0	2,248	0	0	0	0	0
Amounts paid for taxes on behalf of the executive ($)(d)	9,080	0	0	0	0	0	0	0
Savings Plan matching contribution ($)(e)	65,400	25,250	42,000	30,000	38,520	1,250	3,364	11,310
Amounts provided for supplemental life insurance benefits ($)(f)	23,603	6,605	22,118	10,102	12,906	163,929	1,385	6,609
Value of disability insurance ($)(g)	908	0	2,533	0	692	0	0	132
Termination-related payments ($)(h)	N/A	N/A	N/A	N/A	N/A	14,200,258	0	1,283,600

Total ($)	216,178	37,755	145,120	91,689	60,638	14,374,812	7,548	1,380,776

(a)	In 2003, Wachovia terminated split-dollar life insurance agreements with its executive officers. Following such terminations, Wachovia received our interest in the related life insurance policies under those agreements. These amounts reflect payments made by Wachovia in 2006 to compensate Messrs. Thompson and Cummings and Ms. Davis for the cost of obtaining and maintaining personal supplemental life insurance benefits in lieu of those split-dollar life insurance arrangements.

In lieu of continuing his personal supplemental life insurance benefits as replacement for his terminated split-dollar life insurance arrangement, Mr. Jenkins received a one-time payment of $63,421 in 2006 as reimbursement for the value of the split-dollar policy cash surrender value for the policy cancelled in 2003.

(b)	Amounts reflect the cost of financial planning, including financial planning and tax counseling for executives. All services were provided by an outside vendor and reflect actual expenses incurred in 2006.

(c)	The value of personal use of corporate aircraft reflects the calculated incremental cost to Wachovia of personal use of company aircraft. Incremental costs have been calculated based on the variable operating costs to Wachovia. Variable costs consist of trip-specific costs, including fuel, catering, mileage, maintenance, universal weather-monitoring, landing/ramp fees and other miscellaneous variable costs. Incremental cost calculations do not include fixed costs.

Corporate aircraft are used primarily for business travel. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight. Calculations exclude spouse or other family member when such travel is necessary for business purposes.

(d)	The board of directors has required Wachovia’s chief executive officer to use company aircraft for all travel whenever practicable for security reasons and provides for tax gross-up payments to offset the tax impact of imputing this expense as income to him. In 2006, Mr. Thompson was reimbursed $9,080 for taxes associated with personal use of company aircraft. No other executives are required to use company aircraft for all travel and accordingly, do not receive tax gross-ups for their personal use of company aircraft.

(e)	Amounts reflect Wachovia matching contributions made pursuant to the Wachovia Savings Plan and the Wachovia Savings Restoration Plan in 2006. Wachovia matching contributions are dollar for dollar up to 6% of base salary. See also “Nonqualified Deferred Compensation Table”.

(f)	Amounts reflect the cost of supplemental term life insurance incurred in 2006 for the Named Officers.

(g)	Amounts reflect the cost of supplemental disability insurance incurred in 2006 for the Named Officers.

(h)	Amounts reflect termination-related payments paid in 2006. Mr. Malone and Ms. Davis are entitled to receive termination-related payments in future years and such payments are described under “Potential Payments Upon Termination or Change-in-Control”. Termination-related payments in 2006 were as follows:

	Malone	Davis

Employment agreement payments ($)(i)	6,113,794	1,237,553
Excise tax payments ($)(ii)	7,449,603	0
Office space ($)(iii)	320,000	0
Automobile transfer ($)(iv)	78,400	0
Medical, life and dental insurance ($)(v)	0	43,208
Accrued vacation payments ($)(vi)	238,462	2,838

Total ($)	14,200,258	1,283,600

(i)	Amounts reflect termination-related payments in accordance with the respective employment agreements.

(ii)	Amounts reflect reimbursement of excise tax payments associated with his termination in 2006 following the change-in-control of SouthTrust in 2004. Payments in 2006 finalize all excise tax gross-up requirements provided for in his employment agreement.

(iii)	Reflects reimbursement for ongoing office space, including tax gross-up, in accordance with his employment agreement.

(iv)	Reflects the transfer of a Wachovia-owned automobile he used and related costs, including tax gross-up, in accordance with his employment agreement.

(v)	Reflects company cost associated with medical, life and dental insurance provided during her three-year compensation continuance period, in accordance with her employment agreement.

(vi)	Reflects payment for accrued vacation as of the date of termination.

(6)	Retired effective January 31, 2006.

(7)	Served as Chief Financial Officer through February 4, 2006.

(8)	Retired effective May 31, 2006.

(9)	In connection with his retirement and in accordance with SFAS 123R, his 2005 stock option award fully vested. Amount reflects the SFAS 123R expense recognized in 2006 associated with this award. See footnote (2) above.

(10)	In connection with his termination, unvested stock options and unvested shares of restricted stock were forfeited. For financial reporting purposes, Wachovia reversed $521,655 in previously recognized stock option expense and $971,173 in previously recognized restricted stock expense in 2006 associated with these forfeited stock awards.

(11)	In connection with her termination and in accordance with SFAS 123R, amounts reflect the SFAS 123R expense recognized in 2006 associated with unvested stock awards.

Grants of Plan-Based Awards Table

The following table sets forth for the Named Officers: (i) their name (column (a)); (ii) the grant date for equity-based awards reported in the table (column (b)(i)), and the date on which the compensation committee took actions to grant such awards (column (b)(ii)); (iii) the dollar value of the estimated possible payout upon satisfaction of the conditions in question under non-equity incentive plan awards granted in the fiscal year, denominated in threshold, target and maximum amount (columns (c)-(e)); (iv) the number of shares of stock granted in the fiscal year (column (f)); (v) the number of securities underlying options granted in the fiscal year (column (g)); (vi) the per-share exercise or base price of the options granted in the fiscal year (column (h)); and (vii) the grant date fair value of each equity award computed in accordance with SFAS 123R (column (i)).

GRANTS OF PLAN-BASED AWARDS

							All Other		All Other
				Estimated Possible Annual			Stock Awards:		Option Awards:
				Payouts Under Non-Equity			Number of		Number of		Exercise or
		Committee		Incentive Plan Awards (2)			Shares of		Securities		Base Price	Grant Date
		Action		Threshold	Target	Maximum	Stock		Underlying		of Option	Fair Value of
Name	Grant Date	Date (1)		($)	($)	($)	or Units (#)		Options (#)		Awards ($/Sh)	Equity Awards ($)
(a)	(b)(i)	(b)(ii)		(c)	(d)	(e)	(f)		(g)		(h)	(i)
Thompson	2006			2,500,000	5,000,000	10,000,000
	02/20/07	02/20/07					211,641	(3)			N/A	12,351,369	(8)
	02/20/07	02/20/07							211,641	(4)	58.36	1,925,933	(9)
	03/31/06	02/21/06	(5)				112,140	(6)			N/A	6,285,447	(8)
	03/31/06	02/21/06	(5)						548,238	(7)	56.05	5,520,757	(10)
Wurtz	2006			800,000	1,600,000	3,200,000
	02/20/07	02/20/07					31,747	(3)			N/A	1,852,755	(8)
	02/20/07	02/20/07							31,747	(4)	58.36	288,898	(9)
	03/31/06	02/21/06	(5)				19,825	(6)			N/A	1,111,191	(8)
	03/31/06	02/21/06	(5)						96,921	(7)	56.05	975,994	(10)
Jenkins	2006			1,400,000	2,800,000	5,600,000
	02/20/07	02/20/07					59,260	(3)			N/A	3,458,414	(8)
	02/20/07	02/20/07							59,260	(4)	58.36	539,266	(9)
	03/31/06	02/21/06	(5)				36,846	(6)			N/A	2,065,218	(8)
	03/31/06	02/21/06	(5)						180,136	(7)	56.05	1,813,970	(10)
Cummings	2006			1,875,000	3,750,000	7,500,000
	02/20/07	02/20/07					47,972	(3)			N/A	2,799,649	(8)
	02/20/07	02/20/07							47,972	(4)	58.36	436,545	(9)
	03/31/06	02/21/06	(5)				30,038	(6)			N/A	1,683,630	(8)
	03/31/06	02/21/06	(5)						146,850	(7)	56.05	1,478,780	(10)
Carroll	2006			1,375,000	2,750,000	5,500,000
	02/20/07	02/20/07					35,274	(3)			N/A	2,058,591	(8)
	02/20/07	02/20/07							35,274	(4)	58.36	320,898	(9)
	03/31/06	02/21/06	(5)				22,028	(6)			N/A	1,234,669	(8)
	03/31/06	02/21/06	(5)						107,690	(7)	56.05	1,084,438	(10)
Malone	N/A			N/A	N/A	N/A
Kelly	2006			1,000,000	2,000,000	4,000,000
Davis	2006			650,000	1,300,000	2,600,000

See also “Compensation Discussion & Analysis”.

(1)	In 2006, Wachovia began transitioning from an April annual stock grant date to a February annual stock grant date to coincide with the Compensation Committee’s annual incentive review process. The transition to a February annual stock grant date was accomplished in February 2007 with a February 20, 2007 stock grant date.

Pursuant to SEC regulations, this table includes grants of stock awards made to Named Officers in the last completed fiscal year. Stockholders should note that the stock awards dated March 31, 2006 were based on performance in fiscal year 2005. Although not required by SEC regulations, in order to more accurately inform stockholders of compensation for the Named Officers for 2006, information presented in the table includes stock awards granted in February 2007 to the Named Officers that was based on performance in fiscal year 2006.

(2)	Wachovia provides performance-based annual cash incentive awards to our executive officers under the covered officer incentive component of the SIP. For 2006, funding for the SIP has been based on an assessment of Wachovia’s actual financial performance relative to the Compensation Committee’s pre-established performance goals. The maximum individual incentive award in a given year under the SIP, including the annual cash incentive award and the grant date value of restricted stock, is limited to 0.5% of Wachovia’s adjusted net income. Actual awards for 2006 performance are set forth in column (f) of “Summary Compensation Table”. See also “Compensation Discussion & Analysis”.

(3)	Shares of restricted stock granted February 20, 2007 are contingent upon Wachovia achieving a 20% return on tangible common equity for 2007. If Wachovia attains this goal, the restricted shares will vest at a rate of 20% per year over five years from the February 20, 2007 grant date. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

Dividends are paid on shares of restricted stock at the same time as dividends on our other outstanding shares of common stock are paid and have been included in the value of restricted shares reported in accordance with SFAS 123R.

(4)	Stock options granted February 20, 2007 have an exercise price equal to the February 20, 2007 grant date closing price and will vest at a rate of 20% per year over five years. These options have a term of 10 years. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

(5)	In 2006, the Compensation Committee determined to transition Wachovia’s annual stock grant from April to February. At the time the Compensation Committee took action with respect to 2006 stock awards for all participants, including the Named Officers, on February 21, 2006, it made such stock award grants effective on March 31, 2006 in order to ensure that all grant and measurement date requirements, including communication of awards, were attained prior to grant in accordance with SFAS 123R. The exercise price of these 2006 stock options was the closing price of Wachovia common stock on March 31, 2006.

(6)	Shares of restricted stock granted March 31, 2006 were contingent upon Wachovia achieving a 20% return on tangible common equity for 2006. Wachovia met this goal and the restricted shares will vest at a rate of 20% per year over five years from the March 31, 2006 grant date. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

Dividends are paid on shares of restricted stock at the same time as dividends on our other outstanding shares of common stock are paid and have been included in the value of restricted shares reported in accordance with SFAS 123R.

(7)	Stock options granted March 31, 2006 have an exercise price equal to the March 31, 2006 grant date closing price and will vest at a rate of 20% per year over five years. These options have a term of 10 years. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

(8)	The values shown for the shares of restricted stock reflect the SFAS 123R value over the 5-year vesting period for the shares. Dividends are paid on shares of restricted stock at the same time as dividends on our other outstanding shares of common stock and are included in the SFAS 123R valuation as reported.

(9)	The values shown for the options granted February 20, 2007 reflect the SFAS 123R expense associated with these options based upon application of the Black-Scholes pricing model, estimating the fair value of stock options using the following assumptions: (i) risk-free interest rates of 4.67%; (ii) dividend yield of 3.84%; (iii) volatility of Wachovia common stock of 17.14%; and (iv) weighted average expected lives of the stock options of 7.0 years. Wachovia calculated its volatility estimate from implied volatility of actively traded options on Wachovia common stock with remaining maturities of two years. The values do not take into account risk factors such as non-transferability and limits on exercisability. In assessing the values indicated in the above table, it should be kept in mind that regardless of what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the Named Officers to bring future success to Wachovia for the benefit of all stockholders.

(10)	The values shown for the options granted March 31, 2006 reflect the SFAS 123R expense associated with these options based upon application of the Black-Scholes pricing model, estimating the fair value of stock options using the following assumptions: (i) risk-free interest rates of 4.83%; (ii) dividend yield of 3.64%; (iii) volatility of Wachovia common stock of 18.87%; and (iv) weighted average expected lives of the stock options of 7.0 years. Wachovia calculated its volatility estimate from implied volatility of actively traded options on Wachovia common stock with remaining maturities of two years. The values do not take into account risk factors such as non-transferability and limits on exercisability. In assessing the values indicated in the above table, it should be kept in mind that regardless of what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the Named Officers to bring future success to Wachovia for the benefit of all stockholders.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth for the Named Officers: (i) their name (column (a)); (ii) on an award-by-award basis, the number of securities underlying unexercised options, including awards that have been transferred other than for value, that are exercisable (column (b)); (iii) on an award-by-award basis, the number of securities underlying unexercised options, including awards that have been transferred other than for value, that are unexercisable (column (c)); (iv) for each instrument reported in columns (b) and (c), as applicable, the exercise or base price (column (d)); (v) for each instrument reported in columns (b) and (c), as applicable, the expiration date (column (e)); (vi) the total number of shares of stock that have not vested (column (f)); and (vii) the aggregate market value of shares of stock that have not vested as of December 31, 2006 (column (g)).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of	Number of				Stock Awards
	Securities	Securities				Number of		Market Value of
	Underlying	Underlying		Option		Shares or Units		Shares or Units
	Unexercised	Unexercised		Exercise	Option	of Stock That		of Stock That
	Options (#)	Options (#)		Price	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)

Thompson						304,096	(1)	17,318,267
	37,200	0		40.1300	04/15/2007
	33,294	0		62.1250	04/21/2008
	35,000	0		54.9375	04/20/2009
	198,900	0		31.5625	01/03/2010
	279,000	0		27.5625	10/17/2010
	250,000	0		31.0625	01/04/2011
	500,000	0		30.4000	04/17/2011
	348,800	0		34.9200	07/31/2011
	678,120	0		37.9800	04/16/2012
	356,234	237,490	(2)	37.4300	04/22/2013
	167,619	251,429	(3)	44.6500	04/19/2014
	83,772	335,092	(4)	50.3800	04/18/2015
	0	548,238	(5)	56.0500	03/31/2016

Wurtz						30,270	(1)	1,723,877
	592	0		40.1300	04/15/2007
	1,609	0		62.1250	04/21/2008
	1,820	0		54.9375	04/20/2009
	2,408	0		40.1300	04/15/2007
	3,641	0		62.1250	04/21/2008
	6,580	0		54.9375	04/20/2009
	13,500	0		34.9375	12/14/2009
	93,000	0		34.9200	07/31/2011
	36,167	0		37.9800	04/16/2012
	20,509	13,673	(2)	37.4300	04/22/2013
	13,536	20,306	(3)	44.6500	04/19/2014
	6,104	24,418	(4)	50.3800	04/18/2015
	0	96,921	(5)	56.0500	03/31/2016

Jenkins						107,062	(1)	6,097,181
	631	0		54.9375	04/20/2009
	22,982	0		62.1250	04/21/2008
	25,969	0		54.9375	04/20/2009
	40,500	0		34.9375	12/14/2009
	94,500	0		31.5625	01/03/2010
	240,000	0		27.5625	10/17/2010
	175,000	0		30.4000	04/17/2011
	209,300	0		34.9200	07/31/2011
	237,342	0		37.9800	04/16/2012
	142,494	94,996	(2)	37.4300	04/22/2013
	62,857	94,286	(3)	44.6500	04/19/2014
	28,998	115,994	(4)	50.3800	04/18/2015
	0	180,136	(5)	56.0500	03/31/2016

	Option Awards
	Number of		Number of				Stock Awards
	Securities		Securities				Number of		Market Value of
	Underlying		Underlying		Option		Shares or Units		Shares or Units
	Unexercised		Unexercised		Exercise	Option	of Stock That		of Stock That
	Options (#)		Options (#)		Price	Expiration	Have Not		Have Not
Name	Exercisable		Unexercisable		($)	Date	Vested (#)		Vested ($)
(a)	(b)		(c)		(d)	(e)	(f)		(g)

Cummings							69,339	(1)	3,948,856
	1,820		0		54.9375	04/20/2009
	8,680		0		54.9375	04/20/2009
	80,000		0		30.4000	04/17/2011
	84,765		0		37.9800	04/16/2012
	53,435		35,624	(2)	37.4300	04/22/2013
	24,444		36,668	(3)	44.6500	04/19/2014
	22,554		90,217	(4)	50.3800	04/18/2015
	0		146,850	(5)	56.0500	03/31/2016

Carroll							65,124	(1)	3,708,812
	2,492		0		40.1300	04/15/2007
	1,609		0		62.1250	04/21/2008
	1,820		0		54.9375	04/20/2009
	22,708		0		40.1300	04/15/2007
	21,373		0		62.1250	04/21/2008
	24,780		0		54.9375	04/20/2009
	36,450		0		34.9375	12/14/2009
	85,050		0		31.5625	01/03/2010
	240,000		0		27.5625	10/17/2010
	150,000		0		30.4000	04/17/2011
	178,300		0		34.9200	07/31/2011
	118,671		0		37.9800	04/16/2012
	89,058		59,373	(2)	37.4300	04/22/2013
	38,412		57,620	(3)	44.6500	04/19/2014
	17,721		70,885	(4)	50.3800	04/18/2015
	0		107,690	(5)	56.0500	03/31/2016

Malone							691,496	(8)	39,380,697
	155,307	(7)	0		13.6200	01/16/2007
	4		0		13.6300	01/15/2007
	262,082		0		20.3200	01/27/2008
	533,998		0		21.9100	02/05/2008
	801,002		0		24.7200	04/15/2008
	306,794		0		21.2400	01/20/2009
	1		0		21.2500	01/19/2009
	640,800		0		20.6000	10/20/2009
	305,826	(7)	0		17.6300	01/18/2010
	307,057		0		22.5100	01/15/2011
	311,500		0		26.9900	01/15/2012
	311,499		0		29.4200	01/13/2013
	311,500		0		37.7000	01/20/2014
	585,824		0		50.3800	04/18/2015

Kelly	0		0				0		0

Davis							41,563	(1)	2,367,013
	47,670		0		42.9100	01/22/2009
	40,000		0		44.5900	04/23/2009
	96,876		0		32.0000	08/29/2009
	80,000		0		25.5900	08/29/2009
	120,000		0		33.6900	08/29/2009
	134,607		0		37.9800	04/16/2012
	85,496		56,998	(2)	37.4300	04/22/2013
	20,952		31,429	(3)	44.6500	04/19/2014
	14,502		21,754	(6)	45.0200	06/21/2014
	17,721		70,885	(4)	50.3800	04/18/2015

The table reflects outstanding stock awards as of December 31, 2006. As noted in “Grants of Plan-Based Awards Table”, additional stock awards were granted on February 20, 2007. These stock awards are not reflected in the table above.

(1)	Shares of restricted stock will vest at a rate of 20% per year on the anniversary date of the grant. Information presented aggregates all historical grants of restricted stock awards. Dividends are paid on shares of restricted stock at the same time as dividends on our other outstanding shares of common stock are paid.

(2)	Non-qualified stock options vest at a rate of 20% per year with remaining vesting dates of 4/22/2007 and 4/22/2008. For Ms. Davis, options will continue to vest on the normal vesting schedule during her compensation continuance period.

(3)	Non-qualified stock options vest at a rate of 20% per year with remaining vesting dates of 4/19/2007, 4/19/2008 and 4/19/2009. For Ms. Davis, options will continue to vest on the normal vesting schedule during her compensation continuance period.

(4)	Non-qualified stock options vest at a rate of 20% per year with remaining vesting dates of 4/18/2007, 4/18/2008, 4/18/2009 and 4/18/2010. For Ms. Davis, options will continue to vest on the normal vesting schedule during her compensation continuance period and will fully vest on May 31, 2009 when the compensation continuance period ends.

(5)	Non-qualified stock options vest at a rate of 20% per year with remaining vesting dates of 3/31/2007, 3/31/2008, 3/31/2009, 3/31/2010 and 3/31/2011.

(6)	Non-qualified stock options vest at a rate of 20% per year with remaining vesting dates of 6/21/2007, 6/21/2008 and 6/21/2009. For Ms. Davis, options will continue to vest on the normal vesting schedule during her compensation continuance period and will fully vest on May 31, 2009 when the compensation continuance period ends.

(7)	These vested stock options have been gifted to family members.

(8)	In 1998, SouthTrust entered into the Wallace D. Malone, Jr. Nonqualified Deferred Compensation Plan and Agreement, and amounts represent restricted stock units granted under that agreement. Upon payout on January 15, 2007, these restricted stock units were converted into shares of Wachovia common stock pursuant to the terms of such agreement, and had a market value of approximately $39.4 million at the time of payout.

Option Exercises and Stock Vested Table

The following table sets forth for the Named Officers with respect to fiscal year 2006: (i) their name (column (a)); (ii) the number of securities for which the options were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise of options, or upon the transfer of an award for value (column (c)): (iv) the number of shares of stock that have vested (column (d)); and (v) the aggregate dollar value realized upon vesting of stock, or upon the transfer of an award for value (column (e)).

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized	Shares Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#) (1)	($) (2)	(#) (3)	($) (4)
(a)	(b)	(c)	(d)	(e)

Thompson	30,800	833,140	62,042	3,496,580
Wurtz	31,500	768,206	18,346	1,044,173
Jenkins	25,200	409,336	23,032	1,298,283
Cummings	0	0	11,909	670,694
Carroll	18,450	475,088	14,169	798,714
Malone (5)	37,647	1,483,401	0	0
Kelly	623,279	12,449,730	0	0
Davis	57,454	1,189,424	13,603	760,457

(1)	Share amounts represent the total number of stock options exercised and have not been adjusted to reflect shares sold to cover the exercise cost of the aggregate stock options exercised or the payment of applicable taxes.

(2)	Values represent the difference between the stock option exercise price and the market value of Wachovia common stock on the date of exercise, rounded to the nearest dollar.

(3)	Share amounts are represented on a pre-tax basis. Our SIP permits withholding a number of shares upon vesting to pay applicable income taxes.

(4)	Values represent the market value of Wachovia common stock on the vesting date, rounded to the nearest dollar.

(5)	Amounts do not include the 2006 exercise of 267,331 non-qualified stock options that were gifted to family members in previous years. Upon exercise of these options, $11,737,196 in value was realized.

Pension Benefits Table

The following table sets forth for the Named Officers: (i) their name (column (a)); (ii) the name of the plan (column (b)); (iii) the number of years of service credited under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the last completed fiscal year (column (c)); (iv) the actuarial present value of the accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the last completed fiscal year (column (d)); and (v) the dollar amount of any payments and benefits paid during Wachovia’s last completed fiscal year (column (e)).

PENSION BENEFITS

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($) (1)	($)
(a)	(b)	(c)	(d)	(e)

Thompson	Wachovia Pension Plan and Trust	31	812,295	0

Wurtz	Wachovia Pension Plan and Trust	12	163,545	0
	First Union Benefit Restoration Plan	12	133,171	0

Jenkins	Wachovia Pension Plan and Trust	34.1667	1,269,410	0

Cummings	Wachovia Pension Plan and Trust	8	147,782	0

Carroll	Wachovia Pension Plan and Trust	25	447,885	0

Malone	Wachovia Pension Plan and Trust	46.5	0	1,903,572
	Additional Retirement Plan	46.5833	0	5,793,745
	Performance Incentive Retirement Benefit Plan	46.5833	0	17,325,194
	Enhanced Retirement Benefit Plan	46.5833	0	648,717
	Second Deferred Benefit Plan	46.5833	0	7,582,538
	Executive Management Retirement Plan	46.5833	0	8,212,555

Kelly	Wachovia Pension Plan and Trust	5	82,955	0

Davis	Wachovia Pension Plan and Trust	20	512,883	512,883
	Senior Executive Retirement Agreement	21	7,658,969	0

(1)	The present value of accumulated benefits has been calculated using the same assumptions, as set forth below, except assumptions used to calculate the present value of Mr. Malone’s and Ms. Davis’ accumulated benefits have been based on actual facts and circumstances in accordance with their lump-sum distributions in 2006. The assumptions used are as follows:

		Ms. Davis’ Wachovia
		Pension Plan and
	Named Officers*	Trust	Mr. Malone’s Plans

Discount Rate	5.75%	4.46%	4.46%
Mortality Table (post-retirement)	2000RP	1994GAM	1994GAM
Retirement Age	62	50.9166	69.4167
Payment Form (% Lump Sum)	80% Lump Sum	100% Lump Sum	100% Lump Sum
	20% Life Annuity
Pre-retirement Mortality, Termination, Disability	None	None	None

*	Excluding Mr. Malone and Ms. Davis’s Wachovia Pension Plan and Trust, each presented in columns to the right. Assumes retirement age for: Mr. Cummings—63; Mr. Kelly—65; and Ms. Davis—60.

The present value of accumulated benefits have been calculated as of September 30, 2006, which is the measurement date used for financial statement reporting purposes. Ms. Davis received a $512,883 lump sum full distribution under the Wachovia pension plan in December 2006. Accordingly, there was no accumulated benefits balance under the Wachovia pension plan as of December 31, 2006 for Ms. Davis.

Wachovia Pension Plan and Trust:

A qualified retirement benefit plan that provides an annual benefit commencing at age 65 equal to the sum of (i) 1.15% of final average monthly compensation up to covered compensation, times years of benefit service (up to 35 years), (ii) 1.55% of final average monthly compensation above covered compensation, times years of benefit service (up to 35 years), and (iii) 0.5% of final average monthly compensation times years of benefit service in excess of 35 years. For purposes of determining benefits under the plan, “final average monthly compensation” is the greater of the monthly average of “benefits eligible compensation” during (i) any five (or fewer) consecutive full calendar years of service in eligible employment during the last 10 full calendar years of service in eligible employment with Wachovia, or (ii) the final 60 consecutive full calendar months of service in eligible employment with Wachovia, counting benefits eligible compensation in any last partial month as compensation for the preceding month. Benefits eligible compensation reflects base salary before any reductions for contributions to the Wachovia Savings Plan or before-tax contributions for health and welfare benefits or transportation spending accounts.

Employees that are classified as a full-time or part-time employee that have reached age 21 and have completed one year of service are eligible to participate in the plan. Participants become vested in plan benefits when they have earned five years of service credit based on 1,000 hours of service in a calendar year. Participants are eligible for Normal Retirement on the first day of the month on or after the date they have reached age 65 and have completed five years of vesting service. Participants are eligible to elect early retirement on the first day of any calendar month after reaching age 50 and having completed 10 years of service. The normal retirement benefit for a 20-year participant is not reduced for retirement between ages 62 and 65.

Since 2000, before he became an executive officer, Mr. Wurtz has participated in the First Union Corporation Benefit Restoration Plan, a non-qualified retirement benefit plan intended to restore benefits that are curtailed as a result of legal limits that apply to the Wachovia Pension Plan and Trust. The benefits under the plan represent the benefit Mr. Wurtz would be entitled to under the Wachovia Pension Plan and Trust, calculated without regard to the compensation limit in effect under Internal Revenue Code Section 401(a)(17) or the benefit limit in effect under Section 415.

In addition to his participation in the Wachovia Pension Plan and Trust following Wachovia’s acquisition of SouthTrust on November 1, 2004, Mr. Malone participated in the following SouthTrust defined benefit retirement plans, from which all accumulated benefits were paid to him in a lump-sum in 2006 upon his retirement from Wachovia:

Additional Retirement Plan: Provides for benefits that mirror those of the Wachovia Pension Plan on compensation excluded by Internal Revenue Service regulations from inclusion in the Pension Plan.

Performance Incentive Retirement Benefit Plan: Provides retirement benefits on short-term incentive compensation. The plan formula mirrors the formula in the Wachovia Pension Plan and applies it to the short-term incentive compensation paid to included executives.

Enhanced Retirement Benefit Plan: Provides retirement benefits using the same formula as the Wachovia Pension Plan but applying it to a three year average compensation figure for both base salary and short-term incentive income rather than the five year average used in both the Wachovia Pension Plan and the Performance Incentive Retirement Plan.

Second Deferred Benefit Plan: SouthTrust adopted in 2000 a retirement plan that provides a deferred compensation benefit equivalent to the present value of a 6% base salary increase over a four year period, including the effect such salary increase would have on his 401(k) and ESOP benefit, pension benefit and short-term incentive payments from SouthTrust.

Executive Management Retirement Plan: Effective January 1, 2002, provides a retirement benefit that includes long-term incentive compensation in determining the benefits.

In addition, Mr. Malone is currently receiving an annual payment of $480,000 under the SouthTrust Corporation Executive Deferred Compensation Plan. This plan was established to provide an annual benefit in lieu of $30,000 in annual contributions to a SouthTrust defined contribution plan that he elected to forego in 1987. The plan provides for payments for the greater of 15 years or his lifetime. Annual payments commenced in 1996.

Ms. Davis entered into her SERA with legacy Wachovia in 1999. Ms. Davis’ SERA is a non-qualified retirement benefit plan that provides an annual benefit commencing at age 60 equal to 2.5% of highest 3 year average total cash compensation (base salary and incentive) prior to any deferrals during the final five full years of service multiplied by the number of years of service credit. The benefit has a maximum benefit of 62.5% and is subject to an offset for any qualified defined benefit payments. Under the terms of the SERA and her employment agreement, Ms. Davis receives service credit through May 31, 2009. In conjunction with the Wachovia-First Union merger, which constituted a “change of control” of legacy Wachovia as defined in the SERA, Ms. Davis is fully vested in the benefits of the SERA which may not be terminated, suspended or amended without her agreement.

Nonqualified Deferred Compensation Table

The following table sets forth for the Named Officers: (i) their name (column (a)); (ii) the dollar amount of total account balances as of the beginning of Wachovia’s last fiscal year (column (b)); (iii) the dollar amount of aggregate executive contributions during Wachovia’s last fiscal year (column (c)); (iv) the dollar amount of aggregate Wachovia contributions during Wachovia’s last fiscal year (column (d)); (v) the dollar amount of aggregate interest or other earnings accrued during Wachovia’s last fiscal year (column (e)); (vi) the aggregate dollar amount of all withdrawals and distributions during Wachovia’s last fiscal year (column (f)); and (vii) the dollar amount of total account balances as of the end of Wachovia’s last fiscal year (column (g)).

NONQUALIFIED DEFERRED COMPENSATION

				Aggregate
		Executive	Wachovia	Earnings	Aggregate
	Starting Balance	Contributions	Contributions	in 2006	Withdrawals/	Aggregate Balance
Name	at 1/1/2006 ($)(1)	in 2006 ($)	in 2006 ($)(2)	($)(3)	Distributions ($)	at 12/31/2006 ($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Thompson	3,812,453	49,050	52,200	434,477	9,866	4,338,314
Wurtz	2,016,830	431,875	15,938	320,989	0	2,785,632
Jenkins	13,613,202	1,651,250	28,800	1,179,982	0	16,473,234
Cummings	126,884	15,000	16,800	25,221	0	183,905
Carroll	1,800,582	37,450	25,320	167,946	170,267	1,861,031
Malone	21,283,547	3,212,500	0	2,355,850	3,113,863	23,738,034
Kelly	4,263,656	0	0	137,242	4,400,898	0
Davis	408,797	7,380	3,690	24,091	308,948	135,010

(1)	Represents the aggregate balances in all Wachovia-sponsored non-qualified defined contribution and other deferred compensation plans, including (a) the Wachovia Savings Restoration Plan, (b) the Wachovia deferred compensation plans, and (c) in the case of Mr. Malone, deferred compensation plans sponsored by SouthTrust that Wachovia assumed in the Wachovia—SouthTrust merger. See below for a description of these plans.

(2)	Represents Wachovia’s contributions matching the Named Officer’s personal contributions in the Wachovia Savings Restoration Plan.

(3)	Represents earnings on plan balances in 2006. Earnings may increase or decrease depending on the performance of the elected investments. Above-market earnings are reflected in the “Summary Compensation Table”, footnote (4); otherwise earnings on these plans are not reflected in the “Summary Compensation Table”.

The following table sets forth information about (1) the extent to which deferred compensation contributions and earnings (columns (c), (d) and (e) above) are reported as compensation in the “Summary Compensation Table” in this proxy statement, and (2) the extent to which amounts reported in the aggregate balance at December 31, 2006 (column (g) above) were previously reported as compensation to the Named Officers in the Summary Compensation Table in prior year’s proxy statements.

	12/31/2006 Balance Reported in			12/31/2006 Balance Reported in
	the Summary Compensation Table for 2006			Prior Year Summary Compensation Tables
		Deferred				Deferred
		Compensation				Compensation
		in Excess of		Contributions		in Excess of
	Contributions ($) (a)	Market ($) (b)	Total ($)	Employee ($) (c)	Employer ($) (d)	Market ($) (e)	Total ($)

Thompson	101,250	129,515	230,765	900,325	323,600	322,917	1,546,842
Wurtz	447,813	15,031	462,844	0	0	0	0
Jenkins	1,680,050	345,898	2,025,948	5,531,200	147,520	582,528	6,261,248
Cummings	31,800	0	31,800	45,000	46,700	0	91,700
Carroll	62,770	31,675	94,445	365,565	65,280	67,283	498,128
Malone (f)	3,212,500	834,248	4,046,748	1,687,529	51,000	431,738	2,170,267
Kelly	0	34	34	3,306,833	99,600	650	3,407,084
Davis (g)	11,070	0	11,070	0	0	0	0

(a)	Amounts reflect aggregate executive and Wachovia contributions in 2006 to deferred compensation accounts that have been reported in “Summary Compensation Table”.

(b)	Amounts reflect above-market interest on deferred compensation earned in 2006 and that have been reported in “Summary Compensation Table”.

(c)	Amounts reflect executive contributions to deferred compensation accounts at the election of the Named Officer in years prior to 2006 and which were reported in “Summary Compensation Table” in prior year proxy statements.

(d)	Amounts reflect Wachovia contributions to deferred compensation accounts in years prior to 2006 and which were reported in “Summary Compensation Table” in prior year proxy statements.

(e)	Amounts reflect above-market interest on deferred compensation earned in years prior to 2006 and which were reported in “Summary Compensation Table” in prior year proxy statements.

(f)	Amounts exclude deferred earnings in excess of market he earned that were reported in SouthTrust proxy statement filings.

(g)	Amounts exclude deferred earnings in excess of market she earned that were reported in legacy Wachovia proxy statement filings.

Wachovia Corporation Savings Restoration Plan:

The Wachovia Corporation Savings Restoration Plan is an unfunded, nonqualified deferred compensation plan that provides for pre-tax deferral contributions to restore 401(k) savings plan contributions beyond the IRS qualified savings plan contribution limitations. For 2006, employees with an annual base salary greater than $210,000 as of August 31, 2005 were eligible to participate and could elect to contribute up to 30% of base salary. Wachovia matches participants’ contributions on a dollar for dollar basis up to 6% of base salary.

Participants direct deferred balances in eleven investment index benchmarks which mirror those offered in Wachovia’s 401(k) savings plan, with the exception of the Wachovia Common Stock Fund. Participants may reallocate deferred balances among the various investment indexes on a daily basis.

At the time participants elect to participate in the plan, they chose whether to receive payments in a lump sum or annual installments paid over ten years. Participants also chose when payments will be made, either at separation or retirement (whichever occurs earlier) or after a specified number of years not to be less than five years.

Loans are not permitted under the plan. In the event an unforeseeable emergency resulting from unusual or extraordinary events which cause severe financial hardship, participants may petition for a hardship distribution subject to administrative committee approval in accordance with Internal Revenue Code Section 409A and other regulatory constraints. In the event a participant ceases to be employed by Wachovia, the deferral account balance will be distributed in accordance with the elected method of distribution.

Wachovia Corporation Elective Deferral Plan

The Elective Deferral Plan is an unfunded, nonqualified deferred compensation plan that provides for voluntary deferral of base salary and/or incentive, draw, and commission payments until a future date—generally retirement, death, or separation. For 2006, employees with total cash compensation (base salary, incentive, draw and commission) of $210,000 and greater paid between January 1, 2004 through December 31, 2004 and/or September 1, 2004 through August 31, 2005 were eligible to participate in the plan and could elect to defer 10% to 75% of base salary earned from January 1, 2006 to December 31, 2006 and 10% to 90% of incentive, draw and commission compensation earned in 2006.

Participants direct deferred balances in eleven investment index benchmarks which mirror those offered in Wachovia’s 401(k) savings plan, with the exception of the Wachovia Common Stock Fund. Participants may reallocate deferred balances among the various investment indexes on a daily basis.

At the time participants elect to participate in the plan, they chose whether to receive payments in a lump sum or annual installments paid over ten years. Participants also chose when payments will be made, either at separation or retirement (whichever occurs earlier) or after a specified number of years not to be less than five years.

Loans are not permitted under the plan. In the event an unforeseeable emergency resulting from unusual or extraordinary events which cause severe financial hardship, participants may petition for a hardship distribution subject to administrative committee approval in accordance with Internal Revenue Code Section 409A and other regulatory constraints. In the event a participant ceases to be employed by Wachovia, the deferral account balance will be distributed in accordance with the elected method of distribution.

Wachovia Corporation Executive Deferred Compensation Plans I, II and III

The Executive Deferred Compensation Plans I, II and III are unfunded, nonqualified deferred compensation plans that provided senior managers selected by Wachovia’s Chief Executive Officer the ability to voluntarily defer base salary and/or incentive payments until a future date—generally retirement, death, or separation. Participation in this plan was frozen and contributions ceased in February 2002.

Participant balances are credited with a rate equal to the average of the Prime Rate over four quarters plus 2%. The interest is credited on December 31 each year.

The Executive Deferred Compensation Plan I dictates that a participant’s account balance be paid in approximately 10 equal installments. In the event that a participant voluntarily terminates employment and/or becomes affiliated with a competitor, payment will be made in the form of a lump sum. The Executive Deferred Compensation Plan II allows participants to elect whether to receive payments in a lump sum or annual installments paid over ten years in approximately 10 equal installments. In the event that a participant voluntarily terminates employment and/or becomes affiliated with a competitor, payment will be made in the form of a lump sum. The Executive Deferred Compensation Plan III dictates that a participant’s account balance be paid in a lump sum.

Loans are not permitted under the plans. In the event an unforeseeable emergency resulting from unusual or extraordinary events which cause severe financial hardship, participants may petition for a hardship distribution subject to administrative committee approval.

The Executive Deferred Compensation Plan I allows a participant to irrevocably elect to withdraw an amount from the plan 90 days prior to December 31 every five years. There is a 6% penalty associated with this type of withdrawal.

SouthTrust Corporation Deferred Compensation Plan

The SouthTrust Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan that provided senior officers of SouthTrust the ability to voluntarily defer base salary and/or incentive payments. Wachovia assumed SouthTrust’s obligations under this plan following the Wachovia—SouthTrust merger in November 2004. Contributions to this plan ceased in February 2005.

Participant balances are credited with a rate equal to the average of the Prime Rate for the quarter, plus 2%. The interest is credited on the last day of each quarter.

Participants may choose whether to receive payments in a lump sum or in quarterly or annual installments not to exceed 15 years. Participants begin receiving payment upon reaching the age designated for early or normal retirement or upon separation of service (whichever occurs earlier).

SouthTrust Corporation Supplemental Retirement Benefit Plan

The SouthTrust Supplemental Retirement Benefit Plan is an unfunded, nonqualified deferred compensation plan that provided senior officers of SouthTrust benefits that would have otherwise been provided under the SouthTrust Corporation Profit Sharing Plan if not for the limitations imposed by the Internal Revenue Code. Wachovia assumed SouthTrust’s obligations under this plan following the Wachovia—SouthTrust merger in November 2004. Contributions to this plan ceased in December 2004.

Participants direct deferred balances in investment index benchmarks which mirror those offered in Wachovia’s 401(k) savings plan, with the exception of the Wachovia Common Stock Fund. Participants may reallocate deferred balances among the various investment indexes on a daily basis.

Participants are paid in a lump sum in the month following their request for distribution in the Wachovia Savings Plan.

Legacy Wachovia Executive Deferred Compensation Plan

Legacy Wachovia restated the Executive Deferred Compensation Plan effective January 1, 2000 to include the legacy Wachovia Retirement Savings & Profit Sharing Benefit Equalization Plan (RSPSP Equalization Plan). The RSPSP Equalization Plan is a nonqualified deferred compensation plan that provided senior officers of legacy Wachovia benefits that would have otherwise been provided under the legacy Wachovia Retirement Savings & Profit Sharing Plan if not for the limitations imposed by the Internal Revenue Code. Contributions to this plan ceased in December 2001.

Participant balances are credited with a rate equal to the AFR Long Term Rate. The balance increases daily based on the rate for the current month.

Participants with a balance greater than $25,000 will receive monthly distributions for 10 years beginning the January following the termination date. Participants with a balance less than $25,000 will receive a lump sum distribution the January following the termination date.

In the event of an unforeseeable emergency resulting from unusual or extraordinary events which cause severe financial hardship, the participant may petition for a hardship distribution subject to administrative committee approval.

Potential Payments Upon Termination or Change-in-Control

General Assumptions

The presentation herein makes certain assumptions in order to discuss various scenarios, as required by SEC regulation. For these purposes, Wachovia has assumed that each executive’s date of termination as a result of the indicated triggering event or the occurrence of a change in control of Wachovia is December 31, 2006 and the price per share of Wachovia common stock on the date of termination is $56.95, which was the closing price of Wachovia common stock on December 29, 2006 (the last business day of the fiscal year). Unless provided otherwise, all payments would be made by Wachovia under the applicable benefit plan, program or agreement. The discussion herein summarizes benefits the Named Officers may be entitled to receive under certain Wachovia plans and/or agreements. Stockholders are encouraged to refer to those agreements which are filed or incorporated by reference in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2006.

Mr. Thompson

In December 2005, at his request, Mr. Thompson and Wachovia terminated his employment agreement. Therefore, any payments or benefits to which he would be entitled upon his termination of employment or a change in control of Wachovia would be governed by other existing plans and programs maintained by Wachovia.

Stock Award Acceleration

Mr. Thompson would be entitled to accelerated vesting of all outstanding stock options and restricted stock awards under the SIP in the event of his early retirement (he was early retirement eligible as of December 31, 2006), involuntary termination not for cause (whether or not in connection with a change of control of Wachovia), death or disability or upon a change in control of Wachovia. For these purposes, we have assumed that the Compensation Committee consented to his early retirement. As of December 31, 2006, 1,372,249 unvested stock options and 304,096 unvested restricted stock awards previously granted to him having a value of $10,423,350 and $17,318,267, respectively, would vest fully in each of these circumstances. A termination of employment for cause would not result in accelerated vesting of such stock awards.

Severance Benefits

Because Mr. Thompson does not have an employment agreement with Wachovia, if his employment with Wachovia were to cease, he may be eligible to receive payments under Wachovia’s severance plan generally available to Wachovia employees. In such event, Wachovia’s severance plan would entitle him, based on his years of service, to receive 16 months of base salary which would amount to $1,453,333 as of December 31, 2006.

Insurance Bonus Agreement

As indicated in footnote (5)(a) to “Summary Compensation Table”, following termination of his split dollar life insurance agreement in 2003, Mr. Thompson and Wachovia entered into two Insurance Bonus Agreements in 2003 and 2004 to compensate him for the cost of obtaining and maintaining personal supplemental life insurance benefits in lieu of his split-dollar life insurance arrangement.

The aggregate amount payable under Mr. Thompson’s Insurance Bonus Agreements calculated based on the later of his or his spouse’s life expectancy using the RP2000 mortality tables projected forward six years and a 5.50% discount rate would be approximately $878,426 over the life of those agreements, which includes a tax gross-up. Annual bonus amounts are paid by Wachovia directly to the insurer for his benefit. His Insurance Bonus Agreements terminate generally upon the earlier of: (i) the later of his or his spouse’s death; (ii) termination of his employment, other than termination due to retirement with Wachovia’s consent; or (iii) by Wachovia for any reason other than for cause or due to long-term disability, provided that this later termination event would not apply after a change in control of Wachovia.

Incentive Award

In event of a “change of control”, the covered officer incentive component of the SIP provides that incentive awards will be paid out based on Wachovia’s adjusted net income for the prior year or other method of payment as determined by the Compensation Committee for the award. Assuming a change of control of Wachovia occurred as of December 31, 2006, Mr. Thompson would be entitled to receive his annual cash incentive award based on current year performance. The actual incentive amount paid for

2006 is reflected in the column titled “Non-Equity Incentive Plan Compensation” in “Summary Compensation Table”.

Benefits Generally Available to All Employees

Mr. Thompson also would be entitled to receive certain benefits available to Wachovia employees generally, including accrued vacation, 401(k) savings plan and other deferred compensation distributions, retiree medical benefits, group and supplemental life insurance benefits and short-term and long-term disability benefits. He was eligible for early retirement on December 31, 2006 and, therefore, would be entitled to retiree medical benefits under Wachovia’s Retiree Health and Welfare Program. See also “Nonqualified Deferred Compensation Table” and “Pension Benefits Table” for balances Mr. Thompson may be entitled to receive following termination.

  Messrs. Wurtz, Jenkins, Cummings and Carroll

The following table sets forth information about potential payments to Messrs. Wurtz, Jenkins, Cummings and Carroll in the event their employment was terminated or following a change in control of Wachovia. Refer to the footnotes following the table for an explanation of the presentation. See also “— Employment Agreements” below.

	SEVERANCE COMPENSATION				BENEFITS AND PERQUISITES
			Unvested	Unvested	Medical,
			and	and	Dental
			Accelerated -	Accelerated -	and
	Pro Rata		Stock	Restricted	Life
	Annual		Options/	Stock	Insurance	Other	280G Tax
Name	Bonus ($)(1)	Severance ($)(2)	SARs ($)(3)	Awards ($)(3)	Benefits ($)(4)	Perquisites ($)(5)	Gross-Up ($)(6)	Total ($)

Wurtz
Voluntary Termination	0	0	0	0	0	0	0	0
By Company without Cause (8)	1,600,000	4,101,000	764,316	1,723,877	135,486	50,000	0	8,374,679
By Company with Cause	0	0	0	0	0	0	0	0
By Company without Cause or by Executive for Good Reason (9)(10)	1,600,000	4,101,000	764,316	1,723,877	135,486	50,000	159,750	8,534,429
Change in Control (without termination)	0	0	764,316	1,723,877	0	0	0	2,488,193
Death or Disability	1,600,000	425,000	764,316	1,723,877	0	0	0	4,513,193

Jenkins
Early Retirement (7)	3,700,000	0	3,938,243	6,097,181	0	0	0	13,735,424
By Company without Cause (8)	3,700,000	13,326,000	3,938,243	6,097,181	155,854	70,000	0	27,287,278
By Company with Cause	0	0	0	0	0	0	0	0
By Company without Cause or by Executive for Good Reason (9)	3,700,000	13,326,000	3,938,243	6,097,181	562,736	70,000	6,396,563	34,090,723
Change in Control (without termination)	0	0	3,938,243	6,097,181	0	0	0	10,035,424
Death or Disability	3,700,000	700,000	3,938,243	6,097,181	0	0	0	14,435,424

Cummings
Early Retirement (7)	3,750,000	0	1,871,288	3,948,856	575,031	0	0	10,145,175
By Company without Cause (8)	3,750,000	12,840,000	1,871,288	3,948,856	795,275	70,000	0	23,275,419
By Company with Cause	0	0	0	0	0	0	0	0
By Company without Cause or by Executive for Good Reason (9)	3,750,000	12,840,000	1,871,288	3,948,856	1,819,640	70,000	5,101,139	29,400,923
Change in Control (without termination)	0	0	1,871,288	3,948,856	0	0	0	5,820,144
Death or Disability	3,750,000	500,000	1,871,288	3,948,856	575,031	0	0	10,645,175

Carroll
Voluntary Termination	0	0	0	0	0	0	0	0
By Company without Cause (8)	2,750,000	10,291,560	2,430,322	3,708,812	211,509	70,000	0	19,462,203

	SEVERANCE COMPENSATION				BENEFITS AND PERQUISITES
			Unvested	Unvested	Medical,
			and	and	Dental
			Accelerated -	Accelerated -	and
	Pro Rata		Stock	Restricted	Life
	Annual		Options/	Stock	Insurance	Other	280G Tax
Name	Bonus ($)(1)	Severance ($)(2)	SARs ($)(3)	Awards ($)(3)	Benefits ($)(4)	Perquisites ($)(5)	Gross-Up ($)(6)	Total ($)

By Company with Cause	0	0	0	0	0	0	0	0
By Company without Cause or by Executive for Good Reason (9)	2,750,000	10,291,560	2,430,322	3,708,812	1,174,648	70,000	4,893,286	25,318,628
Change in Control (without termination)	0	0	2,430,322	3,708,812	0	0	0	6,139,134
Death or Disability	2,750,000	642,000	2,430,322	3,708,812	0	0	0	9,531,134

(1)	Prorated based on a 365-day calendar year using a December 31, 2006 termination date and the higher of the executive’s current target incentive award or highest incentive award paid during the prior three calendar years. Amounts differ from the annual cash incentive award for the executives in “Summary Compensation Table” because the 2006 incentive award had not been determined as of December 31, 2006.

(2)	Represents severance payments in accordance with individual employment agreements as further detailed in “—Employment Agreements” below.

(3)	Values for stock options have been calculated using the difference between $56.95 and the option exercise price; restricted stock awards valued at $56.95.

(4)	Represents medical, dental and life insurance coverage benefits outlined in the table below, valued at the incremental cost to Wachovia of providing such benefits for the time periods indicated:

	Wurtz		Jenkins		Cummings		Carroll
	2 years	Life (e)	3 years	Life	3 years	Life	3 years	Life

Medical Insurance Coverage ($)(a)	121,900	121,900	106,700	475,400	185,800	1,122,600	183,000	1,064,500
Dental Insurance Coverage ($)(a)	300	300	200	1,900	400	3,300	0	0
Life Insurance Coverage ($)(b)	1,300	1,300	3,000	12,700	2,200	11,100	2,800	14,500
Supplemental Life Insurance Benefits ($)(c)	N/A	N/A	N/A	N/A	575,031	575,031	N/A	N/A
Executive Life Insurance Program ($)(d)	11,986	11,986	45,954	72,736	31,844	107,609	25,709	95,648

Total ($)	135,486	135,486	155,854	562,736	795,275	1,819,640	211,509	1,174,648

(a)	Reflects the maximum projected cost of continued coverage under Wachovia’s special medical program for the executive and his family for the period indicated based the executive’s elections for coverage in 2007. Assumes the following: (i) participation of the executive’s children until age 26; (ii) at age 65, that Medicare pays 65% of the cost of coverage; (iii) a 5.50% discount rate; (iv) an annual rate of cost increase ranging from 5% to 10% depending on the particular year; and (v) life expectancies for the executive and his spouse based on the RP2000 mortality tables projected forward six years.

(b)	Reflects the cost of continued coverage under Wachovia’s group life insurance plan (providing a benefit equal to base salary) for the period indicated. Assumes a 5.50% discount rate and life expectancies for the executive based on the RP2000 mortality tables projected forward six years.

(c)	For Mr. Cummings, amount reflects aggregate bonuses payable over the life of his Insurance Bonus Agreement calculated based on the longer life expectancy of the executive or his spouse using the RP2000 mortality tables projected forward six years and a 5.50% discount rate. No cost has been reported in the above table in the event of a change in control without termination as these payments would continue during ongoing employment. See additional discussion in footnote (5)(a) to “Summary Compensation Table”.

(d)	Reflects the cost of continued coverage under Wachovia’s executive life insurance plan (providing a benefit up to eight times base salary) for the period indicated. Assumes a 5.50% discount rate and the remaining term of payment obligation on the existing policies.

(e)	Reflects the cost of continued coverage at active employee rates for two years after which time Mr. Wurtz is entitled to continued participation in such programs or plans, as applicable, upon payment to Wachovia of its cost of providing such coverage.

(5)	Represents continued participation in Wachovia’s fringe benefit or perquisite plans or programs in which the executive participated immediately prior to his date of termination for a three year period (two years in the case of Mr. Wurtz) as outlined in the table below, valued at the incremental cost to Wachovia of providing such benefits:

	Wurtz	Jenkins	Cummings	Carroll

Financial Planning ($)(a)	30,000	45,000	45,000	45,000
Outplacement Services ($)(b)	10,000	10,000	10,000	10,000
Executive Physical ($)(c)	10,000	15,000	15,000	15,000

Total ($)	50,000	70,000	70,000	70,000

(a)	Represents reimbursement of financial planning expenses incurred by the executive (subject to an annual maximum of $15,000).

(b)	Represents outplacement services to which the executive is entitled for a maximum period of 12 months based on current annual base salary level. This benefit is available generally to all involuntarily terminated employees although the benefit amount varies by salary level.

(c)	Represents reimbursement for the cost of executive physicals (subject to a maximum of $7,500 every 18 months).

(6)	Assumes a Section 280G of the Internal Revenue Code excise tax rate of 20%, the Medicare rate is 1.45% (assumes the Social Security Wage Base is reached based on other income prior to application of the gross-up), the Federal tax rate is 35%, the applicable state tax rate is North Carolina at 8% and the city/local tax rate is 0%. The effective Federal tax rate used to calculate the excise tax gross-up is 32.8125%. All amounts would be paid by Wachovia directly to the relevant taxing authority on behalf of the executive. Amounts presented assume that stock options are cashed out for a payment equal to the difference between $56.95 and the option exercise price in the event of a change in control of Wachovia.

(7)	Assumes the executive is early retirement eligible as of December 31, 2006 based on the eligibility requirements of Wachovia’s pension plan. Messrs. Carroll and Wurtz were not eligible for early retirement on such date.

(8)	Assumes a termination by Wachovia without cause or by the executive for good reason. Assumes the executive’s termination-related benefit includes: (i) a pro rata incentive award for the period through the executive’s termination date, based on the highest incentive award paid during either the three calendar years prior to termination or the executive’s then applicable target incentive award; (ii) an amount equal to three times (two times in the case of Mr. Wurtz) the executive’s annual base salary and the highest incentive award determined in accordance with (i) above; (iii) an amount equal to three times (two times in the case of Mr. Wurtz) the highest matching contribution by Wachovia for the executive’s benefit in Wachovia’s 401(k) savings plan and Savings Restoration Plan for the preceding five years (three years in the case of Mr. Wurtz); (iv) medical, dental and life insurance benefits for the executive and family members for three years (two years in the case of Mr. Wurtz) after the termination date. See footnote (4) above for a detail of medical, dental, and life insurance benefits; and (v) other perquisites.

(9)	Assumes a termination by Wachovia (or its successor) without cause or by the executive for good reason following a change-in-control. In addition to the severance benefits described in footnote (8) above, assumes that the executive’s severance benefit includes medical, dental and life insurance benefits for the executive and his family for life because the termination date follows a “change in control” of Wachovia. See footnote (4) above for a detail of medical, dental, and life insurance benefits.

(10)	Aggregate termination-related benefits payable to Mr. Wurtz reflect a reduction of $2,010,938 in accordance with the severance limitations as provided in his employment agreement and Wachovia’s Severance Policy (discussed below in “—Employment Agreements”). The 280G excise tax gross-up benefit as reported reflects this reduction.

Employment Agreements

  Messrs. Wurtz, Jenkins, Cummings and Carroll

As discussed in “Compensation Discussion & Analysis”, Wachovia has entered into employment agreements with Messrs. Wurtz, Jenkins, Carroll and Cummings. Each of these employment agreements has an initial employment period of three years and is automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date.

Consistent with Wachovia’s Severance Policy for Shareholder Approval of Future Severance Agreements (the “Severance Policy”) adopted by the board in August 2006, the aggregate amount of all severance benefits to which Mr. Wurtz is entitled under his agreement will not exceed 2.99 times his annual base salary plus his highest annual incentive award awarded in any of the last three fiscal years as determined in accordance with the terms of the Severance Policy. The other employment agreements were entered into prior to the Severance Policy’s adoption. For additional information on Wachovia’s Severance Policy, see “Post-Termination Compensation and Benefits—Employment Agreements” under “Compensation Discussion & Analysis”.

Payments Upon Termination Due to Early or Normal Retirement

The employment agreements provide that if the executive terminates employment due to early retirement or normal retirement (assuming normal retirement age of 65 as provided under Wachovia’s tax qualified pension plan) during the three year term of the agreement (two year term in the case of Mr. Wurtz), the executive will be entitled to a pro rata annual incentive award for the period prior to the termination date, based on the highest incentive award paid during either the three calendar years prior to termination or the executive’s then current target incentive award. For a description of stock award acceleration upon termination due to retirement, see “—Stock Award Acceleration” below.

In addition, the executive would be entitled to benefits under Wachovia’s Retiree Health and Welfare Program. Because this program is available generally to all retired employees, no amounts are presented in the table above for continued retiree medical and dental coverage under these circumstances.

Payments Upon Involuntary not for Cause Termination and Termination for Good Reason

The employment agreements provide that if Wachovia terminates the executive’s employment for reasons other than “cause”, death, disability or retirement or the executive terminates employment for “good reason”, then the executive will be entitled to receive: (i) a pro rata annual incentive award for the period through the executive’s termination date, based on the highest incentive award paid during either the three calendar years prior to termination or the executive’s then applicable target incentive award; (ii) an amount equal to three times (two times in the case of Mr. Wurtz) the executive’s annual base salary and the highest incentive award determined under (i) above; and (iii) medical, dental and life insurance benefits for the executive and his family for three years (two years in the case of Mr. Wurtz) after the termination date (or for life if the termination date occurs after a “change in control” of Wachovia). Each executive is also entitled to a cash payment equal to the highest matching contribution by Wachovia for the executive’s benefit in Wachovia’s 401(k) savings plan and Savings Restoration Plan for the five years (three years in the case of Mr. Wurtz) prior to termination for a three year period (two year period in the case of Mr. Wurtz). Such amounts are payable to the executive in equal annual installments.

In addition, the executive is entitled to continue to participate in Wachovia’s fringe benefit and perquisite plans or programs in which the executive participated immediately prior to his date of termination for a three year period (two years in the case of Mr. Wurtz). Those benefits include reimbursement of financial planning expenses (subject to an annual maximum of $15,000 under current company policy) and reimbursement of costs for executive physicals (subject to a maximum of $7,500 every 18 months under current company policy). For purposes of the table above, Wachovia has assumed the maximum amount reimbursable to the executive for financial planning and executive physical expenses.

A termination is for “cause” if it is for any of the following reasons: (i) the continued and willful failure of the executive to perform substantially the executive’s duties with Wachovia (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by Wachovia which specifically identifies the manner in which Wachovia believes that the executive has not substantially performed the executive’s duties and a reasonable time for such substantial performance has elapsed since delivery of such demand; or (ii) the willful engaging by the executive in illegal conduct or gross misconduct which is materially injurious to Wachovia.

A termination is for “good reason” if it is for any of the following reasons:

(ia) as applicable to Messrs. Jenkins, Carroll and Cummings only, the substantial diminution in the overall importance of the executive’s role, as determined by balancing (A) any increase or decrease in the scope of the executive’s management responsibilities against (B) any increase or decrease in the relative sizes of the businesses, activities or functions (or portions thereof) for which the executive has responsibility; provided, however, that none of (I) a change in the executive’s title, (II) a change in the hierarchy, (III) a change in the executive’s responsibilities from line to staff or vice versa, and (IV) placing the executive on temporary leave pending an inquiry into whether the executive has engaged in conduct that could constitute “cause” under the agreement, either individually or in the aggregate shall be considered “good reason”;

(ib) as applicable to Mr. Wurtz only, prior to a “change in control”, the substantial diminution in the overall importance of the executive’s role, as determined by a reduction in the executive’s targeted annual incentive award opportunity (but not a reduction in the executive’s actual annual incentive award payment), targeted stock-based incentive compensation opportunity (but not a reduction in the executive’s actual stock-based incentive awards) or the executive no longer being deemed to be an “executive officer” of Wachovia as determined by the board; provided, however, that none of (A) a change in the executive’s title, (B) a change in the hierarchy, (C) a change in the executive’s responsibilities from line to staff or vice versa, and (D) placing the executive on temporary leave pending an inquiry into whether the executive has engaged in conduct that could constitute “cause” under the agreement, either individually or in the aggregate shall be considered “good reason”;

(ii) any failure by Wachovia to comply with any material provision of the agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Wachovia promptly after receipt of notice thereof given by the executive;

(iii) any purported termination by Wachovia of the executive’s employment otherwise than as expressly permitted by the agreement;

(iv) as applicable to Messrs. Jenkins, Carroll and Cummings only, at any time prior to the executive reaching age 63, Wachovia giving notice to the executive of its intention not to extend the term of the agreement;

(v) following a “change in control”, the relocation of the principal place of the executive’s employment to a location that is more than 35 miles from such principal place of employment immediately prior to the date the proposed “change in control” is publicly announced, or Wachovia requiring the executive to travel on company business to a substantially greater extent than required immediately prior to the “change in control”;

(vi) following a “change in control”, Wachovia’s requiring the executive or all or substantially all of the Wachovia employees who report directly to the executive immediately prior to the date the proposed “change in control” is publicly announced to be based at any office or location other than such person’s office or location on such date;

(vii) any failure by Wachovia to require any successor by purchase, merger, consolidation or otherwise to assume and agree to perform Wachovia’s obligations under the agreement; or

(viii) following a “change in control”, assignment to the executive of any duties inconsistent in any respect with the executive’s position as in effect immediately prior to the public announcement of the proposed “change in control” (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by Wachovia which results in any diminution in such position, authority, duties or responsibilities.

Payments upon Termination in Connection with a Change in Control or upon a Change in Control

The employment agreements provide that if Wachovia terminates the executive’s employment without “cause” or the executive terminates his employment for “good reason” in connection with or following a “change in control”, then the executive will be entitled to the benefits described above under “—Payments Upon Involuntary not for Cause Termination and Termination for Good Reason” and presented in the table above. In addition, the executive will be entitled to medical, dental and life insurance benefits for the executive and family members for life (rather than for three years, or two years in the case of Mr. Wurtz) if the termination date occurs after a “change in control” of Wachovia.

Upon the occurrence of a “change of control” under the covered officer incentive component of the SIP, the executive will be entitled to payment of his annual performance-based cash incentive award based on Wachovia’s adjusted net income for the prior year or other method of payment as determined by the Compensation Committee for the award. For purposes of this discussion, Wachovia has assumed the annual cash incentive award is the higher of the executive’s current target incentive award or highest incentive award paid during the prior three years.

For a description of stock award acceleration upon a “change of control” under the SIP, see “—Stock Award Acceleration” below.

A “change in control” under each executive’s employment agreement means any of the following:

(i) The acquisition by any individual, entity or group of beneficial ownership of 20% or more of either (A) Wachovia’s then outstanding shares of common stock or (B) the combined voting power of Wachovia’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that the following acquisitions will not constitute a “change in control”: (1) any acquisition directly from Wachovia; (2) any acquisition by Wachovia; or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Wachovia or any corporation controlled by Wachovia; or

(ii) Individuals who constitute the current incumbent board cease for any reason to constitute at least a majority of the board unless the change in control is approved by a vote of at least a majority of the then incumbent directors; or

(iii) A reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of Wachovia’s assets, unless (A) Wachovia stockholders immediately prior to the transaction owning at least 60% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities of Wachovia entitled to vote generally in the election of directors, as the case may be, own then outstanding shares of common stock and the combined voting power of the then outstanding voting securities of the resulting corporation in substantially the same proportion as their ownership immediately prior to the business combination,

(B) no person (excluding any corporation resulting from a business combination or any employee benefit plan (or related trust) of Wachovia or such corporation resulting from the business combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from a business combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the business combination and (C) at least a majority of the members of the board of directors of the resulting corporation were members of the incumbent board immediately prior to the time of the execution of the initial agreement, or of the action of the board, providing for such a business combination; or

(iv) Approval by Wachovia’s stockholders of a complete liquidation or dissolution of Wachovia.

Payments Upon Termination Due to Death or Disability

The employment agreements provide that if the executive’s employment terminates due to death or disability, the executive will be entitled to payment of (1) a pro rata annual incentive award for the period prior to the termination date, based on the highest incentive award paid during either the three calendar years prior to termination or the executive’s then applicable target incentive award and (2) an amount equal to the executive’s annual base salary. For a description of stock award acceleration upon termination due to death or disability, see “—Stock Award Acceleration” below.

Assuming that the employment of Messrs. Carroll, Cummings, Jenkins or Wurtz terminated upon a disability as provided under their employment agreements, they would not be entitled to disability benefits under Wachovia’s group or executive long-term disability plans in addition to the employment agreement payments reflected in the table above.

Non-Compete, Non-Solicitation, Non-Disparagement and Confidentiality Agreements

Each executive’s employment agreement also contains obligations on the part of the executive regarding non-competition following employment termination in certain circumstances, non-solicitation of employees for a period of three years following employment termination, confidentiality of information obtained while employed with Wachovia and non-disparagement of the business, goodwill or reputation of Wachovia. The non-competition agreement generally prohibits the executive for a period of three years from termination from becoming a director, officer or consultant for any business competing with any Wachovia line of business in which the executive participated while a Wachovia employee and which competing business is located in the geographic areas of Wachovia Bank, National Association. The non-competition agreement will not apply if the executive terminates employment due to retirement or for any reason following a “change in control”, if Wachovia terminates the executive’s employment for any reason following a “change in control”, or if the term of the employment agreement expires due to failure of the executive or Wachovia to extend its term. The confidentiality and non-disparagement obligations have no set term.

Stock Award Acceleration

Unless superceded by the terms of another agreement, the terms of stock awards are governed by the SIP and the applicable stock award grant agreement.

•	Retirement

In the event of termination due to early or normal retirement, the executive will be entitled to accelerated vesting of all outstanding stock option awards and automatic termination of any remaining period of restriction applicable to all outstanding restricted stock awards under the SIP. For purposes of the presentation in the table above, Wachovia has assumed that the Compensation Committee consented to the executive’s early retirement.

•	Death, Displacement or Disability

In the event of termination due to death, displacement (as interpreted under Wachovia’s severance plan) or disability, the executive will be entitled to accelerated vesting of all outstanding stock option awards and automatic termination of any remaining period of restriction applicable to all outstanding restricted stock awards under the SIP.

•	“Change of Control” under SIP

In the event of a “change of control” of Wachovia, the executive will be entitled to accelerated vesting of all outstanding stock option awards and automatic termination of any remaining period of restriction applicable to all outstanding restricted stock awards under the SIP. For purposes of the SIP, a “change of control” has the same meaning as in the employment agreements described above, except that the beneficial ownership percentage in the first sentence of (i) in that definition is 25% instead of 20%.

•	Involuntary Termination Other Than For Cause, Death, Disability or Retirement or Good Reason Termination

The employment agreements provide that if Wachovia terminates the executive’s employment for reasons other than “cause”, death, disability or retirement or the executive terminates employment for “good reason”, then the executive will be entitled to continued vesting of all stock options and restricted stock awards for a period of three years (two years in the case of Mr. Wurtz) and, to the extent not otherwise vested at the end of that period, accelerated vesting of all unvested stock options and restricted stock awards. Notwithstanding the executive’s termination of employment, all stock options granted to the executive will also remain exercisable until the scheduled expiration date of the option.

In the event that termination of employment occurs after a “change of control” under the SIP, the executive would be entitled to stock award acceleration under the SIP as described above. Any stock awards made subsequent to the “change of control” under the SIP would be subject to continued vesting and acceleration as described above. For purposes of the presentation in the table above, Wachovia has assumed that the “change of control” event and termination of employment occurred on the same day.

Insurance Bonus Agreements

As indicated in footnote (5)(a) to “Summary Compensation Table”, following termination of his split dollar life insurance agreement in 2003, Mr. Cummings entered into an Insurance Bonus Agreement with Wachovia to compensate him for the cost of obtaining and maintaining personal supplemental life insurance benefits in lieu of his split-dollar life insurance arrangement. Annual bonus amounts are paid by Wachovia directly to the insurer for Mr. Cummings’ benefit and provide a tax gross-up. As a condition to such payments, Mr. Cummings agreed not to (a) exchange or surrender any part of the policy, (b) obtain a loan against the policy from the insurer, (c) assign any part of the policy as collateral security, (d) change the ownership of any part of the policy by endorsement or assignment or (e) request a settlement of the proceeds of the policy under any method of settlement other than one which is in reference to the life of the insured. Mr. Cummings’ agreement terminates generally upon the later of his or his spouse’s death.

Nonqualified Deferred Compensation

See “Nonqualified Deferred Compensation Table” for aggregate balances the executive would be entitled to receive under all Wachovia-sponsored non-qualified defined contribution and other deferred compensation plans as of December 31, 2006.

Pension Benefits

See “Pension Benefits Table” for the present value of the accumulated benefits payable to each executive upon retirement under Wachovia’s tax qualified pension plan. Such amounts would be payable to each executive in either a lump sum or annuity based on the executive’s elections under the pension plan.

Outplacement Services

The executive is entitled to career transition or outplacement support in accordance with Wachovia’s policies for all displaced employees. The level of benefit provided is dependent upon the employee’s salary at the time of displacement. For executives, this benefit would be provided for a maximum period of 12 months. For purposes of presentation in the table, Wachovia has assumed a maximum cost of $10,000 for that 12 month benefit. Each employment agreement provides that the executive is entitled to receive this benefit upon a termination for “good reason” as well.

280G Tax Gross-Up

Each executive’s employment agreement provides for a gross-up payment equal to the amount of federal excise taxes under Section 280G of the Internal Revenue Code (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by the executive in conjunction with a “change in control” of Wachovia and such taxes become payable, as a result of payments under the agreement or otherwise, and are deemed to be “excess parachute payments” for federal income tax purposes. Amounts shown in the table above do not take into account mitigation for payments made to the executive in consideration of non-competition obligations or as reasonable compensation. Any such payments for Mr. Wurtz may be subject to the limits imposed by his employment agreement pursuant to Wachovia’s Severance Policy.

Benefits Generally Available to All Employees

Each of the executives also will be entitled to receive certain benefits available to Wachovia employees generally, including accrued vacation, 401(k) savings plan distributions, retiree medical benefits, group and supplemental life insurance benefits and short-term and long-term disability benefits.

Because each of Messrs. Jenkins, Carroll, Cummings and Wurtz have an employment agreement with Wachovia providing for severance compensation in lieu of any severance compensation otherwise offered to Wachovia employees, none of these executives would receive any severance compensation pursuant to Wachovia’s severance plan in the event of displacement.

Mr. Malone

On January 31, 2006, Mr. Malone terminated his employment with Wachovia and retired. As previously disclosed in Wachovia’s proxy statement for its 2006 annual meeting of stockholders and the joint proxy statement/prospectus for the special meeting of stockholders to approve Wachovia’s merger with SouthTrust, Mr. Malone entered into an amended and restated employment agreement with SouthTrust in January 1996, which obligations Wachovia assumed in the November 2004 Wachovia-SouthTrust merger. Following the merger, certain changes to his duties entitled him to terminate employment with Wachovia for “good reason” under his employment agreement. His 2006 retirement had the effect of terminating his employment agreement for “good reason”, as well as the Wallace D. Malone, Jr. Nonqualified Deferred Compensation Plan and Agreement, as amended, and the Wallace D. Malone, Jr. Second Nonqualified Deferred Compensation Plan and Agreement. Upon his retirement and as previously disclosed in Wachovia’s prior proxy statements, he became entitled to certain benefits under various other benefit plans, including Wachovia’s deferred compensation plan, the SouthTrust non-contributory, defined benefit pension plan for all SouthTrust employees and several supplemental retirement arrangements which SouthTrust maintained and which obligations Wachovia assumed following the SouthTrust merger.

Employment Agreement

Pursuant to the terms of his employment agreement, in addition to amounts already earned, Mr. Malone became entitled to receive annual termination payments for a period of five years following retirement in the amount of $6.67 million ($33.34 million in the aggregate), which is equal to his annual base salary immediately prior to retirement ($1 million) and his highest annual incentive compensation for the prior five year period ($5.67 million). His employment agreement also entitled him to retain the automobile owned by Wachovia that he was using at the time of his retirement, valued at approximately $78,400 (including the tax gross-up thereon). In accordance with his employment agreement, he will be provided with office space and administrative support for a period of five years. The expected cost of comparable office space and administrative support is $320,000 annually, including a tax gross-up for the tax impact. Additional payments of $7.449 million were made under his employment agreement to reimburse him for excise taxes that may be owed in the event that payments under his employment agreement are “excess parachute payments” under Internal Revenue Code Section 280G. Pursuant to the terms of an amendment to his employment agreement in December 2005 to comply with the requirements of Section 409A of the Internal Revenue Code, a six-month delay period applied to all payments to which he became entitled under his employment agreement. Termination-related payments in 2006, including the excise tax reimbursement, are described in “Summary Compensation Table”.

Stock Awards

On his retirement, Mr. Malone held stock options that had not yet become vested. Because he met the requirements for “retirement” under the terms of those stock options and the applicable stock incentive plans under which the stock awards were granted, the unvested portion of the stock awards became vested at retirement and the stock options will remain exercisable for their full term. On his retirement, he became vested in 585,825 non-qualified stock options with a value of $2,606,917 based on the January 31, 2006 closing price of Wachovia common stock. See also “Outstanding Equity Awards at Fiscal Year-End Table”.

Deferred Compensation Benefits

During his employment with SouthTrust and Wachovia, Mr. Malone participated in deferred compensation benefit plans pursuant to which he elected to defer receipt of compensation previously earned and reported in SouthTrust’s and Wachovia’s respective proxy statements during the applicable period. Amounts deferred increase or decrease in value based on the investment elections of the participants in such plans. Under his Nonqualified Deferred Compensation Plan and Agreement, as amended, SouthTrust granted him certain shares of restricted stock units. Such restricted stock units became payable in shares of Wachovia common stock on January 15, 2007. See footnote (8) to “Outstanding Equity Awards at Fiscal Year-End Table”. Under the Wachovia Elective Deferral Plan and the Amended and Restated SouthTrust Deferred Compensation Plan, he previously earned and reported certain compensation benefits. He started receiving annual distributions under these plans in 2006 to be provided over 10 years and 15 years, respectively. Under the Wachovia Savings Restoration Plan available to certain Wachovia executives, he is entitled to receive annual distributions for a period of ten years. As of December 31, 2006, he had a deferred balance in the Wachovia Savings Restoration Plan of $107,917. See “Nonqualified Deferred Compensation Table” for additional detail on all non-qualified defined contribution and other deferred compensation plans as of December 31, 2006.

Pension and Additional Supplemental Retirement Benefits

Mr. Malone participated in several defined benefit retirement plans as outlined in “Pension Benefits Table” and supporting discussions. Plan balances were distributed in lump sum payments to him in 2006.

In addition, he participated in the SouthTrust Corporation Executive Deferred Compensation Plan through which he is currently receiving an annual payment of $480,000. This plan provides for payments for the greater of 15 years or his lifetime, with distributions having commenced in 1996.

Miscellaneous

Mr. Malone is also entitled to receive certain benefits generally payable to retired Wachovia employees, including accrued vacation, of which $238,462 was paid upon his retirement, and 401(k) savings plan payments.

In addition, he receives annual imputed income representing the economic benefit on a split-dollar life insurance policy assumed by Wachovia in connection with the SouthTrust merger. The income imputed in 2006 is included in the supplemental life insurance amount disclosed in footnote (5) in “Summary Compensation Table”. He will continue to have imputed income in future years while the policy remains in place.

The non-competition provision of his employment agreement will apply for a period of thirty-six months following retirement.

Mr. Kelly

On January 31, 2006, Mr. Kelly voluntarily terminated his employment with Wachovia to accept a position at another financial services firm. As a result, he terminated his employment agreement with Wachovia. Pursuant to the terms of the employment agreement, he was not entitled to receive any benefits as a result of this voluntary termination other than his annual base salary through the date of termination (in the amount of $56,061), the amount of any compensation he previously deferred, and other benefits available generally to Wachovia employees, in each case only to the extent owing and unpaid as of his termination date.

Mr. Kelly received full distribution of his non-qualified deferred compensation balances in 2006. See “Nonqualified Deferred Compensation Table”.

As noted in “Pension Benefits Table” and supporting discussions, he is fully vested in the Wachovia Pension Plan. He has not made an election as to how he will receive these benefits.

In addition, Wachovia recommended to the Compensation Committee that Mr. Kelly receive an annual cash incentive award earned for 2005 equal to his target award amount of $2,000,000. Wachovia paid an annual cash incentive award in that amount to him in 2006 as was reported in Wachovia’s proxy statement for the 2006 annual meeting of stockholders. He continues to be bound by the non-solicitation and confidentiality obligations under his employment agreement.

Ms. Davis

Ms. Davis entered into an employment agreement with Wachovia in November 2001. The terms of her employment agreement, as amended, entitled her to terminate employment with Wachovia for any reason between January 1, 2006 and March 31, 2006. Ms. Davis gave notice of such election in that period and on May 31, 2006, she terminated her employment with Wachovia.

Employment Agreement

Pursuant to the terms of her employment agreement, in addition to amounts already earned, Ms. Davis received a pro rata incentive award for 2006 in the amount of $661,918, based on the highest incentive award paid to her during the three calendar years prior to her termination. In addition, she is entitled to receive an annual compensation continuance payment for a period of three years following her retirement in the amount of $2.122 million ($6.365 million in the aggregate), which equals her annual base salary immediately prior to retirement ($492,000), plus her highest annual incentive award for the prior five year period ($1.6 million), plus the highest matching contribution made by Wachovia for her benefit in Wachovia’s 401(k) savings plan and Savings Restoration Plan during the five years prior to her retirement ($29,520).

Under her employment agreement, she is also entitled to reimbursement of financial planning expenses (subject to an annual maximum of $15,000) during the three-year compensation continuance period (for an aggregate of $45,000).

Pursuant to the terms of an amendment to her employment agreement in December 2005 to comply with the requirements of Section 409A of the Internal Revenue Code, a six-month delay period applied to all payments to which she is entitled under her employment agreement. Termination-related payments in 2006 are described in “Summary Compensation Table”.

The non-competition, non-solicitation, non-disparagement and confidentiality provisions of her employment agreement will apply during the three-year compensation continuance period.

Stock Award Acceleration

On her termination, Ms. Davis held certain stock awards that had not yet vested. These unvested stock awards will continue to vest over the three-year compensation continuance period after which the unvested portion of the stock awards will fully vest and the stock options will remain exercisable for their full term. As of December 31, 2006, she held 181,066 unvested stock options and 41,563 unvested restricted stock awards previously granted having a value of $2,224,417 and $2,367,013, respectively, based on a $56.95 Wachovia stock price. See “Outstanding Equity Awards at Fiscal Year-End Table” for additional detail.

Deferred Compensation and Pension Benefits

During her employment with Wachovia, Ms. Davis participated in deferred compensation benefit plans pursuant to which she elected to defer receipt of compensation previously earned. Amounts deferred increase or decrease in value based on the investment elections of the participants in such plans. See “Nonqualified Deferred Compensation Table” for aggregate balances she is entitled to under all Wachovia-sponsored non-qualified defined contribution and other deferred compensation plans as of December 31, 2006.

Under the Wachovia Pension Plan and Trust, she is entitled to a lump sum payment which was made to her in December 2006. Pursuant to the terms of her employment agreement, she is entitled to three additional years of service credit under her SERA. At the end of the three-year compensation continuance period under her employment agreement, the estimated net present value of the accrued benefit to which she will be entitled under her SERA will be $9,195,127. This amount reflects an accrued benefit of $1,536,158 associated with continued service credit under the SERA during the three-year compensation continuance period. See “Pension Benefits Table” for additional detail.

Medical, Dental, Life and Disability Coverage

Ms. Davis is also entitled to medical, dental and life insurance benefits for herself and family members at active employee rates for three years after her retirement date. The incremental cost to Wachovia of providing such benefits under Wachovia’s special medical program and group life insurance plan (providing a benefit equal to base salary), assuming a 5.50% discount rate for benefits remaining to be paid, an annual rate of cost increase ranging from 5% to 10% depending on the particular year and life expectancies for the executive based on the RP2000 mortality tables (projected forward six years) are as follows: Medical—$188,600; Dental—$400; and Life—$2,100. In addition, an annual $6,050 premium will be paid for her executive life insurance policy over the three-year compensation continuance period.

Insurance Bonus Agreement

As indicated in footnote (5)(a) to “Summary Compensation Table”, following termination of her split dollar life insurance agreement in 2003, Ms. Davis and Wachovia entered into an Insurance Bonus Agreement to compensate her for the cost of obtaining and maintaining personal supplemental life insurance benefits in lieu of her split-dollar life insurance arrangements.

Based on the longer life expectancy of her or her spouse using the RP2000 mortality tables projected forward six years and a 5.50% discount rate, the aggregate amount payable under her Insurance Bonus Agreement would be approximately $1,007,464 over the life of that agreement. Annual bonus amounts are paid by Wachovia directly to the insurer for her benefit and do not reflect any applicable tax withholding. Her agreement terminates generally upon the later of her or her spouse’s death.

Miscellaneous

Ms. Davis also is entitled to receive certain benefits payable to retired Wachovia employees generally, including accrued vacation of which $2,838 was paid upon her termination.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Brown, Browning, Ingram, McDonald, Proctor and Dr. Shaw, none of whom is, or has been, an officer or employee of Wachovia. See “Other Matters Relating to Executive Officers and Directors and Related Party Transactions Policy.”

Compensation Discussion & Analysis

Executive Summary

Wachovia’s board of directors approves and administers Wachovia’s executive compensation plans, programs and payments to our executive officers. The board of directors utilizes the Compensation Committee to assist the board in fulfilling the board’s responsibilities in the area of executive compensation.

The Compensation Committee, working with management and with its independent, external consultant, has approved executive compensation programs that are designed to attract, retain and motivate executives in the best interests of Wachovia and its stockholders. Wachovia and the Compensation Committee believe executive performance is a distinguishing factor and a competitive advantage of Wachovia and rewards executives whose performance is outstanding.

Framework of Wachovia’s Executive Compensation Program

Wachovia’s Goals

Wachovia’s goal is to be the best, most trusted and admired company in the financial services industry. To further that goal, Wachovia has adopted strategic priorities, including:

•	Strengthening employee engagement;

•	Building customer loyalty;

•	Executing revenue growth strategies;

•	Improving cost structure and operating efficiencies;

•	Ensuring financial strength and strong corporate governance; and

•	Successfully integrating mergers and acquisitions.

In support of these strategic priorities, Wachovia’s operating committee established goals focusing on achieving earnings per share and revenue growth in the top quartile of the top 20 financial institutions.

While these are not all of the goals and priorities Wachovia has established, they represent the foundation of Wachovia’s long-term objectives. Wachovia’s compensation policies, practices and programs are intended to align executive compensation within the framework of these strategic goals.

Compensation Committee Responsibilities

Among other things, the Compensation Committee assists our board of directors in fulfilling the board’s responsibilities regarding:

•	Compensation of our executive officers and other senior officers, including oversight of our employee benefit and executive incentive plans, policies, programs and practices;

•	Evaluating the performance of our Chief Executive Officer and our other senior officers;

•	Evaluating and reviewing our management resources, including succession planning and management development activities; and

•	Compensation of directors.

In furtherance of these objectives, the Compensation Committee is responsible, among other things, for:

•	Approving our corporate compensation philosophy, including overseeing and monitoring our executive officers’ compensation policies, plans and programs to ensure they are consistent with our compensation philosophy and the long-term interests of our stockholders;

•	Annually reviewing and approving the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, and evaluating the CEO’s performance in light of these goals and objectives;

•	Determining and approving the CEO’s compensation based on the evaluation referenced in the previous bullet-point;

•	Annually reviewing and approving the compensation, including incentive compensation, for our other executive officers;

•	Annually reviewing a “tally sheet” showing all compensation and benefit programs in which each executive participates as well as the cumulative value of these benefits;

•	Reviewing our policies regarding the tax deductibility of compensation paid to our executive officers, including establishing performance goals and certifying that performance goals have been attained;

•	Approving and administering incentive compensation plans, including stock-based plans, applicable to our executive officers, with authority to grant any cash or stock awards, to any executive officer;

•	Evaluating, reviewing and approving, as appropriate under the facts and circumstances, employment agreements, change in control agreements or severance agreements for any of our executive officers;

•	At least annually, in consultation with the independent members of the board and the CEO, reviewing succession planning and management development activities and strategies regarding the CEO and other members of senior management, and to assess our overall management resources; and

•	At least annually reviewing and evaluating the compensation of the board.

The Compensation Committee is composed of independent, non-employee directors who are not eligible to participate in management compensation programs. The Corporate Governance & Nominating Committee determined that Compensation Committee members are independent as defined by NYSE rules, applicable SEC rules and regulations and Wachovia’s Director Independence Standards.

The Compensation Committee is assisted in performing its duties by professionals in our Human Resources Division, outside compensation consultants, legal counsel, and when appropriate, senior management. The Compensation Committee reviews Wachovia’s executive compensation programs at six regularly scheduled meetings and one special meeting each year. A consultant with Towers Perrin, a nationally recognized executive compensation consulting firm, attended all six of the regularly scheduled meetings in 2006 and reviewed Wachovia’s executive compensation programs with the Compensation Committee. Towers Perrin is independent from Wachovia. The Compensation Committee engaged Towers Perrin, and the consulting firm reports directly to the Compensation Committee. Towers Perrin, which was paid $73,532 by Wachovia in 2006, does not have any significant business relationships with Wachovia beyond the services provided as the independent consultant to the Compensation Committee. Other services provided to Wachovia by Towers Perrin in 2006 included compensation survey data and related survey subscriptions in which

Wachovia participates and which are used for compensation benchmarking for other positions throughout Wachovia.

The Compensation Committee meets in executive session without management for part of each scheduled meeting to ensure impartiality. The current members of the Compensation Committee are: Robert J. Brown, Peter C. Browning, Robert A. Ingram, Mackey J. McDonald, Timothy D. Proctor and Ruth G. Shaw. None of these individuals is, or has been, an officer or employee of Wachovia.

The Compensation Committee analyzes objectively produced competitive market data concerning executive compensation programs to gauge Wachovia’s compensation practices against those of the companies against which Wachovia competes financially and for executive talent. The Compensation Committee also relies upon advice from Wachovia’s CEO, Mr. Thompson, our head of Human Resources and Corporate Relations, and the director of Executive Compensation in assessing, designing and recommending compensation programs, plans and awards for executive officers other than the CEO. Mr. Thompson’s advice regarding the executive officers that report directly to him is of importance to the Compensation Committee in analyzing the subjective aspects of the performance goals of those executive officers. No other Wachovia executive officer provides information to the Compensation Committee for its deliberations in establishing executive compensation for executive officers. The Compensation Committee meets in executive session, without the presence of management, including the CEO, to determine the CEO’s compensation.

Objectives of Compensation Programs

The Compensation Committee has established guiding principles for Wachovia’s compensation program that are intended to:

•	Align the interests of senior management with the interests of Wachovia’s stockholders;

•	Attract and retain key talent needed to succeed in an intensely competitive environment;

•	Motivate executives with competitive total compensation opportunities based on the sustained performance of Wachovia and each individual executive’s contributions to that performance;

•	Emphasize performance-based compensation over fixed salary; and

•	Use long-term equity programs based on the performance of Wachovia’s common stock to further align the interests of senior management with our stockholders.

The senior management compensation program uses competitive peer group information to assist in determining base salary, targeted and maximum incentive cash compensation levels and stock award guidelines. The Compensation Committee carefully considers this information, the basis for differences in peer compensation strategies and relevance to Wachovia’s markets and strategies. The Compensation Committee also receives advice from its independent, external consultant in determining applicability of peer information. Wachovia targets compensation for its senior management at the median of the peer market for base salary, annual cash incentives and stock-based compensation, with actual award values dependent upon performance relative to strategic business objectives for the annual cash incentive and stockholder value creation for stock-based compensation. In making compensation decisions, the Compensation Committee takes into consideration individual performance, experience, skill and how critical the position is to Wachovia’s success. The peer groups generally consist of those comparable financial institutions that compete in the same markets, and provide similar financial services and products. The peer groups will change over time and will consist of other major U.S. and global bank holding companies and other selected competitors that will vary by business unit. The Compensation Committee believes that the most direct competitors for executive talent are not necessarily the same as those we use to compare total stockholder value; therefore, peer groups for compensation purposes will not directly correspond to the broad list of institutions that make up the indices shown under “Performance Graph”.

The following are those companies that the Compensation Committee, in consultation with management and the independent consultant to the Compensation Committee, identified as the primary competitive market considered in analyzing market data for 2006 executive compensation:

•	Bank of America Corporation

•	Citigroup Inc.

•	JP Morgan Chase & Co.

•	Merrill Lynch & Co. Inc.

•	Morgan Stanley

•	National City Corporation

•	SunTrust Banks, Inc.

•	U.S. Bancorp

•	Washington Mutual, Inc.

•	Wells Fargo & Company

In evaluating the 2006 compensation benchmark for Mr. Cummings (the head of the Corporate and Investment Bank), the Compensation Committee expanded the competitive market to include Credit Suisse First Boston, Deutsche Bank, Lehman Brothers and UBS to better reflect the corporate and investment banking market. In evaluating the 2006 compensation benchmark for Mr. Carroll (the head of the Capital Management Group), the Compensation Committee expanded the competitive market to reflect a broader investment management market, including Allianz Dresdner, Barclays, Columbia Management, Deutsche Bank, Oppenheimer and State Street and a broader retail securities brokerage market, including UBS, RBC Dain Rauscher, Raymond James, Legg Mason and Piper Jaffray.

Compensation Program

Compensation paid to our executive officers for 2006 performance consisted primarily of salary, performance-based cash incentives, awards of stock options and restricted stock, and perquisites and benefits. The payment of cash incentives and awards of stock options and restricted stock is directly related to corporate and individual performance, as well as business unit performance, where relevant. The Compensation Committee deems the cash elements of executive compensation, salary and annual cash incentive, to be short-term compensation and the stock elements—stock options and restricted stock awards—to be long-term compensation. The Compensation Committee considers factors such as market practices of the peer groups discussed above; corporate, business unit and individual performance goals; retention; and share ownership requirements, when determining the overall mixture in total executive compensation, including short-term versus long-term compensation and cash versus non-cash compensation.

The Compensation Committee makes its decisions regarding annual cash incentive compensation at the same time as it makes decisions regarding stock awards, which is a change in practice from previous years when the stock award decisions were made separately from the annual cash incentive award decisions. The Compensation Committee determined that linking such decision-making was a better practice for Wachovia because it permits decision-making regarding individual elements of compensation in the context of the annual performance review, and implemented this practice in 2006. In addition, the Compensation Committee reviews all components of executive compensation, including retirement benefits, employment agreement obligations and other programs, and knows what the separate components will cost when making the stock award and annual cash incentive award determinations.

The Compensation Committee reviewed 2006 compensation for the Named Officers relative to the competitive market and relative to results delivered on established objectives. The Compensation Committee concluded that their compensation is consistent with market practice based on company and individual performance.

In addition, Towers Perrin, the independent consultant retained by the Compensation Committee, has reviewed compensation for the Named Officers, and has affirmed the Compensation Committee’s conclusion that the compensation is market-competitive and well within competitive norms based on results achieved.

Compensation and Benefits

Base Salary

The base salaries of senior managers are determined in consideration of their position’s scope of responsibilities and their personal skills and experience. Other factors considered are individual performance, the success of the individual’s business unit in achieving established profit and business plans, the competitiveness of the executive’s total compensation and Wachovia’s ability to pay an appropriate and competitive salary. Members of senior management are eligible for periodic increases in their base salary as a result of individual performance or significant increases in their duties and responsibilities. The amount and timing of an increase depends upon the individual’s performance, position of salary relative to the competitive market median salary, and the time interval and any added responsibilities since the last salary increase. The Compensation Committee annually reviews and approves any salary increases for executive officers, including the CEO.

Base salary compensation is paid in cash twice monthly. Except for changes in base salary due to performance, merit increases or job change, base salary is fixed through the course of a year. Senior executives may choose to defer a portion of their base salary as part of Wachovia’s executive deferred compensation program. Because base salary is fixed, the Compensation Committee believes it should comprise a smaller portion of total executive compensation, while a larger component of total executive compensation is variable and based upon performance.

Messrs. Carroll, Cummings, Jenkins and Wurtz have employment agreements with Wachovia. These agreements contractually bind Wachovia, among other things, from lowering their base salaries to a level below what they were paid when the executive first entered into the employment agreement. During the term of the employment agreement, the annual base salary for each executive must be reviewed in accordance with Wachovia’s policies and procedures and may be increased from time to time. If the base salary is increased, it cannot later be reduced except with the written consent of the executive. In the event Wachovia were to reduce the executive’s base salary without consent, Wachovia may be in breach of the employment agreement and the executive may be entitled to terminate the employment agreement for “good reason”. Because Mr. Thompson does not have an employment agreement with Wachovia, he does not have a similar right if his base salary were to be reduced. Because of Wachovia’s contractual obligations to maintain base salary and the rights of these executives to receive a certain level of base salary, the Compensation Committee carefully considers base salary increases prior to approval. Wachovia’s contractual obligation with regard to base salary also is weighed against the Compensation Committee’s preference for variable compensation in making compensation decisions for executive officers who have employment agreements with Wachovia.

Mr. Thompson’s base salary was not changed from $1,090,000 for 2006 based on the Compensation Committee’s review of compensation levels for Chief Executive Officers among the primary peer companies. Based on assessments of the competitive market for the peer groups referenced above, base salary levels were increased for 2006 for Messrs. Jenkins and Cummings while no increase in base salary was provided for Mr. Carroll, Mr. Malone, Mr. Kelly or Ms. Davis. In approving Mr. Jenkins’ increase, the Compensation Committee considered his appointment to Vice Chairman of Wachovia in 2005. Upon his selection as Chief Financial Officer in February 2006, Mr. Wurtz received an increase from his prior base salary as Treasurer. Mr. Wurtz’s base salary increase reflects the increased responsibilities of his new position and was established with the intention to move Mr. Wurtz’s compensation towards the median market compensation benchmark for Chief Financial Officers among our primary peer companies over several years as he fully transitions into the role. The base salary for each of the Named Officers is reflected in “Summary Compensation Table.”

The Compensation Committee approved an increase in Mr. Carroll’s base salary from $642,000 to $650,000 and an increase in Mr. Wurtz’s base salary from $425,000 to $500,000 effective January 1, 2007. The Compensation Committee considered these increases in light of competitive market data, changes in the overall compensation targets for both of these executives and the mix of their total compensation with respect to fixed and variable pay.

Annual Cash Incentive

In addition to a fixed base salary, Wachovia provides executives the opportunity to earn annual cash incentive compensation that is variable, with funding based on performance relative to established goals. The Compensation Committee intends for this annual cash incentive opportunity to be a substantial component of total executive compensation. Because the annual cash incentive opportunity depends upon Wachovia’s and the individual executive’s achievement of certain performance measures, the Compensation Committee believes this form of compensation greatly benefits Wachovia’s stockholders. The Compensation Committee determines this compensation element at the end of the fiscal year so that all relevant data are available regarding the corporate and individual performance measures, relying upon audited financial results.

Wachovia provides the annual cash incentive award opportunities to our executive officers, including the CEO, under the covered officer incentive component of the SIP. The maximum individual award, including cash incentive and restricted stock awards, under the SIP is limited to 0.5% of Wachovia’s adjusted net income, which in 2006 is equal to $39.5 million. Funding for the SIP annual cash incentive award component is based on an assessment of Wachovia’s actual financial performance relative to the Compensation Committee’s pre-established financial performance goals:

•	If actual performance does not reach a certain threshold level of goal performance, the SIP does not fund;

•	If actual performance reaches a threshold level, the SIP funds at 50% of target;

•	If actual performance reaches the target level, the SIP funds at 100% of target; and

•	If actual performance reaches a superior level, the SIP funds at 200% of target.

For 2006, the Compensation Committee set financial performance goals using a cash earnings per share (“cash EPS”) goal of $4.83 and an economic profit (“EP”) goal of $5.34 billion. The Compensation Committee believes tying annual cash incentive awards to cash EPS and EP growth are effective means of directly linking executive compensation to stockholders’ interests. In order to calculate cash EPS from Wachovia’s earnings per share prepared in accordance with generally accepted accounting practices, merger-related and restructuring charges and intangible amortization expense is excluded. EP is a measure of the earnings in excess of the costs of the capital used to support a transaction or business line. In order to calculate EP from Wachovia’s income prepared in accordance with generally accepted accounting principles, certain adjustments are made to non-cash transactions, including merger-related and restructuring charges and intangible amortization expense, to calculate cash-based income net of a risk-adjusted capital charge. The Compensation Committee has discretion under the SIP to make adjustments to performance goals to include or exclude the effect of extraordinary, unusual or non-recurring items, gains or losses on the sale of Wachovia assets, changes in tax or accounting rules, or the effect of mergers or acquisitions. In 2006, the Compensation Committee adjusted the performance results for annual cash incentive award funding purposes to remove the unintended and uncontrollable expense impact associated with the accelerated recognition of stock option expense for retirement-eligible employees required under SFAS 123R and the positive earnings and share impact of the Golden West transaction to fourth quarter 2006 results. The Compensation Committee determined that these uncontemplated events were not considered in establishing performance objectives for 2006 and that they should neither benefit nor detrimentally affect incentive funding for 2006 performance. For 2006, Wachovia’s adjusted cash EPS results of $4.87 exceeded the cash EPS target and adjusted EP results of $5.355 billion exceeded the EP target. As a result, funding for the SIP annual cash incentive award component was established slightly above the target level.

Upon funding the SIP, determination of individual awards is based primarily on financial performance, but also includes an appropriate subjective assessment of individual performance. With regard to executives reporting directly to the CEO, the Compensation Committee considers the annual performance evaluation of those executives conducted by the CEO as well as the factors discussed below in determining base salary, annual cash incentive awards and stock-based compensation payable to such executives. Measures of individual performance include meeting business unit objectives, customer service goals, promoting corporate values and providing leadership to employees. In addition, the Compensation Committee considers Wachovia’s performance compared with the performance of Wachovia’s peer group in determining the appropriate levels of actual cash incentive awards. As indicated above, Wachovia’s financial performance results were slightly better than the Compensation Committee’s pre-established performance goals. Upon also considering the subjective measures of individual performance and Wachovia’s performance versus its peers, the Compensation Committee approved the cash incentive award payments to our executive officers, including payments to the Named Officers that are set forth in “Summary Compensation Table”.

Specifically, the Named Officers had the following “target” cash incentive awards for 2006:

•	Thompson—$5,000,000

•	Wurtz—$1,600,000

•	Jenkins—$2,800,000

•	Cummings—$3,750,000

•	Carroll—$2,750,000

In the case of Mr. Thompson’s 2006 annual cash incentive award, determined in February 2007 for 2006 performance, the Compensation Committee awarded $5.15 million. This cash award is 103% of target, which is consistent with the performance-based funding calculation for 2006. The Compensation Committee used discretion in accordance with the SIP and approved a cash incentive award of $3.45 million for Mr. Jenkins. This award is 123% of target and reflects the significant 2006 contributions of Mr. Jenkins and the General Bank. One of these contributions was leading Wachovia to a 6th straight year of being ranked No. 1 in the American Customer Satisfaction Index and becoming the first major U.S. bank to earn a total customer satisfaction score of 80. Additionally, Mr. Jenkins led the successful integration of WestCorp and strengthened Wachovia’s product mix and market presence through the acquisition of Golden West. The Compensation Committee also used discretion in accordance with the SIP and approved a cash incentive award of $1.75 million for Mr. Wurtz, which is 109% of target. In making this determination, the Compensation Committee considered the strong 2006 gains in achieving Wachovia’s efficiency goals, as well as Wachovia’s strong revenue and credit positioning in a difficult interest rate environment. The Compensation Committee also considered the position of Mr. Wurtz’s target compensation, which is less than the median market compensation benchmark for Chief Financial Officers among our primary peer companies. Messrs. Cummings and Carroll were awarded annual cash incentive awards in accordance with the performance-based funding calculation for 2006. The Compensation Committee reviewed and discussed 2006 annual cash incentive awards with its independent consultant before final determinations were made.

Wachovia’s employment agreements with Messrs. Carroll, Cummings, Jenkins and Wurtz do not guarantee the payment of any specific annual cash incentive award, but indicate the executives are eligible to receive a cash incentive award if the Compensation Committee determines it is appropriate. If an executive did not receive an annual cash incentive award, the executive would not have the ability to terminate employment with Wachovia for “good reason” under the applicable employment agreement. The employment agreements contain this provision because Wachovia did not want to be contractually obligated to award any incentive payment to executives but to provide the Compensation Committee with absolute discretion in awarding any incentive compensation.

In the event an executive who has an employment agreement terminates employment with Wachovia for “good reason”, retirement, death or disability or is terminated by Wachovia without cause, the executive will receive a payment equal to the amount of the higher of (a) the executive’s then-current “target” annual cash incentive award and (b) the highest annual cash incentive award payment for the previous three years, prorated for the number of calendar days prior to the date of termination. The employment agreements contain this provision to compensate the executive for contributions made prior to termination for reasons beyond the executive’s control. Due to this provision, upon Ms. Davis’ termination of employment in May 2006, she was paid a prorated cash incentive award for 2006 of $661,918, based on the highest cash incentive award she had earned in the preceding three years. Although Mr. Kelly also had an employment agreement with Wachovia, he did not receive a prorated cash incentive award for 2006 because he voluntarily terminated his employment with Wachovia in February 2006 without “good reason”. Mr. Malone’s employment agreement with SouthTrust, which Wachovia assumed following the acquisition of SouthTrust in November 2004, did not contain a similar provision and therefore he did not receive a prorated cash incentive award for 2006.

Long-Term Stock-Based Compensation

The Compensation Committee believes that common stock ownership and stock-based compensation are the most effective means of maintaining a strong link between management objectives and stockholders’ long-term interests by focusing senior management on the creation of long-term stockholder value. As a result, a substantial portion of the total compensation for Wachovia’s executive officers is in the form of stock awards. Like the annual cash incentive award, stock-based awards are variable compensation with the value that is ultimately delivered tied to the value generated for stockholders through stock appreciation and dividends. Stock options may expire having no value at all and restricted stock awards may be forfeited if certain performance measures are not met.

To reinforce the long-term perspective of stock-based compensation and emphasize the relationship between stockholders and senior management, Wachovia’s board implemented stock ownership and share retention guidelines for senior management and directors in 2002. This policy requires our executive officers to own shares of common stock having a value equal to five times base salary in the case of our CEO and Chairman, and four times base salary for all other executive officers. All of our Named Officers who are Wachovia employees satisfied this ownership guideline in 2006. In addition, all of these executives are required to retain ownership of at least 75% of any common stock they acquire through our stock compensation plans, after taxes and transaction costs. Each of our directors must own common stock or common stock equivalents having a value equal to at least five times the annual cash retainer, which is currently $70,000. In 2005, Wachovia expanded our stock ownership policy to the level of management that reports directly to our executive officers, establishing a requirement that they must own shares of common stock having a value equal to two times base salary, and have three years to meet this requirement. These ownership levels will be calculated annually and executive officers and directors have three years to meet the minimum level. Our board believes this stock ownership policy substantially enhances stockholder value by materially aligning management’s interest with those of stockholders over the term of their employment. This is an important element of management’s commitment to performance that benefits all stockholders. Neither the board nor Wachovia management has adopted any policies regarding hedging the economic risk of such share ownership. However, Wachovia believes that no director or executive officer has any such hedges in place with respect to shares of Wachovia common stock they beneficially own. See also “Security Ownership of Management”.

In considering stock awards, the Compensation Committee values restricted stock awards using a 30-day average stock price, which may differ from the closing stock price on the date of grant, multiplied by the number of shares subject to the restricted stock award. This value is substantially equivalent to the value of restricted stock awards presented in “Grants of Plan-Based Awards Table” using SFAS 123R, the value Wachovia records as restricted stock expense in our financial statements prepared in accordance with generally accepted accounting principles. However, the values of restricted stock awards presented in “Summary Compensation Table” do not correspond with the values of restricted stock awards considered by the Compensation Committee, because that table requires a presentation of all restricted stock expenses recognized by Wachovia in 2006, including prior years’ restricted stock awards. The Compensation Committee determines the “economic value” of stock options based upon an assumed option value equal to 25% of a 30-day average stock price. The economic values used by the Compensation Committee in their decision-making are different from the values of stock options shown in “Summary Compensation Table” and “Grants of Plan-Based Awards Table”. The values shown in these two tables are presented according to SEC regulations using SFAS 123R, the value Wachovia records as stock option expense in our financial statements prepared in accordance with generally accepted accounting principles. For purposes of valuing executive compensation awarded to our executive officers, however, the Compensation Committee uses the economic value determination, which it believes is a better indicator of the potential value of the options granted because it takes into consideration the full 10-year option term as opposed to the expected life assumption used for SFAS 123R valuation purposes. In comparison to the values shown in “Grants of Plan-Based Awards Table”, the economic values the Compensation Committee used in valuing stock options for each Named Officer in February 2007 for 2006 performance were:

•	Thompson—$3,000,000

•	Wurtz—$450,000

•	Jenkins—$840,000

•	Cummings—$680,000

•	Carroll—$500,000

All stock options granted to Wachovia employees have an exercise price equal to the closing stock price of Wachovia common stock on the New York Stock Exchange on the date of grant. It has historically been Wachovia’s practice to value stock awards on the date of grant; as such, Wachovia does not “back-date” options. In 2006, stock awards were approved during the Compensation Committee’s regularly scheduled meeting in February to become effective on March 31, 2006, and in 2007, stock awards were approved at the Compensation Committee’s regularly scheduled meeting in February. As discussed in the footnotes to “Grants of Plan-Based Awards Table”, the Compensation Committee delayed the effective date of the 2006 grant date to March 31, 2006 to facilitate the transition in linking annual cash incentive and stock awards and to allow sufficient time to ensure that measure date requirements in accordance with SFAS 123R were met in the initial year of implementation. In prior years, the annual stock grant occurred at the Compensation Committee’s regularly scheduled meeting in April. As noted in “Grants of Plan-Based Awards Table”, we present two years of stock awards in that table. Due to changes in the SEC’s executive compensation disclosure rules and the Compensation Committee’s desire to grant stock awards concurrently with annual cash incentive awards, the presentation in that table aggregates two years of stock awards, rather than not presenting the February 2007 awards as permitted by the SEC’s regulations. In prior years, proxy statement information reflected stock awards granted in the applicable year while Wachovia’s current practice also reflects stock awards earned for the applicable year. Hence, although stock awards in February 2007 were granted in 2007, they represent compensation earned for 2006 performance and the Compensation Committee believes this information is important to stockholders to understand total executive compensation for 2006. Pursuant to SFAS 123R, the stock awards granted in February 2007 will be expensed in 2007 and such expense will be presented in Wachovia’s proxy statement for the 2008 annual meeting of stockholders.

The Compensation Committee determines which executives will receive stock awards as well as the type, size and restrictions on the awards. It is not the Compensation Committee’s policy to make stock awards while Wachovia is in the possession of material non-public information, thereby preventing the use of “spring-loaded” options that gain value shortly after the date of grant. The Compensation Committee also grants stock awards for retention or new hire purposes at regularly scheduled Compensation Committee meetings. The Compensation Committee does not grant stock awards to executive officers, including the Named Officers, more than once per fiscal year, except in the case of newly hired executive officers or employees promoted to executive officer status. The Compensation Committee relies upon the advice of the CEO (only with respect to executive officers who report to the CEO), Human Resources management and its independent consultant’s recommendations in making stock award determinations. However, the Compensation Committee makes all final decisions regarding the grants of stock awards to executive officers; it does not delegate decision-making. While the Compensation Committee does not delegate final grant authority to any person, with respect to stock awards to Wachovia employees who are not executive officers, the Compensation Committee generally follows the recommendations of the CEO. For stock awards granted at Compensation Committee meetings other than the annual grant meeting, the CEO has been delegated authority to select the employees to receive those awards; however, the CEO does not have authority to make final grants of stock awards.

The Compensation Committee determines actual stock awards for executives based on the same financial and individual performance review applicable in determining the annual cash incentive award described above. For stock options granted to Named Officers in March 2006 (for 2005 performance) and February 2007 (for 2006 performance), the Compensation Committee placed a vesting restriction on such options so that they vest in equal one-fifth installments over five years from the date of grant. The stock options granted in 2006 and 2007 expire at the tenth-year anniversary from the date of grant. Restricted stock awarded to our executive officers in March 2006 was subject to forfeiture unless Wachovia achieved a 20% return on tangible equity. Return on tangible equity means Wachovia’s adjusted net income as a percentage of average tangible common stockholders’ equity, excluding adjustment for unrealized gains or losses on debt and equity securities. Wachovia achieved a 31.4% return on tangible equity in 2006, so the restricted stock awards in 2006 will vest (i.e., the restrictions on transfer will lapse) in equal annual increments over the five-year period from the date of grant. Restricted stock awarded to our executive officers in February 2007 is subject to forfeiture unless Wachovia achieves a 20% return on tangible equity in 2007. If the return on tangible equity threshold is met for fiscal year 2007, these restricted stock awards will vest in equal annual installments over the five-year period from the date of grant. Pursuant to the terms of the SIP, in the event of termination of employment due to death, disability, retirement or a “change in control” of Wachovia, any remaining vesting restrictions on restricted stock awards will lapse and all unvested stock options shall become vested and exercisable.

Wachovia’s employment agreements with Messrs. Carroll, Cummings, Jenkins and Wurtz do not guarantee the grant of any specific stock award. Those agreements each indicate the applicable executive is eligible to participate in Wachovia’s stock-based incentive compensation plans then available to other peer executives of Wachovia with awards thereunder determined by the Compensation Committee, in its sole discretion. However, the employment agreements supersede provisions in the SIP following a termination of employment by the executive for “good reason” or termination of Wachovia without cause. In such instance, during the three-year compensation continuance period (two-year period in the case of Mr. Wurtz), to the extent not otherwise vested in accordance with Wachovia’s stock compensation plans, all unvested stock options and restricted stock awards will continue to vest in accordance with the applicable terms of such stock option or restricted stock awards as if the executive’s employment with Wachovia had not been terminated. At the end of the compensation continuance period, to the extent not otherwise vested in accordance with the preceding sentence, all unvested stock options and restricted stock awards will vest. In addition, the employment agreements also indicate that, notwithstanding the termination of the executive’s employment with Wachovia, all stock options granted to the executive as of the date of the applicable employment agreement and during the term of the employment agreement will be exercisable until the scheduled expiration date of such stock options.

In the case of Mr. Thompson’s 2006 stock award, granted in February 2007 for 2006 performance, the Compensation Committee awarded $15.0 million in aggregate economic value. This stock award is consistent with the target value established by the Compensation Committee, based on review of market median compensation levels among our peer group. As previously noted, Wachovia slightly exceeded its performance objectives for 2006. In determining Mr. Thompson’s stock award, the Compensation Committee also considered the 36.5% increase in Wachovia’s total stockholder return, stock price plus dividends, the 39% increase in earnings per share over the last three years and that Wachovia’s performance on key financial measures exceeded those of peers for the three-year period ending December 31, 2006. The Compensation Committee decided to provide a greater portion of this stock award in the form of restricted stock than in prior years. By changing the mix of restricted stock and stock options, the Compensation Committee intends to maintain a strong ownership mentality among key employees at Wachovia and to competitively position Wachovia’s compensation program in the financial services industry. Accordingly,

80% of the aggregate stock award value was delivered in the form of performance-contingent restricted stock awards and 20% in the form of stock options for Mr. Thompson as well as for the Named Officers currently employed at Wachovia. See also “—CEO Compensation Summary” below. Stock awards for Messrs. Wurtz, Jenkins, Cummings and Carroll are consistent with their respective 2006 performance year target. The Compensation Committee established targets for each officer, based on its review of median compensation among benchmark peer companies. The Compensation Committee reviewed and discussed 2006 stock awards with its independent consultant before final determinations were made and the awards were granted in February 2007.

Perquisites

As employees, our executive officers are eligible to participate in employee benefit programs generally available to our employees. In addition, we compensate our executive officers, including our CEO, with certain personal benefits and perquisites that are not generally available to our employee population. The value of these benefits to the Named Officers is set forth in “Summary Compensation Table” under the column “All Other Compensation” and detail about each element is set forth in footnote (5) to “Summary Compensation Table”.

The Compensation Committee believes these benefits are aligned with our desire to attract and retain superior management talent for the benefit of all Wachovia stockholders. These benefits are considered by the Compensation Committee as part of the overall executive compensation package or to protect the interests of stockholders. The Compensation Committee annually reviews the personal benefits and perquisites available to executive officers and determines whether these programs continue to serve the purposes for which they were intended. The Compensation Committee has discontinued some programs that they determined no longer serve a valid purpose. For example, the Compensation Committee eliminated a supplemental retirement program in 2000, a split-dollar life insurance program in 2003, expense allowances in 2005 and reimbursement of expenses associated with joining and maintaining social club memberships in 2005.

In some instances, Wachovia reimburses employees for the payment of income taxes. Any such reimbursements in 2006 are set forth in “Summary Compensation Table”. These reimbursements have been provided in accordance with excise tax gross-up provisions in employment agreements in change in control scenarios to protect the executive from unintended tax consequences where employment is terminated following a change in control. Excise tax gross-ups were provided in 2006 to Mr. Malone in accordance with his SouthTrust employment agreement, which Wachovia assumed in the SouthTrust merger. In addition, $9,080 in tax gross-up payments were made to Mr. Thompson in 2006 to offset the impact of imputed income associated with personal use of corporate aircraft. This amount has been reported in “Summary Compensation Table” and, as noted in footnote (5)(d) of “Summary Compensation Table”, the board has required Wachovia’s chief executive officer to use company aircraft for all travel whenever practicable for security reasons. The Compensation Committee has determined it is appropriate to make these tax gross-up payments so Mr. Thompson does not incur personal expense in order to comply with the board’s mandated security policy.

Wachovia’s employment agreements with Messrs. Carroll, Cummings, Jenkins and Wurtz each specify the applicable executive is entitled to fringe benefits and perquisite plans or programs of Wachovia generally available to peer executives; provided that Wachovia reserves the right to modify, change or terminate such fringe benefits and perquisite plans or programs from time to time, in its sole discretion.

Deferred Compensation Programs

Wachovia maintains several deferred compensation programs for employees who have annual compensation generally over $220,000 per year. Currently, approximately 1,200 employees participate in Wachovia’s deferred compensation programs, including the Named Officers. Deferred compensation programs are offered to employees as an optional benefit for such employees to defer receipt of a portion of the salary and/or annual incentive compensation they have earned into investment accounts to be paid to the employee in later years. Primarily, deferred compensation programs are intended to promote current and future personal savings and defer taxes on such compensation (and earnings on the deferred balances) until later years. The Compensation Committee believes Wachovia’s deferred compensation programs benefit Wachovia and its stockholders by promoting employee retention. Because these deferred compensation contributions are unsecured obligations of Wachovia, executives have their personal wealth at risk and, as a result, an incentive to make decisions that are in the best long-term interest of stockholders.

Wachovia’s deferred compensation programs are not qualified under the Employee Retirement and Income Security Act of 1974, or “ERISA”. Participants in the plans make investment elections for their deferrals from a group of investment options similar to those available to participants in Wachovia’s 401(k) savings plan, excluding an investment option in Wachovia common stock. The deferral account balances increase or decrease in value based on the performance of the investments selected by the participants. Participants in these plans may choose to receive account balances in a lump sum or in ten annual installments upon termination of employment due to death, disability or retirement, except in the event of a “change in control” of Wachovia where the successor or acquiring corporation does not choose to continue such plans. In this case, such balances are to be paid in a lump sum. A nonqualified retirement trust has been established to fund certain nonqualified benefit plans, including Wachovia’s deferred compensation plans. Prior to a “change in control” of Wachovia, benefits are paid from the trust only upon our direction. Upon the occurrence of a “change in control”, we are required to contribute to the trust an amount sufficient to pay the benefits required to be paid under such plans as of the date on which the “change in control” occurs.

Participation in the deferred compensation plans is voluntary. Information about the Named Officers’ participation in Wachovia’s deferred compensation plans is set forth in “Summary Compensation Table” and “Nonqualified Deferred Compensation Table”.

Wachovia became obligated to fulfill the contractual deferred compensation arrangements SouthTrust maintained following the November 2004 SouthTrust acquisition. During his employment with SouthTrust and Wachovia, Mr. Malone participated in deferred compensation benefit plans pursuant to which he elected to defer receipt of compensation previously earned and reported in SouthTrust’s proxy statements during the applicable period. Under the Wallace D. Malone, Jr. Nonqualified Deferred Compensation Plan and Agreement, SouthTrust granted him restricted stock units in 1998 that became payable in shares of Wachovia common stock in January 2007. See footnote (8) to “Outstanding Equity Awards at Fiscal Year-End Table”. See also “Pension Benefits Table” and “Nonqualified Deferred Compensation Table”.

CEO Compensation Summary

Wachovia believes changes this year to the disclosure and reporting requirements for executive compensation make it difficult for stockholders to determine how an executive’s compensation has changed from prior years as we transition to the new rules. One such change is the requirement to report equity compensation as it was expensed for the year rather than based upon the economic values of stock awards for that year’s performance that, as described earlier, the Compensation Committee uses as the basis for granting such awards. This change was particularly impactful for 2006 as the “Summary Compensation Table” must include the SFAS 123R expense for a portion of stock awards reported in prior years. See footnote (2) to “Summary Compensation Table”.

Consistent with Wachovia’s commitment to clear and transparent disclosure, the Compensation Committee believes it is important for Wachovia to provide stockholders with a historical perspective and a brief explanation of changes with respect to the CEO’s compensation. The table below provides the value of annual compensation the Compensation Committee determined to award to the CEO for base salary, annual cash incentive and stock awards for the performance years 2004-2006.

			Stock Awards			Aggregate
					Total Stock	Performance
	Base Salary ($)	Annual Incentive ($)	Restricted Stock ($)	Stock Options ($)	Award ($)	Compensation ($)

2006	1,090,000	5,150,000	12,000,000	3,000,000	15,000,000	21,240,000
2005	1,090,000	5,000,000	6,300,000	7,700,000	14,000,000	20,090,000
2004	1,000,000	7,000,000	5,850,000	7,150,000	13,000,000	21,000,000

Stock award values differ from such values in “Summary Compensation Table”, “Grants of Plan-Based Awards Table” and in prior Wachovia proxy statements. The valuation differences are primarily the result of different methodologies the Compensation Committee uses in assigning the economic value of stock awards versus those required for proxy statement reporting purposes and SFAS 123R. For example, when the Compensation Committee converts the economic value of a stock award into a fixed number of shares for the applicable stock award, it uses a 30-day average stock price that typically differs from the actual grant-date price used for proxy statement reporting purposes and SFAS 123R. Similarly, when the Compensation Committee converts the economic value of stock options to a fixed number of stock options to grant, the options are assumed to have a value equal to 25% of the 30-day average stock price (33% for the 2004 award above); however, for proxy statement reporting purposes and SFAS 123R, the Black-Scholes pricing model is used and typically results in a different option valuation. See “Grants of Plan-Based Awards Table”, including footnotes (9) and (10), for additional valuation information about the 2005 and 2006 awards. The stock awards for 2004 referenced above were valued in Wachovia’s 2006 proxy statement (and reported as compensation in 2005) as follows: restricted stock — $5,698,482; stock options — $4,816,936; and total stock award — $10,515,418.

In 2004, Wachovia significantly exceeded its performance goals and had performance in the top quartile relative to peers. Mr. Thompson received an annual cash incentive award of $7 million based on this performance. Mr. Thompson’s stock award value of $13 million was delivered in the form of stock options (55%) and restricted stock (45%) in April 2005 and reflected that Wachovia’s performance relative to peers for the 3-year period ending December 31, 2004 was in the top quartile. In 2005, Wachovia’s performance was slightly below its performance goal and performance relative to peers was at about the median. Mr. Thompson’s cash incentive award for 2005 was $5 million. His stock award value of $14 million was also delivered in the form of stock options (55%) and restricted stock (45%) in March 2006 and reflected that Wachovia’s performance relative to peers over a 3-year period ending December 31, 2005 was in the top quartile. In 2006, Wachovia exceeded its performance goals but its stock appreciation relative to peers was slightly below the median. However, Wachovia’s performance on key financial measures continued to exceed those of peers for the 3-year period ending December 31, 2006. Mr. Thompson received a stock award value of $15 million delivered in the form of stock options (20%) and restricted stock (80%) in February 2007. All restricted stock awards during this period were made subject to forfeiture unless Wachovia achieves return on tangible equity of 20% or better in the year of grant. See “Grants of Plan-Based Awards Table” for detail on these stock awards, including performance criteria for vesting.

As the table shows, the Compensation Committee’s valuation of Mr. Thompson’s aggregate performance compensation for 2006 performance is about 6% higher than for 2005 and 1% higher than for 2004. During this 3-year period, Wachovia’s total stockholder return (stock price plus dividends) has increased by 36.5% and earnings per share have increased by over 39%.

Post-Termination Compensation and Benefits

Employment Agreements

The Compensation Committee believes that employment agreements between Wachovia and each of Wachovia’s executive officers is an important component of attracting and retaining executive talent for Wachovia. Wachovia adopted the practice of entering into employment agreements with each executive officer in 1999. When this policy was first adopted, the Compensation Committee considered the importance of retaining the senior-most leadership in Wachovia (known as First Union at the time), including the CEO, as the company undertook a major corporate restructuring. The Compensation Committee considered the importance of continuity of leadership to be a compelling reason for entering into the employment agreements at the time. Following the First Union-Wachovia merger in 2001, the Compensation Committee authorized Wachovia to enter into new employment agreements with the executive officers of the newly combined organization, excluding Mr. Thompson, who retained his 1999 employment agreement. The rationale for entering into new employment agreements in 2001 (which superseded any existing legacy First Union or legacy Wachovia employment agreement for such executives) evolved from preservation of executive leadership during a difficult corporate restructuring to preservation and continuity of executive leadership to ensure the success of the First Union-Wachovia merger. The Compensation Committee believes that those employment agreements aided in retaining key executives and contributed to the success of the First Union-Wachovia merger.

The employment agreements generally provide for payments to the executive following a termination of employment with Wachovia by the executive for “good reason” or a termination of employment by Wachovia without “cause”. The employment agreements do not provide for such payments solely because of a “change in control” of Wachovia; an additional triggering event must occur following the change in control in order for such payments. The triggering events constituting “good reason” and “cause” were selected as providing protection to Wachovia and to the executive for unwarranted terminations of employment that could cause harm to Wachovia and/or the business units managed by the executive. See also “Potential Payments Upon Termination or Change-in-Control— Employment Agreements”.

The employment agreements also provide that Wachovia will pay the executive a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by the executive if employment is terminated in conjunction with a “change in control” of Wachovia and such taxes become payable, as a result of payments under the agreement or otherwise, and are deemed to be “excess parachute payments” for federal tax purposes. In addition, the employment agreements contain restrictive covenants for Wachovia’s benefit following such terminations of employment. The employment agreements prohibit the executive from competing with Wachovia following employment termination in certain circumstances; from soliciting Wachovia employees and customers; and from divulging confidential information obtained while employed with Wachovia. These provisions are intended to protect Wachovia from the executive competing against Wachovia during the compensation continuance period and to protect confidential or proprietary Wachovia information.

Among others, Messrs. Jenkins, Carroll, Cummings and Kelly and Ms. Davis entered into employment agreements with Wachovia in 2001 following the merger (Mr. Thompson at the time remained bound by the 1999 employment agreement). Under the terms of these agreements, they may not be amended or terminated without the executive’s prior written consent. Ms. Davis had an employment agreement with legacy Wachovia that would have enabled her to terminate employment with Wachovia following the merger for “good reason” as her job responsibilities following the merger changed. In order to persuade her to stay with Wachovia, Wachovia agreed to provide her in her new employment agreement with three opportunities during which she could terminate employment with Wachovia for any or no reason and receive the employment agreement benefits as if she had terminated for “good reason,” as she had the right to do following the First Union-Wachovia merger. The Compensation Committee believed this provision was in Wachovia’s best interests as it would enable Wachovia to retain her valuable services during the merger integration. In addition to the critical merger integration between First Union and Wachovia, Ms. Davis also oversaw the successful integrations of SouthTrust and Prudential Financial’s retail brokerage business with Wachovia’s computer systems. It was pursuant to the termination provision discussed above that Ms. Davis retired from Wachovia in May 2006. Her payments following her termination are detailed in “Summary Compensation Table” and in “Potential Payments Upon Termination or Change-in-Control—Ms. Davis”.

Mr. Kelly terminated employment with Wachovia in February 2006 to become the chief executive officer of another financial services company. Because Mr. Kelly ended his employment voluntarily, his employment agreement provided that he receive only his base salary through the date of termination, his deferred compensation amounts, and other benefits to which any terminating employee of Wachovia would be entitled. These payments are detailed in “Summary Compensation Table”.

In December 2005, at his request, Mr. Thompson and Wachovia terminated his employment agreement from 1999. In authorizing this termination, the Compensation Committee considered the effects on Wachovia of terminating the employment agreement, specifically the covenants in the employment agreement preventing Mr. Thompson from competing with Wachovia, and the risks to Wachovia if Mr. Thompson were to terminate employment without these restrictive covenants.

SouthTrust entered into an employment agreement with Mr. Malone in 1984, which Wachovia became obligated to fulfill following the Wachovia-SouthTrust merger in 2004. The Compensation Committee and Wachovia’s board of directors were aware of his employment agreement when the board approved the SouthTrust merger. In addition, Wachovia’s stockholders voted to approve the SouthTrust merger and the joint proxy statement-prospectus for the Wachovia stockholders’ meeting contained details about his employment agreement. He terminated employment with Wachovia in January 2006 and received the payments pursuant to his 1984 employment agreement as detailed in “Summary Compensation Table” and in “Potential Payments Upon Termination or Change-in-Control—Mr. Malone”.

At Wachovia’s 2006 annual stockholders’ meeting, stockholders approved a non-binding stockholder proposal that urged Wachovia’s board of directors to seek stockholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus incentive award. Following approval of this stockholder proposal, Wachovia’s board of directors adopted Wachovia’s Severance Policy implementing the stockholder proposal. A copy of that policy is available at Wachovia’s website, www.wachovia.com under the tab “About Wachovia—Investor Relations” and then under the heading “Corporate Governance—Severance Policy”.

Consistent with the policy of having employment agreements with Wachovia’s executive officers, the Compensation Committee authorized, and Wachovia entered into, an employment agreement with Mr. Wurtz following his promotion to Chief Financial Officer in 2006. The Compensation Committee believes that executive retention and continuity remains very important to Wachovia following the acquisition of Golden West Financial Corporation in 2006. The Compensation Committee authorized Wachovia to enter into the new employment agreement with Mr. Wurtz because the Compensation Committee believes he will play a meaningful and important part of Wachovia’s success on behalf of all stockholders in the future. Mr. Wurtz’s employment agreement differs from the employment agreements entered into by Wachovia in 2001 because it is subject to Wachovia’s Severance Policy adopted by Wachovia’s board and referenced in the preceding paragraph. For additional information on the differences between Mr. Wurtz’s agreement and the other applicable Named Officers’ employment agreements, refer to the “Potential Payments Upon Termination or Change-in-Control—Employment Agreements”.

Severance

Wachovia maintains a severance plan on behalf of all employees who meet certain eligibility criteria. Wachovia’s executive officers that have employment agreements are not eligible to also receive severance under Wachovia’s severance plan if the executive officer’s employment with Wachovia is terminated. Because Mr. Thompson does not have an employment agreement with Wachovia, if his employment with Wachovia were to cease, he may be eligible to receive payments under Wachovia’s severance plan available to Wachovia employees generally. In such event, Wachovia’s severance plan would entitle Mr. Thompson, based on his years of service, to receive 16 months of base salary.

Retirement Payments

The Compensation Committee and Wachovia management strongly believe it is important to provide a post-retirement benefit to employees who reach retirement age. Wachovia’s retirement benefits program, available to all employees generally, consists of several components, including Wachovia maintaining an ERISA-qualified pension plan, an ERISA-qualified 401(k) savings plan, a retiree medical portion of Wachovia’s ERISA-qualified health insurance plan, and Wachovia’s participation in the federal Social Security program. In addition, for certain Wachovia employees, Wachovia maintains a savings restoration plan, which supplements Wachovia’s 401(k) savings plan by matching contributions of plan participants that exceed the federal limit of income for participation in the 401(k) plan (i.e., a participant’s income in excess of the federal limit may be deferred into the savings restoration plan and this contribution is matched by Wachovia up to 6% of base salary).

Following termination of the legacy First Union supplemental retirement program in 2000, the Compensation Committee’s policy is not to maintain supplemental retirement plans for our executive officers, although as discussed below, Wachovia has maintained a supplemental pension benefit for certain other employees. As a result, Wachovia has not entered into supplemental retirement agreements with our executive officers, including the Named Officers. However, certain companies that Wachovia has acquired did maintain supplemental retirement arrangements with executives prior to the acquisition. Mr. Malone and SouthTrust entered into certain supplemental retirement benefit programs that Wachovia assumed in connection with the Wachovia-SouthTrust merger in November 2004, and payments to him following his retirement are described in “Pension Benefits Table”. These supplemental retirement benefit programs were previously described in the joint proxy statement-prospectus for the Wachovia-SouthTrust merger.

Ms. Davis entered into her SERA with legacy Wachovia in 1999. Wachovia became obligated to fulfill that agreement following the First Union-Wachovia merger in September 2001. Upon Ms. Davis retirement, she became entitled to receive retirement benefits as a result of this agreement, which are also detailed in “Summary Compensation Table”, “Pension Benefits Table” and in “Potential Payments Upon Termination or Change-in-Control—Ms. Davis”. The legacy Wachovia supplemental retirement agreements were previously described in the aggregate for all legacy Wachovia executive officers in the joint proxy statement-prospectus for the First Union-legacy Wachovia merger.

Mr. Wurtz has participated in the First Union Benefit Restoration Plan since 2000, before he became an executive officer, that provides pension benefits for base salary above the limit allowable for qualified pension plans.

Accounting and Regulatory Considerations of Executive Compensation

Wachovia adopted the fair value method of accounting under Statement of Financial Accounting Standards No. 123 in 2002, which provided for expensing the value of stock options in Wachovia’s financial statements prepared in accordance with generally accepted accounting principles. As a result of adopting this, and the mandatory adoption of SFAS 123R in 2005, the Compensation Committee decided to lengthen the stock option vesting schedule for stock option grants. Historically, Wachovia stock options typically vested over a 1- to 3-year period; stock option grants in March 2006 and February 2007 each vest over a 5-year period. Lengthening the time of stock option vesting reduces the annual stock option expense for Wachovia as well as promotes retention of executives who are granted stock awards. Interpretations of SFAS 123R require the immediate expensing of stock options granted to retirement-eligible participants because the SIP provides that unvested stock options automatically vest upon the option-holder’s retirement. This required expense was not expected and factored into the Compensation Committee’s determinations regarding performance goals for 2006 (see “—Annual Cash Incentive” above). As a result of these interpretations, restricted stock award and stock option information presented in “Summary Compensation Table” for retirement-eligible executives reflects the full SFAS 123R expense for restricted stock awards and stock options granted in 2006 as well as a portion of the SFAS 123 expense associated with restricted stock awards and stock options granted in prior years.

In April 2003, our stockholders approved the SIP (and approved amendments to that plan in August 2006), which was designed to allow Wachovia to deduct cash incentive and restricted stock awards made to the CEO and other covered officers. Section 162(m) of the Internal Revenue Code establishes a $1,000,000 limit on tax-deductible compensation paid to these officers to the extent this compensation is not performance-related. The Compensation Committee’s intention has been to modify our executive compensation plans to minimize the possibility of lost deductions wherever feasible. Under the SIP, awards may be made in the form of cash and restricted stock. These awards will be deductible as long as they are linked to achieving financial performance targets and payments do not exceed 0.5% of Wachovia’s adjusted net income, or $39.5 million for 2006. No awards to any Wachovia executive officer for 2006 were in excess of such amount. Wachovia believes that all 2006 annual cash incentive awards and restricted stock awards to executive officers, including the Named Officers, are deductible for tax purposes.

Conclusion

Wachovia’s board believes Wachovia achieved substantially all of its financial and strategic goals described earlier in 2006, and therefore, Wachovia’s executive compensation program and total payments for 2006 performance appropriately reward Wachovia’s executive officers for 2006 performance and provide incentive to them for future performance. As a result, the Compensation Committee and Wachovia believe the amounts paid to our executive officers, including the Named Officers, for 2006 performance are reasonable and appropriate.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Wachovia management the “Compensation Discussion & Analysis” presented in this proxy statement. Based on that review and discussion with Wachovia management, the Compensation Committee recommended to the Wachovia board of directors that the Compensation Discussion & Analysis be included in Wachovia’s 2006 Annual Report on Form 10-K (as incorporated by reference to this proxy statement).

Ruth G. Shaw, Chair
Robert J. Brown
Peter C. Browning
Robert A. Ingram
Mackey J. McDonald
Timothy D. Proctor

Performance Graph

The following graph compares (i) the yearly change in the cumulative total stockholder return on Wachovia common stock with (ii) the cumulative return of the Standard & Poor’s 500 Stock Index (“S&P 500”), and the Keefe, Bruyette & Woods, Inc. Bank Stock Index (“BKX”). The graph assumes that the value of an investment in Wachovia common stock and in each index was $100 on December 31, 2001, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

The S&P 500 and the BKX are market-capitalization-weighted indices, meaning that companies with a higher market value count for more in the indices. The BKX includes the 24 bank holding companies with the largest market capitalizations in the U.S.

	December 31,
	2001	2002	2003	2004	2005	2006
Wachovia	$100.00	119.52	157.56	184.03	191.93	214.98
S&P 500	100.00	77.90	100.24	111.15	116.61	135.02
BKX	100.00	89.33	120.08	132.41	136.62	159.87

Other Matters Relating to Executive Officers and Directors and Related Party Transactions Policy

Our executive officers and directors (including their immediate family members and organizations with which they are affiliated) are customers of ours and, in some cases, have lending relationships with Wachovia’s banking subsidiaries. In management’s opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers not related to Wachovia and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Wachovia and its affiliated entities, and we in turn provide services, including retail brokerage, investment banking and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons. See “Corporate Governance Policies and Practices—Director Independence”. During 2006, Wachovia engaged in transactions in the ordinary course of business with Barclays Bank plc and certain of its affiliated entities. Barclays Bank plc is the ultimate parent company of Barclays Global Investors, NA, which together with affiliated entities, beneficially owned more than 5% of the outstanding shares of Wachovia common stock as of December 31, 2006. See “Security Ownership of

Certain Beneficial Owners”. Such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties and such transactions were effected prior to Wachovia’s adoption of the related party transactions policy described below.

Wachovia’s Code of Conduct & Ethics and the board’s Corporate Governance Guidelines provide guidance for addressing actual or potential conflicts of interests matters, including those that may arise from transactions and relationships between Wachovia and its executive officers or directors. In order to provide further clarity and guidance on these matters, the board recently adopted a written policy regarding the review, approval or ratification of related party transactions, including those described above and under “Corporate Governance Policies and Practices—Director Independence”. The policy generally provides that the Corporate Governance & Nominating Committee will review and approve in advance, or will ratify, all related party transactions between Wachovia and Wachovia’s directors, executive officers, and persons known by Wachovia to own more than 5% of Wachovia’s common stock, and any of their immediate family members. Related party transactions include transactions or relationships involving Wachovia and amounts in excess of $120,000 and in which the above related parties have a direct or indirect material interest. Under the policy, the failure to approve a related party transaction in advance would not invalidate the transaction or violate the policy as long as it is submitted to the Corporate Governance & Nominating Committee for review and ratification as promptly as practicable after entering into the transaction.

Wachovia has various procedures in place to identify potential related party transactions, and the Corporate Governance & Nominating Committee works with management and Wachovia’s Legal Division in reviewing and considering whether any identified transactions or relationships are covered by the policy. Under the policy, some ordinary course transactions or relationships are not required to be reviewed, approved or ratified by the Corporate Governance & Nominating Committee, including transactions or relationships where the related party serves solely as a non-management director or trustee and ordinary course customer relationships such as the banking and lending relationships described above. Wachovia has other policies and procedures in place to ensure compliance with applicable bank regulatory requirements regarding those banking and lending relationships. In determining whether to approve or ratify a transaction or relationship that is covered by the policy, the Corporate Governance & Nominating Committee considers, among other things,

•	the identity of the parties involved in the transaction or relationship;

•	the business purpose and rationale of the transaction or relationship;

•	the terms of the transaction, including whether those terms are fair to Wachovia and are substantially comparable with the terms of transactions or relationships with nonaffiliated persons;

•	whether the transaction or relationship would impair the director’s independence; and

•	the extent that the transaction or relationship would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related party, the nature of the related party’s interest and the significance of the transaction or relationship to Wachovia.

A copy of the policy is available on Wachovia’s website at www.wachovia.com under the tab “About Wachovia—Investor Relations” and then under the heading “Corporate Governance—Related Party Transactions Policy”.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the directors and executive officers subject to that Section to file reports with the SEC and the NYSE relating to their ownership of Wachovia common stock and Dividend Equalization Preferred shares and any changes in that ownership. To our knowledge, based solely on a review of copies of the reports that we received and written representations from the individuals required to file the reports, during the year ended December 31, 2006, all Section 16(a) reports applicable to directors and executive officers were filed on a timely basis, except as set forth in prior proxy statements and except for a late filing by: Ernest S. Rady, a director, relating to the exercise of 16,999 stock options in December 2006. In the situation noted above, the failure to file a timely report was inadvertent and promptly corrected after discovery of the reporting obligation.

PROPOSAL 2.	PROPOSAL TO AMEND WACHOVIA’S ARTICLES OF INCORPORATION TO ELIMINATE THE PROVISIONS CLASSIFYING THE TERMS OF THE BOARD OF DIRECTORS

The North Carolina Business Corporation Act provides that, unless specified in a corporation’s articles of incorporation or bylaws, directors serve one-year terms between annual meetings of stockholders. Wachovia’s articles of incorporation currently provide that Wachovia’s board of directors will be divided into three classes, each class to be as nearly equal in number as possible to each other class, with directors in each class serving staggered three-year terms. At each annual meeting of stockholders, only one class of directors are chosen by the stockholders for a term of three years to succeed those directors whose term expires at that meeting. The articles of incorporation also provide, as permitted by North Carolina law, that the affirmative vote of not less than 80% of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class, is required to amend or repeal our classified board.

As previously referenced in Proposal 1, our board, with the assistance of the Corporate Governance & Nominating Committee, has conducted an evaluation of whether Wachovia’s classified board structure continues to be in the best interests of Wachovia and its stockholders. In conducting its evaluation, the board considered that the general purposes of the classified board are to promote stability and continuity in leadership on the board and provide the board with a greater opportunity to protect the interests of stockholders from abusive takeover tactics in the event of an unsolicited takeover offer. The board also considered that some corporate governance experts and institutional stockholders believe that a classified board reduces accountability to stockholders because it prevents stockholders from evaluating all directors on an annual basis. In addition, the board recognized that the annual election of directors continues to evolve as a “best practice” in corporate governance. After a careful review, the board has determined that it would be in the best interests of Wachovia and its stockholders to take steps to eliminate the classified board.

Attached as Appendix B to this proxy statement is Section 7 of our articles of incorporation as we propose to amend it. Appendix B is incorporated herein by reference and stockholders are encouraged to read Appendix B in its entirety.

If this proposal is adopted, Wachovia would amend our articles of incorporation as provided in Appendix B to eliminate the provisions requiring a classified board of directors. By removing these provisions, the term of directors will be governed by North Carolina law, which as mentioned above provides for one-year terms. If adopted at the meeting, Wachovia directors would stand for election annually, beginning at Wachovia’s 2008 annual meeting of stockholders. Under North Carolina law, all directors, including those directors elected at this 2007 annual meeting of stockholders, would continue to serve the remainder of their terms. However, the terms of Class I directors expire at the 2008 annual meeting of stockholders, and in order to facilitate the immediate transition from classified terms to annual terms, the directors in classes II and III are expected to tender their resignations and be reappointed by the board prior to the 2008 annual meeting of stockholders, so that all directors will be elected for a one-year term at that meeting. If Proposal 2 is approved by stockholders, the board will adopt conforming amendments to Wachovia’s bylaws regarding declassifying the board.

Approval of Proposal 2 to amend our articles of incorporation to declassify the board requires the affirmative vote of at least 80% of the outstanding shares of Wachovia common stock entitled to vote at the meeting. If this proposal does not receive the required number of votes in favor, Wachovia’s articles of incorporation will not be amended and our directors will continue to serve three-year terms as our articles of incorporation currently provide.

If approved, this amendment will become effective upon the filing of articles of amendment to Wachovia’s articles of incorporation with the Secretary of State of North Carolina. Wachovia would make this filing promptly after approval of the proposal at the meeting.

Wachovia’s board of directors have determined that the proposal to amend our articles of incorporation to eliminate the provisions classifying the terms of our board is in Wachovia’s and our stockholders’ best interests. Accordingly, Wachovia’s board has approved this amendment and recommends that Wachovia stockholders approve this amendment by voting “FOR” this proposal.

The board recommends that stockholders vote “FOR” this proposal. Approval of this proposal requires the affirmative vote of 80% of the shares entitled to vote at the meeting. Abstentions and votes not cast will have the same effect as votes against this proposal. Therefore, your vote is important and we urge you to vote “FOR” this proposal.

PROPOSAL 3.	PROPOSAL TO AMEND WACHOVIA’S ARTICLES OF INCORPORATION TO PROVIDE FOR MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

The board of directors recommends that stockholders approve an amendment to Wachovia’s articles of incorporation to provide for majority voting in uncontested director elections. The North Carolina Business Corporation Act provides that, unless specified otherwise in a company’s articles of incorporation, a director is elected by a plurality of the votes cast. Wachovia’s articles of incorporation do not specify any voting standard required in director elections and, therefore, Wachovia’s directors are elected by plurality vote. “Plurality” voting means that the nominees receiving the largest number of affirmative votes cast are elected directors up to the maximum number of directors to be elected, regardless of the number of “withheld” votes or whether affirmative votes constitute a majority of the votes cast.

In February 2006, our board of directors amended its Corporate Governance Guidelines to provide for a policy regarding majority voting in the election of directors. The policy provides that in an uncontested election (i.e., an election where the only nominees are those proposed by the board), a nominee for director who receives a greater number of votes “withheld” for his or her election than votes “for” his or her election must promptly tender his or her resignation to the Corporate Governance & Nominating Committee. The Corporate Governance & Nominating Committee will consider the resignation and recommend to the board whether to accept or reject it. The board, with the recommendation of the Corporate Governance & Nominating Committee, then must accept or reject the resignation within 90 days following the stockholders’ meeting and must explain its decision in a publicly available SEC filing.

At the time of adopting the director resignation policy, the Corporate Governance & Nominating Committee and the board recognized that the majority vote standard was an evolving concept. The Corporate Governance & Nominating Committee and the board have continued to monitor best practices in this area, and recently many public companies have amended their charter or bylaws to provide for majority voting rather than the current plurality standard. The board, with the assistance of the Corporate Governance & Nominating Committee, has engaged in a further evaluation of the majority vote standard and, after careful consideration, believes it is in the best interests of Wachovia and its stockholders to enhance Wachovia’s majority vote standard by amending Wachovia’s articles of incorporation to provide for majority voting in uncontested director elections.

Our board, based on the recommendation of the Corporate Governance & Nominating Committee, proposes to amend Wachovia’s articles of incorporation to provide that a nominee for director in an uncontested election will be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The amendment provides that an uncontested election is where (i) no stockholder has submitted to Wachovia’s secretary a notice of an intent to nominate a candidate for election at a stockholders’ meeting in accordance with the advance notice procedures described in Wachovia’s bylaws or (ii) if a notice has been submitted, it has been withdrawn in writing on or before the tenth day preceding the date that Wachovia first mails its notice of the stockholders’ meeting. In all director elections other than uncontested elections, directors will be elected by a plurality of the votes cast at the stockholders’ meeting.

Under North Carolina law, if an incumbent director is not re-elected at an annual meeting of stockholders, then, even though his or her term has expired, the incumbent director continues to serve in office as a “holdover” director until his or her successor is elected or until there is a decrease in the number of directors. North Carolina law further provides that if the stockholders fail to elect the full authorized number of directors, the board of directors may fill the vacancy by electing a successor. In addition, Wachovia’s articles of incorporation authorize the board to reduce the size of the board to no fewer than nine directors. Accordingly, to address holdover situations the amendment to Wachovia’s articles of incorporation also provides that if a director fails to receive the required majority vote, the board may decrease the number of directors, fill any vacancy, or take other appropriate action.

If Proposal 3 is approved, the board is expected to amend its Corporate Governance Guidelines to modify its existing director resignation policy in order to make it consistent with North Carolina law. Directors would no longer be required to tender their resignation if they fail to receive the required majority vote since the board can unilaterally address a holdover situation. Rather, the revised provision would provide that in the event an incumbent director fails to receive the required majority vote for election, the board of directors may decrease the number of directors, fill any vacancy, or take other appropriate action, taking into account the recommendation of the Corporate Governance & Nominating Committee. The board would act on the Corporate Governance & Nominating Committee’s recommendation within 90 days following the date of the stockholders’ meeting at which the election occurred, and would promptly disclose its decision in a Form 8-K filed with the SEC. In addition, the provision would provide that to the extent practicable and as permitted by North Carolina law, any director who fails to receive the required majority vote would not participate in the Corporate Governance & Nominating Committee’s recommendation or the board’s consideration of the matter. If stockholders approve Proposal 3, the board also will approve conforming amendments to Wachovia’s bylaws regarding the election of directors.

Approval of Proposal 3 to amend our articles of incorporation to provide for majority voting in uncontested director elections requires the affirmative vote of a majority of the votes cast on Proposal 3 at the meeting. If the proposed amendment is approved, a new paragraph 12 will be added to Wachovia’s articles of incorporation, as described in the attached Appendix C to this proxy statement. Appendix C is incorporated herein by reference and stockholders are encouraged to read Appendix C in its entirety.

If approved, this amendment will become effective upon the filing of articles of amendment to Wachovia’s articles of incorporation with the Secretary of State of North Carolina. Wachovia would make this filing promptly after approval of the proposal at the meeting. The new majority vote standard would then be applicable to the election of directors at the 2008 annual meeting of stockholders.

Wachovia’s board of directors has determined that the proposal to amend our articles of incorporation to provide for majority voting in uncontested director elections is in Wachovia’s and our stockholders’ best interests. Accordingly, Wachovia’s board has approved this amendment and recommends that Wachovia stockholders approve this amendment by voting “FOR” this proposal.

The board recommends that stockholders vote “FOR” this proposal. Approval of this proposal requires the affirmative vote of a majority of the votes cast on Proposal 3 at the meeting. Proxies, unless indicated to the contrary, will be voted “FOR” this proposal.

PROPOSAL 4.	PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS

The Audit Committee of the board has appointed KPMG LLP as Wachovia’s auditors for the year 2007 and, in accordance with established policy, that appointment is being submitted to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered in connection with the auditors’ appointment for 2008.

KPMG LLP were our auditors for the year ended December 31, 2006, and a representative of the firm is expected to attend the meeting, respond to appropriate questions and, if the representative desires, which is not now anticipated, make a statement.

The following table sets forth the aggregate fees for professional services provided by KPMG LLP to Wachovia for the calendar years 2006 and 2005.

FEES PAID TO INDEPENDENT AUDITORS

	2006	2005

Audit Fees (1)	$21,260,660	17,123,875
Audit-Related Fees (2)	7,034,986	6,660,637
Tax Fees (3)	3,680,131	4,429,903
All Other Fees (4)	19,747	555,355

Total Fees	$31,995,524	28,769,770

(1)	These are fees paid for professional services rendered for the audit of Wachovia’s annual consolidated financial statements and internal controls, for the reviews of the consolidated financial statements included in Wachovia’s quarterly reports on Form 10-Q, and for services normally provided in connection with statutory or regulatory filings or engagements.

(2)	These are fees paid for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees” above, including fees relating to audits of financial statements of employee benefit plans and certain subsidiaries, internal control reports, and internal control related services.

(3)	These are fees paid for professional services rendered for tax compliance, tax planning, and tax advice. For 2006 and 2005, tax fees included tax compliance fees of approximately $3.4 million and $2.8 million, respectively.

(4)	These are fees paid for permissible work performed by KPMG LLP that does not meet the above categories, consisting of risk management services, merger integration assistance, forensic services and business process reviews.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee pre-approves all audit, audit-related and non-audit services provided by our independent auditors, KPMG LLP, prior to the engagement of KPMG LLP with respect to those services. Generally, prior to or at the beginning of each year, Wachovia’s management submits to the Audit Committee detailed information regarding the specific audit, audit-related and permissible non-audit services with respect to which it recommends the Audit Committee engage the independent auditors to provide for the fiscal year. Management discusses the services with the Audit Committee, including the rationale for using our independent auditors for non-audit services, including tax services, and whether the provision of those non-audit services by KPMG LLP is compatible with maintaining the auditors’ independence. Thereafter, any additional audit, audit-related or non-audit services that arise and that were not submitted to the Audit Committee for pre-approval at the beginning of the year are also similarly submitted to the Audit Committee for pre-approval. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve the engagement of the independent auditors when the entire Audit Committee is unable to do so. All such pre-approvals are then reported to the entire Audit Committee at its next meeting.

In the Matter of KPMG LLP Certain Auditor Independence Issues.  As Wachovia has disclosed in our 2006 Annual Report on Form 10-K, the Securities and Exchange Commission has requested Wachovia to produce certain information concerning any agreements or understandings by which Wachovia referred clients to KPMG LLP during the period January 1, 1997 to November 2003 in connection with an inquiry regarding the independence of KPMG LLP as Wachovia’s outside auditors during such period. Wachovia is continuing to cooperate with the SEC in its inquiry, which is being conducted pursuant to a formal order of investigation entered by the SEC on October 21, 2003. Wachovia believes the SEC’s inquiry relates to certain tax services offered to Wachovia customers by KPMG LLP during the period from 1997 to early 2002 and whether these activities might have caused KPMG LLP not to be “independent” from Wachovia, as defined by applicable accounting and SEC regulations requiring auditors of an SEC-reporting company to be independent of the company. Wachovia and/or KPMG LLP received fees in connection with a small number of personal financial consulting transactions related to these services. KPMG LLP has confirmed to Wachovia that during all periods covered by the SEC’s inquiry, including the present, KPMG LLP was and is “independent” from Wachovia under applicable accounting and SEC regulations. The Audit Committee carefully considered all available relevant information about this matter, including during its discussions regarding the auditors’ independence described in “Audit Committee Report”, when making its determination to appoint KPMG LLP as our auditors for 2007.

See also “Proposal 1—Audit Committee Report”.

The board recommends that stockholders vote “FOR” this proposal. Proxies, unless indicated to the contrary, will be voted “FOR” this proposal.

PROPOSAL 5.	A STOCKHOLDER PROPOSAL REGARDING NON-BINDING STOCKHOLDER VOTE RATIFYING EXECUTIVE COMPENSATION

The American Federation of State, County and Municipal Employees Pension Plan, of 1625 L Street, N.W., Washington, DC 20036, an owner of 12,403 shares of Wachovia common stock, has advised Wachovia that it intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, that are presented as received by Wachovia and for which Wachovia and our board accept no responsibility, are set forth below.

“RESOLVED, that stockholders of Wachovia Corporation (“Wachovia”) urge the board of directors to adopt a policy that Wachovia stockholders be given the opportunity at each annual meeting of stockholders to vote on an advisory resolution, to be proposed by Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

In our view, senior executive compensation at Wachovia has not always been structured in ways that best serve stockholders’ interests. For example, in 2005 Chairman and CEO G. Kennedy Thompson received $17,321 for taxes associated with personal use of company aircraft. And non-retired Vice Chairman Wallace Malone received total compensation calculated at $12,397,855 for 2005.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide stockholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives stockholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require stockholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Stockholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

Similarly, performance criteria submitted for stockholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Wachovia’s board to allow stockholders to express their opinion about senior executive compensation at Wachovia by establishing an annual referendum process. The results of such a vote would, we think, provide Wachovia with useful information about whether stockholders view the company’s senior executive compensation, as reported each year, to be in stockholders’ best interests.

We urge stockholders to vote for this proposal.”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	Wachovia already has a more direct, effective process in place for stockholders to communicate with our board of directors;

•	The proposal would create more confusion than clarity, to the detriment of Wachovia stockholders; and

•	Wachovia already has a very deliberate, thoughtful process for determining executive compensation.

The board believes strongly in Wachovia stockholders having the mechanisms to provide input to the board. In contrast to the proponent’s assertion that Wachovia stockholders do not have enough mechanisms for providing input to our board on executive compensation, Wachovia stockholders already have the ability to directly contact any or all of our board members. As set forth above under “Corporate Governance Policies and Practices — Communications with Directors”, Wachovia stockholders may contact any director at: Board of Directors (or lead independent director or name of individual director); c/o Corporate Secretary; Wachovia Corporation; 301 South College Street; Charlotte, North Carolina 28288-0013. The board believes this is the most effective means for Wachovia stockholders to provide input to it on any subject of interest to stockholders, including executive compensation. The board believes that the proposal represents a less effective method of influencing the board because it is an inefficient manner of expressing support or criticism of executive compensation. The board believes direct communications are more effective and accurate because it allows stockholders to voice specific observations or objections directly to the decision-makers before decisions are made, as opposed to voting on the results of those decisions. The board believes that the advisory vote in the proposal will not provide the Compensation Committee with meaningful insight into specific stockholder concerns that it could address when considering Wachovia’s compensation program. Direct communications are the most effective, most accurate voice Wachovia stockholders have in expressing concerns with our board and eliminate the need for the board and the Compensation Committee to attempt to interpret the results of the proposal’s referendum.

Rather than simplify communications with the board, the board believes that the proposal would create confusion as to how the board, the Compensation Committee, and Wachovia interpret the results of the non-binding referendum. The lack of clarity as to the meaning of the vote results would eliminate any benefits the proposal seeks to employ. Stockholders vote “for” or “against” matters for many different reasons and the board and the Compensation Committee would be left attempting to interpret the results under the proposed referendum. For example, if stockholders vote in favor of the executive compensation, the Compensation Committee is not able to determine if the vote signifies approval of Wachovia’s overall practices or if the vote merely signifies approval of a particular individual’s compensation or a particular component of the total compensation. Conversely, if stockholders voted against the executive compensation, the Compensation Committee does not have clarity with what aspect of executive compensation stockholders did not agree. Instead of encouraging stockholders to take advantage of Wachovia’s current direct communication policy, the proposal advocates substituting a narrower, more confusing and less effective mechanism.

To Wachovia’s knowledge, none of our peers and competitors would be similarly bound by a referendum on compensation. The board believes this would make it more difficult for Wachovia to attract and retain senior management. In our industry, human capital is our most important asset, and we believe that adoption of the proposal could lead to a perception among senior executives and top producers that compensation opportunities at Wachovia may be limited or negatively affected by the advisory vote when compared with opportunities at our competitors. In addition, if implemented, our board’s decisions regarding executive compensation would be subject to second guessing and this may impair Wachovia’s ability to attract and retain individuals willing to serve as a director of Wachovia, to the detriment of our stockholders.

As outlined in “Compensation Discussion & Analysis”, the Compensation Committee has a very deliberate and thoughtful process for setting compensation targets and determining awards for Wachovia’s executives. That process occurs at all Compensation Committee meetings that take place throughout the year. As outlined in this proxy statement, executive compensation determinations are a complex and demanding process and Wachovia’s board exercises great care and discipline in its analysis and decision-making. The Compensation Committee has directly engaged an independent, executive compensation expert whose firm has no other significant business relationship with Wachovia. The advice of this expert is used in establishing peer groups, compensation targets and determining awards. The board believes that the Compensation Committee and it advisors are much better informed as to competitive practices in the industry, Wachovia’s relative financial performance position and the appropriate compensation for this performance than would be possible through an unstructured, undefined referendum. Establishing executive compensation involves balancing numerous business considerations against competitive pressures and is an undertaking for which the board and the Compensation Committee are uniquely suited and should maintain responsibility. The results of the non-binding referendum in the proposal could have a chilling effect on the Compensation Committee’s deliberations because the Compensation Committee would not have any specificity from the results of the referendum as to what part of Wachovia’s executive compensation program produced the voting results. As a result, the proposal may place undue pressure on the Compensation Committee to compensate Wachovia executives below competitive levels that would cause great harm to Wachovia stockholders and circumvent the purposes of Wachovia’s executive compensation program as discussed in “Compensation Discussion & Analysis”. The Compensation Committee is charged with exercising its fiduciary duties to set compensation that is in the best interests of Wachovia’s stockholders and this responsibility should not be subject to stockholder vote after the fact.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THIS PROPOSAL.

PROPOSAL 6.	A STOCKHOLDER PROPOSAL REGARDING QUALIFICATIONS OF DIRECTOR NOMINEES

Hilda Kaplis and Sydney Kaplis Kay, of 5718 Harvest Hill Road, Dallas, Texas 75230-1253, owners of 317 shares of Wachovia common stock, have advised Wachovia that they intend to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal that is presented as received by Wachovia and for which Wachovia and our board accepts no responsibility, is set forth below.

“Qualifications for Director Nominees

WHEREAS MOST of the corporate Boards in the United States are currently made up of present or past Chairmen/CEOs/Presidents having considerable executive background experiences in a wide varieties of businesses.

WHEREAS MOST of the Director Nominees come from businesses totally different from that of the company to which they have been nominated to serve on its independent executive governance Board.

WHEREAS It is known, throughout the financial industry, that Director Nominees are often appointed by Chairmen/CEOs with the power and influence to create their own Boards. John Kenneth Galbraith, the renown economist, said, “Senior Executives in the great corporations of this country set their own salaries...and stock option deals...subject to the approval of the Board of Directors that they have appointed. Not surprisingly, the Directors go along.” (The Dallas Morning News, 1-16-2000, p. 1/10J)

WHEREAS Sir J.E.E. Dalberg said, “Power tends to corrupt and absolute power corrupts absolutely.”

WHEREAS Such Directors have been called “Puppets” by the author of this Proposal; “Flunkies” by David Broder of The Washington Post, and “Rubber-stampers” by Steve Hamm of BusinessWeek magazine.

WHEREAS Currently, ALL the non-employee Directors, COMBINED, often do not own enough shares in the corporation to which they have been nominated to have genuine feelings of fiduciary responsibility to its shareholders. Their allegiance tends to be directed toward the Chairmen-CEOs who nominated them, revealed in the enormously distorted Compensation Packages given to the Principal Executives that are totally unrelated to Performance year after year after year.

WHEREAS To have a truly independent executive governance Board, the Nominees must come from sources over which the Chairmen-CEO, and other Principal Executives in the corporation, have no control.

WHEREAS NO salaried employees shall qualify as a Director Nominee: their presence on the Board corrupts and destroys its function as a totally independent executive governance body.

THEREFORE, it is recommended and requested that, beginning with the 2008 annual meeting of shareholders, all Director Nominees must be:

1.	Individual Investors who shall, for the past five (5) years, have been, and currently are, the sole owner of at least five million DOLLARS ($5,000,000) of the corporation’s shares, and/or

2.	Representatives from Mutual, Pension, State Treasury Funds or Foundations that hold at least two million (2,000,000) SHARES in the corporation to which they are being nominated..”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	The Corporate Governance & Nominating Committee’s present process for identifying qualified individuals to serve as director already ensures that Wachovia’s board consists of experienced and independent directors and, therefore, the proposal’s stock ownership and other qualification requirements are unnecessary;

•	Wachovia’s board believes that the proposal, if adopted, would be harmful to Wachovia and its stockholders because its requirements would immediately disqualify substantially all of the board’s existing directors from serving as a director in the future and would unnecessarily limit the available pool of qualified director candidates for Wachovia;

•	The board’s existing stock ownership policy for directors is a more flexible way of ensuring that director and stockholder interests are aligned.

The board strongly believes that it would not be in the best interests of Wachovia and its stockholders to adopt this proposal. The board believes that its present nominating process already ensures that experienced, dedicated, and independent directors serve on Wachovia’s board and that the arbitrary stock ownership and other qualification requirements for director nominees that would be mandated by the proposal are unnecessary and would be harmful to stockholders.

As described under “Corporate Governance Policies and Practices — Director Nomination Process”, the Corporate Governance & Nominating Committee, which consists solely of independent directors, has developed a process for identifying, and recommending to the board, individuals qualified to become Wachovia directors. In evaluating current members of the board and new candidates, the Corporate Governance & Nominating Committee considers the needs of the entire board and Wachovia in light of the current mix of director skills and attributes, and considers a variety of issues and factors in assessing the qualifications of individual director nominees, including the individual’s business experience and background, financial expertise, reputation, diversity, and knowledge and experience in matters impacting financial institutions such as Wachovia. The Corporate Governance & Nominating Committee also considers the board’s policies outlined in the board’s Corporate Governance Guidelines, including those relating to the ability of directors to devote time to board and committee matters and the board’s belief that a substantial majority of the board should consist of independent directors. Wachovia believes that its nominating process has resulted in a strong board that is highly experienced, dedicated and well equipped to serve Wachovia and its stockholders. The board also has strong independent leadership, as evidenced by the existence of a lead independent director and 89% of the members of the board being considered independent directors as determined in accordance with NYSE rules and the board’s independence standards. The board, therefore, strongly disagrees with the proposal’s suggestion that its board can only be independent and effective if all director nominees satisfy the stock ownership and other requirements specified in the proposal, and believes that the proposal is unnecessary.

In addition to being unnecessary, the board believes that the proposal, if implemented, would be harmful to Wachovia and its stockholders. For example, if adopted, the proposal’s stock ownership requirements would disqualify for nomination in 2008 as many as 16 of Wachovia’s 19 existing directors, including 16 of its outside, independent directors. As a result, there would be an immediate and extreme turnover in the membership of the board that would be detrimental to Wachovia and its stockholders. Wachovia is a complex, diversified financial services company and its stockholders clearly benefit from having a solid core of active, knowledgeable and experienced directors. The implementation of the proposal would result in a board with a significant number of new directors unfamiliar with, and inexperienced in, Wachovia’s operations and its long-term strategy. Moreover, the strict stock ownership and other requirements would significantly and unnecessarily limit the available pool of qualified director candidates for Wachovia. In addition to disqualifying existing Wachovia directors, it is very likely that the proposal’s arbitrary stock ownership requirements would disqualify many future candidates for director who would have superior qualifications, but would not satisfy the proposal’s requirements. Wachovia and its stockholders, therefore, would be denied the services of talented individuals, some of whom may end up serving as directors for other financial services companies. There also would be no guarantee that Wachovia would be able to identify either individual investors satisfying the stock ownership requirements or representatives from the specific groups identified in the proposal who would be both qualified to serve as a director of the fourth largest banking company in the United States and willing to serve as a director. Accordingly, the board believes that limiting the Corporate Governance & Nominating Committee’s and the board’s ability to consider qualified director nominees by imposing arbitrary stock ownership requirements would be harmful to stockholders and is not justified, especially given the current strength of the board and its present nominating process.

The board, however, recognizes the importance of aligning the board’s interests with those of stockholders. The board has already adopted a common stock ownership policy for members of the board, which requires that directors own common stock or common stock equivalents having a value equal to at least five times the annual cash retainer, which is currently $70,000. Under the policy, the directors have three years from first becoming a director to meet the minimum requirements. The board believes that its stock ownership policy is a more appropriate method of aligning board and stockholder interests because it allows new directors to meet requirements over time rather than automatically barring otherwise qualified directors from serving as directors.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THIS PROPOSAL.

PROPOSAL 7.	A STOCKHOLDER PROPOSAL REGARDING REPORTING POLITICAL CONTRIBUTIONS

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, an owner of 1,067 shares of Wachovia common stock, has advised Wachovia that it intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, that are presented as received by Wachovia and for which Wachovia and our board accept no responsibility, are set forth below.

“Shareholder Proposal

Resolved, that the shareholders of Wachovia (“Wachovia” or the “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.	An accounting of the Company’s funds contributed to any of the organizations described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to contribute;

c.	The internal guidelines or policies, if any, governing the Company’s political contributions.

This report shall be presented to the Board of Directors’ Audit Committee or other relevant oversight committee, and posted on the Company’s website.

Supporting Statement

As long-term shareholders of Wachovia, we support policies that apply transparency and accountability to corporate political giving. Absent a system of accountability, we believe that corporate executives will be free to use the Company’s assets for political objectives that are not in the interests of the Company and its shareholders. We are concerned that there is currently no single source of information that provides all of the information sought by this resolution.

Working Americans do business with our Company as depositors and brokerage clients. They invest their retirement savings through Wachovia and own shares in the Company itself. We believe these relationships are based on the expectation of trust in Wachovia. In our view, this trust is imperiled by Wachovia’s partisan role in the national debate on Social Security that affects the retirement security of our Company’s depositors and investors.

Our Company has been a member of the Alliance for Worker Retirement Security (“AWRS”), which is in our opinion the main business-backed lobby group for privatization of Social Security. Wachovia is one of only two known financial services firms remaining in AWRS (Charlotte Observer, 2/7/05), and as the group’s director pointed out, there is no reason to belong to AWRS except to support privatization (St. Louis Post Dispatch, 2/9/05).

We believe that Wachovia’s support for these groups creates a serious potential conflict of interest between the Company’s own interest in profits from managing privatized Social Security accounts and the interests of its clients in preserving Social Security in its current form. For this reason, we believe that complete political contributions disclosure by the Company is necessary for the Board and its shareholders to be able to fully evaluate the political use of corporate assets.”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	Federal and state election laws already require extensive disclosure;

•	Wachovia’s policy is that it does not use corporate funds to make contributions to political candidates, political parties or committees, or political entities organized under Section 527 of the Internal Revenue Code; and

•	If adopted, the proposal would serve no useful purpose, be overly burdensome and result in unnecessary expense for Wachovia stockholders.

The board believes that it is not necessary to adopt this proposal. Federal and state laws already require extensive disclosure of political contributions, and Wachovia complies with all applicable laws and regulations regarding political contributions and disclosure. In addition, Wachovia’s policy is not to use corporate funds to make contributions to the political candidates and entities described in the proposal, and information regarding Wachovia’s policies on political contributions is located at Wachovia’s website. The board believes that any additional disclosures or reports prepared by Wachovia relating to its political contributions and activities would result in unnecessary duplication and expense for Wachovia and its stockholders.

As a large financial services company involved in many different businesses, including consumer and commercial lending, securities brokerage, asset and wealth management and insurance, Wachovia is subject to significant federal, state and local regulation. Wachovia recognizes that these regulations can have a profound impact on the way we operate our business, deliver value to our stockholders, support our employees and serve our customers and communities. To increase the likelihood that our views on legislative and regulatory developments affecting Wachovia and its constituencies are included in the legislative process, the board believes that it is in the best interests of Wachovia and its stockholders that Wachovia be an active participant in the electoral process.

Wachovia’s policy, however, is that it does not use corporate funds to make contributions to political candidates, political parties or committees, or political entities organized under Section 527 of the Internal Revenue Code. Instead, Wachovia’s political activities consist primarily of Wachovia’s sponsorship of political action committees, known as PACs, which solicit and accept voluntary contributions from eligible employees and make political contributions to federal, state and local candidates and candidate committees that promote responsible government and support effective financial legislation important to Wachovia and its stockholders. Decisions regarding political contributions by the PACs are subject to the oversight of the board of trustees for each PAC based upon advancing the best interests of Wachovia and its stockholders and the recommendations made voluntarily by contributing Wachovia employees. Any Wachovia employee who contributes to a PAC may request a PAC contribution for a candidate and/or candidate committee. As required by law, all PAC contributions are reported on a periodic basis to the Federal Election Commission and to the appropriate state election authorities. Reports made to those agencies are a matter of public record. In addition, Wachovia’s PACs and political contributions made by the PACs are subject to annual internal audits.

The proposal’s reporting requirements are unnecessary given Wachovia’s political contributions policy described above and on its website. The board also believes that the legally required disclosures currently being made by our PACs and the recipients of political contributions from the PACs, as well as Wachovia’s internal oversight process and policies and procedures, are more than adequate and that any additional disclosure would serve no useful purpose, would be burdensome, and would result in an unnecessary duplication and expense for Wachovia’s stockholders.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THIS PROPOSAL.

PROPOSAL 8.	A STOCKHOLDER PROPOSAL REGARDING SEPARATING THE OFFICES OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Mr. Richard A. Dee, of 115 East 89th Street, New York, New York 10128, an owner of 200 shares of Wachovia common stock, has advised Wachovia that he intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, that are presented as received by Wachovia and for which Wachovia and our board accept no responsibility, are set forth below.

“Stockholders hereby request that the Board of Directors of Wachovia Corporation adopt promptly a resolution requiring that it have a Chairman who serves in that capacity only, and has no management duties, titles or responsibilities.

“What conflicts of interest can be more damaging to the interests of stockholders than those that occur when overseers are allowed to oversee and to supervise themselves?

“At Enron, WorldCom, Tyco, and other legends of mismanagement and corruption, the Chairmen also served as CEO’s. Their dual roles helped those individuals to achieve virtually total control of the companies.

“I believe that far too many of Corporate America’s problems stem from the efforts of title and power-hungry senior executives to concentrate power in themselves. Such amassing of power is a somewhat recent phenomenon in the history of publicly-owned companies, but certainly not a recent phenomenon in the history of nations. Such concentrations of power rarely have proven to be in the best interests of stockholders or citizenries.

“When a top operating officer is allowed to serve also as its Chairman, or the position is abolished, a crucial link in a proven successful chain of command and responsibility is eliminated—and the owners of a company, its outside stockholders, are deprived of both a vital protection against conflicts of interest and a clear and direct channel of communication to the company.

“Allowing senior executives, such as CEO’s and Presidents, to be appointed directors of publicly-owned companies employing them is, in itself, a fairly recent turn of events. Their presence at board meetings was long considered inappropriate inasmuch as it could discourage proper consideration of matters involving them. They were, at times, “invited” to be present. Isn’t it fair NOW to ask: “What does that say about allowing them to “rule the roost?”

“When a Chairman also runs a company, the information received by directors, auditors, and stockholders may not be accurate. If a Chairman/CEO wishes to cover up corporate improprieties, how difficult is it to convince subordinates to go along? If they refuse, to whom do wary subordinates complain?

“As a banker, investment banker, and concerned and outspoken stockholder, my experience with corporate officers and directors and stockholders has been considerable—and gained over a considerable period.

“It is unfortunate that so few individual outside stockholders ever become well-informed about the companies in which they risk their hard-earned money. And almost none ever question corporate actions. Far too many institutional investors are in the same boat. And that combination of stockholders has proven a recipe for disasters.

“Although institutional stockholders are charged by law with protecting their investors, most that I have encountered were far more interested in currying favor with managements than in questioning them. They won’t chance losing collateral business and access to the extremely profitable “Inside Information Superhighway”. They are easy prey for managements that spend considerable time and stockholder money “convincing” large holders to vote against stockholder proposals that challenge what is fast becoming their absolute power.

“Please vote FOR this proposal.”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	If adopted, the proposal would unnecessarily reduce the board’s flexibility in corporate governance matters;

•	Wachovia’s lead independent director structure is a recognized viable corporate governance structure having benefits very similar to the proposal; and

•	Wachovia’s strong corporate governance practices and its corporate performance do not require the changes requested in the proposal.

The board believes that it would not be in the best interests of Wachovia and its stockholders to require that the Chairman of the Board serve in that capacity only and have no management duties, titles or responsibilities. The proposal would prevent Wachovia’s Chief Executive Officer from also serving as Chairman of the Board, and suggests that separating the role of Chairman of the Board from the Chief Executive Officer is necessary for ensuring an independent board. The board strongly disagrees with the proposal because it believes that its existing corporate governance practices already provide for strong independent leadership on the board, as well as direct accountability to stockholders.

As provided in the board’s Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of independent directors, and 89% of the members of the board are independent directors, as determined in accordance with NYSE rules and the board’s independence standards described in “Corporate Governance Policies and Practices—Director Independence”. Each of the members of the board’s Corporate Governance & Nominating Committee, Audit Committee and Management Resources & Compensation Committee are independent directors.

The board’s independent leadership is further enhanced by the existence of a lead independent director, which has been in place at Wachovia since 2000. The lead independent director is elected by the independent directors and has clearly delineated duties. As set forth in the board’s Corporate Governance Guidelines, the lead independent director, among other things, assists the Chairman of the Board with board related matters, including approving meeting schedules and agendas, and acts as a liaison between the Chairman and the independent directors. The board understands that corporate governance experts recognize that having a lead independent director is a viable corporate governance structure, having benefits very similar to separating the role of Chairman of the Board and the Chief Executive Officer.

The board believes that the existence of the lead independent director, as well as some of its other governance practices, ensures the independent exchange of information among Wachovia’s independent directors and provides Wachovia and its stockholders with the same benefits that the proposal suggests may only be obtained by separating the role of Chairman of the Board and Chief Executive Officer. For example, as set forth in the board’s Corporate Governance Guidelines or as provided in other practices of the board or Wachovia,

•	the board meets with the non-management directors in executive session at least three times a year and meets in executive session with only the independent directors at least once a year;

•	the lead independent director presides at all meetings of the non-management directors and the independent directors;

•	the lead independent director may also call meetings of the independent directors, if desired;

•	the board has provided a process for stockholders to communicate directly with one or more directors, including the lead independent director; and

•	Wachovia’s corporate governance website also provides a method for interested parties to communicate directly with the board’s Audit Committee.

As noted in the board’s Corporate Governance Guidelines, given the existence of the lead independent director and Wachovia’s overall governance profile, as well as the board’s belief that it should maintain the flexibility to determine the leadership of Wachovia, the board does not have a fixed policy regarding the separation of the offices of the Chairman of the Board and Chief Executive Officer. The stockholder proposal, however, would unnecessarily eliminate the flexibility of the board to consider whether a member of management is the best suited to serve as Chairman of the Board at a given time. The board believes that Wachovia and its stockholders benefit from the board’s current ability to freely select the Chairman of the Board based on criteria that it deems to be in the best interests of Wachovia and its stockholders.

In the board’s view, Wachovia’s stockholders have benefited from the board’s current sound corporate governance practices and strong independent board leadership, and there is no need to require the separation of the role of Chairman of the Board from Chief Executive Officer. Wachovia’s performance, which includes five consecutive years of double digit earnings per share growth and a stock that has significantly outperformed the Keefe, Bruyette & Woods Bank Stock Index and the S&P 500 Index over the past five years (as shown in “Performance Graph”), is solid evidence that our current corporate governance structure is working.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THIS PROPOSAL.

OTHER STOCKHOLDER MATTERS

Management is not aware of any other matters to be voted on at the meeting. If any other matters are presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

Stockholder proposals intended to be included in our proxy statement and voted on at the 2008 Annual Meeting of Stockholders must be received at our offices at 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary, on or before November 10, 2007. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.

Pursuant to Wachovia’s bylaws, in order for any business not included in the proxy statement for the 2008 Annual Meeting of Stockholders to be brought before the meeting by a stockholder, the stockholder must be entitled to vote at that meeting and must give timely written notice of that business to Wachovia’s Corporate Secretary. That meeting is currently scheduled to be held on April 22, 2008, and to be timely, the notice must not be received any earlier than January 18, 2008 (90 days prior to April 17, 2008, the first anniversary of this year’s annual meeting date), nor any later than February 17, 2008 (60 days prior to April 17, 2008). If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from April 22, 2008, the notice must be received no earlier than the 90th day prior to the 2008 annual meeting and not later than either the 60th day prior to the 2008 annual meeting or the tenth day after public disclosure of the actual meeting date, whichever is later. The notice must contain the information required by our bylaws. Similarly, a stockholder wishing to submit a director nomination directly at an annual meeting of stockholders must deliver written notice of the nomination within the time period described in this paragraph and comply with the information requirements in our bylaws relating to stockholder nominations. For information regarding stockholder nominations to be considered by the Corporate Governance & Nominating Committee, see “Corporate Governance Policies and Practices — Director Nomination Process”. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time-frames described above. A copy of our bylaws is available upon request to: Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

MISCELLANEOUS

The information referred to under the captions “Compensation Committee Report”, “Performance Graph”, and “Audit Committee Report” (to the extent permitted under the 1934 Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Wachovia under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

March 9, 2007

Appendix A

Director Independence Standards

The rules of the New York Stock Exchange (“NYSE”) provide that a Wachovia director does not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with Wachovia. The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with Wachovia, and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the board has adopted the independence standards outlined below to assist the board in determining whether a director has a material relationship with Wachovia. These independence standards should be read together with the NYSE’s independence rules, including the bright line tests and the applicable look-back periods contained in the NYSE’s rules.

Customer Relationships

General Standard for Wachovia Customer Relationships

A lending, deposit, banking, brokerage, investment advisory, investment banking, insurance, trust, custodial or other customer relationship between Wachovia and (i) a director, (ii) an Affiliated Entity of a director, (iii) an Immediate Family Member, or (iv) an Affiliated Entity of an Immediate Family Member will not be deemed a material relationship if the relationship was made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons and, to the extent applicable, the relationship satisfies the other specific customer relationship standards for the director and Immediate Family Member relationships described below.

Specific Standards for Wachovia Customer Relationships

A relationship is not material if Wachovia is providing financial services to an entity where a director is an employee, or to an entity where an Immediate Family Member is an executive officer, and the payments (i.e. interest payments and fees on loans and fees for financial services) made by the entity to Wachovia, or received by the other entity from Wachovia, for such financial services, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Lending Relationships

A relationship is not material if Wachovia is providing lending services to (i) a director, (ii) an Affiliated Entity of a director, (iii) an Immediate Family Member, or (iv) an Affiliated Entity of an Immediate Family Member who shares the director’s home or who is financially dependent on the director and

(a)	the loan or extension of credit was made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as, and following credit underwriting procedures that were not less stringent than, those prevailing at the time for comparable transactions with other nonaffiliated persons;

(b)	the loan or extension of credit when made did not involve more than the normal risk of collectability or, from Wachovia’s perspective, present other unfavorable features;

(c)	the loan or extension of credit otherwise complies with applicable law, including Regulation O of the Federal Reserve Board; and

(d)	the loan or extension of credit is not classified as nonaccrual, past due, restructured or potential problems (as provided in Item III.C.1. and 2. of Industry Guide 3, Statistical Disclosure by Bank Holding Companies).

Supplier or Other Business Relationships

General Standard for Supplier or Other Business Relationships

A supplier or other business relationship between Wachovia and (i) a director, (ii) an Affiliated Entity of a director, (iii) an Immediate Family Member, or (iv) an Affiliated Entity of an Immediate Family Member will not be deemed a material relationship if the relationship was made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons and, to the extent applicable, the relationship satisfies the other specific business relationship standard for the director and Immediate Family Member relationships described below.

Specific Standard for Supplier or Other Business Relationships

The supplier or other business relationship is not material if the business transaction involves Wachovia and an Affiliated Entity of a director, or an Affiliated Entity of an Immediate Family Member, and the payments made by the entity to Wachovia, or received by the other entity from Wachovia, for property or services, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Family Relationships

The employment by Wachovia of an Immediate Family Member will not be deemed a material relationship if (i) the Immediate Family Member is not an executive officer of Wachovia and (ii) the compensation and benefits of the Immediate Family Member were established by Wachovia in accordance with the compensation policies and practices applicable to Wachovia employees in comparable positions.

Charitable Relationships

Contributions, other than matching gift contributions, by Wachovia or the Wachovia Foundation, to a non-profit entity, including educational institutions, where a director or an Immediate Family Member is employed as an executive officer will not be deemed a material relationship if the contributions, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Consulting or Advisory Relationships

A director may not accept from Wachovia any payments for consulting, advisory or other personal services, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Other Relationships

Relationships, including charitable relationships, between Wachovia and an entity, including a non-profit entity or other charitable organization, where a director or an Immediate Family Member serves solely as a non-management director, advisory director or trustee (or in a similar capacity) will not be deemed a material relationship.

Definitions

Affiliated Entity of a director means any entity (i) where the director is an employee or (ii) that is a “related interest” (as defined in Regulation O of the Federal Reserve Board) of a director.

Affiliated Entity of an Immediate Family Member means any entity (i) where the Immediate Family Member is an executive officer or (ii) that would be a “related interest” (as defined in Regulation O of the Federal Reserve Board) of an Immediate Family Member.

Immediate Family Member means a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Wachovia means Wachovia or any of its subsidiaries.

Appendix B

Proposed Amendments to Wachovia’s Articles of Incorporation
Regarding Eliminating the Provisions Classifying the Terms of Directors

Article 7 of the Articles of Incorporation is hereby amended by deleting the second full paragraph thereof and by deleting the last sentence of the third paragraph thereof, as set forth below:

“7.  The number of directors shall be determined from time to time by the affirmative vote of a majority of the directors then in office, but the number of directors shall not be less than nine or more than 30, provided that no decrease in the number of directors shall shorten the term of any director then in office.

~~The board of directors shall be divided into three classes, as determined by the affirmative vote of a majority of the directors then in office, each class to be as nearly equal in number as possible to each other class. At the annual meeting of shareholders in 1989, one class of directors shall be elected to hold office initially for a term expiring at the 1990 annual meeting of shareholders, a second class of directors shall be elected to hold office initially for a term expiring at the 1991 annual meeting of shareholders, and a third class of directors shall be elected to hold office initially for a term expiring at the 1992 annual meeting of shareholders, in each case to hold office until their successors have been duly elected and qualified. At each annual meeting of shareholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors have been duly elected and qualified.~~

Vacancies in the board of directors that occur between annual meetings of shareholders at which directors are elected, including vacancies resulting from an enlargement of the board within the authorized number of nine to 30 directors, shall be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum or by a sole remaining director, except that any vacancies resulting from removal from office by a vote of shareholders may be filled by a vote of shareholders at the same meeting at which such removal occurs. ~~The directors elected to fill such vacancies shall hold office for a term expiring at the next annual meeting of shareholders at which the term of the class of directors to which they have been elected expires and until their successors have been duly elected and qualified.~~

Any director or directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class.

The foregoing provisions of this Article 7 shall not apply to any director who may be elected under specified circumstances by holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation.

Special meetings of shareholders, other than special meetings called under specified circumstances for holders of any class or series of stock of the corporation having a preference over the common stock as to dividends or upon liquidation, may be called only by the Board of Directors, the Chairman of the Board, or the President of the corporation.

Notwithstanding any other provisions of this Charter or the By-laws of the corporation (and as permitted under North Carolina law to require higher voting percentages than otherwise prescribed by law), the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision (in this Charter, the By-laws of the corporation or otherwise) or take any action inconsistent with or (as to any matter covered by this Article 7) in a manner other than as prescribed by, this Article 7.”

B-1

Appendix C

Proposed Amendments to Wachovia’s Articles of Incorporation
Regarding Majority Voting in Uncontested Director Elections

     The Articles of Incorporation are hereby amended by adding the following paragraph 12 to the Articles of Incorporation, which shall read as follows:

“12.     Except as may otherwise be provided by these Articles of Incorporation, a nominee for director in an uncontested election shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. For purposes of the foregoing, an “uncontested election” means any meeting of shareholders at which directors are elected and with respect to which either (i) no shareholder has submitted to the Secretary of the corporation a notice of an intent to nominate a candidate for election at such meeting pursuant to the advance notice requirements for shareholder nominees for director set forth in the corporation’s By-laws or (ii) if such a notice has been submitted with respect to such meeting, all such notices with respect to such meeting have been withdrawn by their respective submitting shareholders in writing to the Secretary of the corporation on or before the tenth day preceding the date the corporation first mails its notice of meeting for such meeting to the shareholders. In the event that votes cast for a nominee’s election are equal to or less than the votes cast against such nominee’s election in an uncontested election, the board of directors may decrease the number of directors, fill any vacancy, or take other appropriate action. In all director elections other than uncontested elections, directors shall be elected by a plurality of the votes cast.”

C-1

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-816-0869, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available until 11:59 p.m. Eastern Daylight Time on April 16, 2007.
	Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 11:59 p.m. Eastern Daylight Time on April 16, 2007	Simply mark, sign and date your proxy card and return it in the postage-paid envelope to Georgeson Inc., Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are voting by telephone or the Internet, please do not mail your proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.					THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSALS 5, 6, 7 AND 8.
							FOR	AGAINST	ABSTAIN
1.	A Wachovia proposal to elect directors. Class I: Ernest S. Rady				5.	A stockholder proposal regarding non-binding stockholder vote ratifying executive compensation.	☐	☐	☐
	Class II: Jerry Gitt		FOR	WITHHOLD
	Class III: John T. Casteen, III, Maryellen C. Herringer,		☐	☐
	Joseph Neubauer, Timothy D. Proctor, Van L. Richey and Dona Davis Young
	INSTRUCTIONS: to withhold authority to vote for any individual nominee(s), write name(s) in the space provided.				6.	A stockholder proposal regarding qualifications of director nominees.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	A Wachovia proposal to amend Wachovia’s articles of incorporation to eliminate the provisions classifying the terms of its board of directors.	☐	☐	☐	7.	A stockholder proposal regarding reporting political contributions.	☐	☐	☐
3.	A Wachovia proposal to amend Wachovia’s articles of incorporation to provide for majority voting in uncontested director elections.	☐	☐	☐
4.	A Wachovia proposal to ratify the appointment of KPMG LLP as auditors for the year 2007.	☐	☐	☐	8.	A stockholder proposal regarding separating the offices of chairman and chief executive officer.	☐	☐	☐

I will attend the Annual Meeting of Stockholders	☐

Signature

Signature (if held jointly)

Date

NOTE: Signature(s) should agree with name(s) on proxy card. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations, or partnerships, should so indicate when signing.

DIRECTIONS	Annual Meeting of Stockholders of Wachovia Corporation
Tuesday, April 17, 2007 at 9:30 am
Charlotte Convention Center (Room 203AB), 501 South College Street, Charlotte, NC 28202

Free parking is available in Wachovia 1,2 and 3 garages. Enter Wachovia 1 and 2 garages from Martin Luther King Blvd. Enter Wachovia 3 garage from S. College St. Enter the Convention Center from South College St. Go upstairs to Room 203AB.
Driving South on l-85 from points North of Charlotte: Take Brookshire Frwy (Highway 16 S), Exit 36. Merge right onto the 1-277 loop (John Belk Frwy). Take Stonewall St, Exit 1E. Turn left on Stonewall St and proceed 3 blocks. Turn right onto College St. The Convention Center will be on your right. Wachovia parking garages will be ahead. (Please see map).
Driving North on l-85 from points South of Charlotte: Take Little Rock Rd, Exit 32. Turn right at the bottom of the ramp. Turn right at the first traffic light. Turn left at the traffic light onto Wilkinson Blvd (Hwy 74 E). Follow Wilkinson Blvd as it becomes the 1-277 loop (John Belk Frwy). Take College St, Exit 1E. The Convention Center will be on your right after you cross Stonewall St. Wachovia parking garages will be ahead.
Driving South on l-77 from points North of Charlotte: Take the 1-277 loop (John Belk Frwy), Exit 9. Take College St, Exit 1E. The Convention Center will be on your right after you cross Stonewall St. Wachovia parking garages will be ahead.
Driving North on l-77 from points South of Charlotte: Take the l-277 loop (John Belk Frwy), Exit 9B. Take College St, Exit 1E. The Convention Center will be on your right after you cross Stonewall St. Wachovia parking garages will be ahead.
Driving East on US Highway 74 (Wilkinson Boulevard) from points West of Charlotte: Follow Wilkinson Blvd (Highway 74 E) as it becomes the l-277 loop (John Belk Frwy). Take College St, Exit 1E. The Convention Center will be on your right after you cross Stonewall St. Wachovia parking garages will be ahead.
Driving West on US Highway 74 (Independence Boulevard) from points East of Charlotte: Follow Independence Blvd (Highway 74 W) and merge left onto the l-277 loop (John Belk Frwy). Take Stonewall St, Exit 1E. Turn left onto Stonewall St and proceed 3 blocks. Turn right onto College St. The Convention Center will be on your right. Wachovia parking garages will be ahead.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

WACHOVIA CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
APRIL 17, 2007

P R O X Y	The undersigned holder of shares of common stock of Wachovia Corporation (the “Corporation”) hereby constitutes and appoints Benjamin P. Jenkins, III, and Shannon W. McFayden, or either of them, the lawful attorneys and proxies of the undersigned, each with full power of substitution, for and on behalf of the undersigned, to vote as specified on the matters set forth on the reverse side, all of the shares of the Corporation’s common stock held of record by the undersigned on February 12, 2007, at the Annual Meeting of Stockholders of the Corporation to be held on April 17, 2007, at 9:30 a.m. EDT, at the Charlotte Convention Center, 501 South College Street, Charlotte, North Carolina 28202, and at any adjournments or postponements thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4 AND “AGAINST” PROPOSALS 5, 6, 7 AND 8. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXYHOLDERS ON SUCH MATTERS IN THEIR SOLE DISCRETION.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND MAIL WITHOUT DELAY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE
Return to:
Georgeson Shareholder Communications
Wall Street Station
P.O. Box 1100
New York, NY 10269-0646